Exhibit 99.11

UPDATE ON QUÉBEC'S ECONOMIC AND
FINANCIAL SITUATION - FALL 2022

Section A

Overview

Section B

Coping with the Rising Cost of Living

Section C

The Québec Economy:
Recent Developments and Outlook for 2022 and 2023

Section D

Québec's Financial Situation

Section E

The Québec Government's Debt

Section A

OVERVIEW

Summary	A.3

1. Coping with the rising cost of living	A.7

1.1 Implementing the Anti-Inflation Shield	A.7

1.2 Improving housing affordability and strengthening security in Montréal	A.10

2. Québec's economic situation	A.13

2.1 Like many economies, Québec's economic growth is slowing	A.13

2.2 The standard of living gap with Ontario continues to narrow	A.15

3. Québec's financial situation	A.17

3.1 A lower budgetary deficit in 2022-2023	A.17

3.2 Budgetary outlook	A.20

3.3 Funding of the government's chief missions	A.21

3.4 A reduction in the debt burden in 2021-2022 and 2022-2023	A.23

4. Potential impact of a sharper-than-expected economic slowdown	A.25

4.1 An alternative scenario forecasting a recession in 2023	A.25

APPENDIX: Québec's economic outlook - 2020 to 2026	A.27

SUMMARY

After a strong post-pandemic recovery, the global economy has entered a slowdown phase.1

- At the beginning of the year, global demand remained strong, while supply-already fragile due to the pandemic-was further constrained by numerous shocks, including successive lockdowns in China and Russia's invasion of Ukraine.

- Global inflationary pressures have intensified and have proven to be more persistent than expected.

- To minimize inflation and restore a more favourable economic environment, many central banks have accelerated the pace of their monetary policy hikes. Combined with the rising cost of living, this has deteriorated the economic outlook for 2023.

❏ Québec's economic situation

Like the global economy, the economic outlook for Québec and Canada for 2023 has deteriorated.

- In Québec, economic growth is expected to slow from 3.1% in 2022 to 0.7% in 2023. In comparison, growth of 2.0% in 2023 was expected in Budget 2022-2023.

- In Canada, a moderation of economic growth is also expected, while real GDP growth is expected to slow from 3.1% in 2022 to 0.8% in 2023.

The rising cost of living and tightening of monetary conditions affect all Québec households, particularly those with lower incomes. Since the March 2022 budget, rising inflation has increased own-source revenue by about $14 billion for the period covered by the financial framework. The deployment of the Anti-Inflation Shield allows the government to give this revenue back to Quebecers.

❏ Implementing the $13-billion Anti-Inflation Shield

The government has chosen to help Quebecers cope with the rising cost of living through the Anti-Inflation Shield. Three targeted measures have been implemented to quickly provide support for Québec households.

- More than 1.1 million people aged 70 or older will benefit from the increase in the maximum amount of the refundable senior assistance tax credit to $2 000 starting with the filing of 2022 income tax returns.

- Beginning this December, nearly 6.5 million Quebecers will receive the new one-time cost of living support payment of up to $600.

- The indexation of government rates will be capped at 3% for the next four years.

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1  Unless otherwise indicated, this document is based on the data available as at November 18, 2022. The budgetary data presented for 2021-2022 are actual data. The budgetary data presented for 2022-2023 and subsequent years are forecasts.

Overview	A.3

The government is also ensuring that households can secure affordable housing and that residents of Montréal feel safe in their city. Since the publication of Budget 2022-2023, major investments have been announced to these ends.

- Funding for housing measures will total $445 million over three years.

- An amount of $253 million over five years will serve to increase security in Montréal and fight against armed violence.

Since the publication of the March 2022 budget, nearly $14 billion will have been added by 2026-2027 to cope with the rising cost of living and strengthen security in Montréal.

TABLE A.1 Financial impact of the initiatives announced since March 2022 (millions of dollars)
	2022-2023	2023-2024	2024-2025	2025-2026	2026-2027	Total
Implementing the Anti-Inflation Shield
- Enhancing the senior assistance amount	−1 545	−1 574	−1 605	−1 631	−1 653	−8 008
- Granting a new one-time cost of living support payment	−3 514	-	-	-	-	−3 514
- Limiting rate indexing to 3%	−32	−377	−604	−302	−335	−1 650
Subtotal	−5 091	−1 951	−2 209	−1 933	−1 988	−13 171
Improving housing affordability	−244	−106	−95	-	-	−445
Strengthening security in Montréal	−53	−50	−50	−50	−50	−253
TOTAL	−5 388	−2 107	−2 354	−1 983	−2 038	−13 869

Note: Totals may not add due to rounding.

A.4	Update on Québec’s Economic and Financial Situation

❏ The financial situation

The multi-year financial framework of the Update on Québec's Economic and Financial Situation reports on developments in Québec's budgetary situation in 2022-2023 and presents the budgetary outlook up to 2026-2027. In this regard:

- revenue amounts to $144.8 billion in 2022-2023, with growth of 4.3%;

- expenditure amounts to $143.8 billion in 2022-2023, with growth of 13.6%;2

- the budgetary deficit will now stand, after deposits in the Generations Fund, at $5.2 billion in 2022-2023 and $2.9 billion in 2026-2027.

As at March 31, 2022, the gross debt burden stood at 41.8% of GDP. That is lower than its pre-pandemic level of 43.5% of GDP as at March 31, 2020. The gross debt burden will fall to 40.4% of GDP as at March 31, 2023, which is below the 45% objective.

The return to a balanced budget is still forecast by 2027-2028.

❏ An alternative scenario forecasting a recession

Although a significant moderation in economic activity is expected, there is much uncertainty in the forecasts. In addition, the probability of a recession in Canada over the next year has been adjusted upward.

In that context, an alternative scenario forecasting a recession in 2023 was developed to assess the impact that a greater-than-anticipated moderation of real GDP would have on the financial framework and the Québec government's debt.

- According to this scenario, economic activity in Québec would decline by 1.0% in 2023 before increasing by 1.2% in 2024. This represents a gap of 1.7 percentage points in 2023 and 0.4 percentage points in 2024 compared to the baseline scenario.

- For the period covered by the government's financial framework, the temporary decline in economic activity projected in the alternative recession scenario would have an upward impact on the budgetary deficits of over $5.0 billion.

Under these circumstances, the financial framework includes a provision for economic risks and other support and recovery measures of $8.0 billion over the period covered by the financial framework, which would offset the effects of a stronger-than-forecast economic slowdown.

______________________________

2  Growth is primarily due to the enhancement of the senior assistance amount, the increase in interest rates, the initiatives announced in Budget 2022-2023 in health and education and for economic development, as well as the effect of the lower expenditure level recorded for 2021-2022.

Overview	A.5

TABLE A.2 Multi-year financial framework (millions of dollars)
	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	AAGR(1)
Revenue
Personal income tax	40 924	43 228	45 024	46 476	48 193	49 886
Contributions for health services	7 402	7 788	7 911	8 120	8 378	8 585
Corporate taxes	12 926	12 673	12 633	13 794	14 597	15 308
School property tax	1 076	1 113	1 194	1 294	1 367	1 434
Consumption taxes	24 597	26 554	27 196	28 030	28 791	29 527
Duties and permits	6 057	5 677	5 520	5 574	5 711	5 821
Miscellaneous revenue	10 705	11 554	12 389	12 875	13 264	13 832
Government enterprises	5 960	6 638	6 561	6 844	6 835	7 115
Own-source revenue	109 647	115 225	118 428	123 007	127 136	131 508
% change	19.3	5.1	2.8(2)	3.9	3.4	3.4	3.7
Federal transfers	29 184	29 608	29 287	30 201	31 179	31 790
% change	−5.0	1.5	−1.1	3.1	3.2	2.0	1.7
Total revenue	138 831	144 833	147 715	153 208	158 315	163 298
% change	13.2	4.3	2.0	3.7	3.3	3.1	3.3
Expenditure
Portfolio expenditures	−117 953	−133 285	−134 280	−139 223	−144 651	−148 254
% change	11.1	13.0(3)	0.7(3)	3.7	3.9	2.5	4.7
Debt service	−8 640	−10 523	−9 387	−10 086	−10 409	−11 248
% change	12.4	21.8(4)	−10.8(4)	7.4	3.2	8.1	5.4
Total expenditure(5)	−126 593	−143 808	−143 667	−149 309	−155 060	−159 502
% change	11.2	13.6	−0.1	3.9	3.9	2.9	4.7
Expenditures associated with COVID-19 support and recovery measures	−9 393	−1 997	−368	-	-	-
Provision for economic risks and other support and recovery measures	-	−1 000	−2 000	−2 000	−1 500	−1 500
SURPLUS (DEFICIT)	2 845	−1 972	1 680	1 899	1 755	2 296
BALANCED BUDGET ACT
Deposits of dedicated revenue in the Generations Fund	−3 617	−3 253	−3 947	−4 564	−4 843	−5 217
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−772	−5 225	−2 267	−2 665	−3 088	−2 921
Use of the stabilization reserve	772	449	-	-	-	-
BUDGETARY BALANCE - BASELINE SCENARIO(6)	-	−4 776	−2 267	−2 665	−3 088	−2 921
Impact of the alternative recession scenario	-	−145	−1 862	−1 710	−1 026	−293
BUDGETARY BALANCE - ALTERNATIVE RECESSION SCENARIO	-	−4 921	−4 129	−4 375	−4 114	−3 214

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2022-2023 to 2026-2027.

(2) The change in own-source revenue in 2023-2024 is consistent with the change in nominal GDP for 2023 (2.8%).

(3) In 2022-2023, growth is primarily due to the enhancement of the senior assistance amount, the initiatives announced in Budget 2022-2023 in health and education and for economic development, as well as the effect of the lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 5.4% in 2022-2023. Adding the non-recurrence of one-time cost of living payments, growth would be 3.0% in 2023-2024.

(4) The significant increase in debt service in 2022-2023 is due to the rapid increase in interest rates in 2022-2023, which results, in particular, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing. The non-recurrence of these losses explains the decrease in debt service in 2023-2024.

(5) Detailed explanations for expenditure growth are provided in Section D, "Québec's Financial Situation."

(6) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

A.6	Update on Québec’s Economic and Financial Situation

1. COPING WITH THE RISING COST OF LIVING

During 2022, the effects of inflation continued to be felt by all Quebecers, particularly seniors and low-income individuals, and there is every indication that a return to reasonable price growth will not occur until the end of 2023.

Inflation has helped increase government revenue. In this context, the actions announced this fall aim to give this money back to Quebecers and protect their purchasing power in the face of the rising cost of living.

1.1 Implementing the Anti-Inflation Shield

As part of the Update on Québec's Economic and Financial Situation, nearly $13.2 billion has been earmarked over five years to fund actions related to the Anti-Inflation Shield, namely:

- enhancing the senior assistance amount, starting in 2022, to up to $2 000 for low-income seniors aged 70 or older;

- granting a new one-time cost of living support payment of up to $600 to nearly 6.5 million taxpayers;

- limiting government rate indexing to 3%.

TABLE A.3 Financial impact of the initiatives to implement the Anti-Inflation Shield (millions of dollars)
	2022-2023	2023-2024	2024-2025	2025-2026	2026-2027	Total
Enhancing the senior assistance amount	−1 545	−1 574	−1 605	−1 631	−1 653	−8 008
Granting a new one-time cost of living support payment	−3 514	-	-	-	-	−3 514
Limiting rate indexing to 3%	−32	−377	−604	−302	−335	−1 650
TOTAL	−5 091	−1 951	−2 209	−1 933	−1 988	−13 171

Note: In addition to these measures, the principal parameters of the personal income tax system and social assistance programs will be significantly indexed as of January 1, 2023. This represents more than $2.3 billion in relief per year.

❏ Enhancing the senior assistance amount

To help seniors cope with the rising cost of living, the government is announcing in the Update on Québec's Economic and Financial Situation that it will increase the maximum amount of the refundable senior assistance tax credit from $411 to $2 000, starting in 2022.

This will increase the assistance provided to seniors aged 70 or older who already receive this tax assistance and will also increase the number of people who have access to this assistance.

- In 2022, an additional 398 500 seniors will be eligible to receive the senior assistance amount, for a total of more than 1.1 million seniors aged 70 or older.

- Thus, in 2022-2023, the government will provide more than $1.5 billion in additional financial support for seniors. Over the next five years, more than $8.0 billion will be spent for the benefit of Québec seniors.

Overview	A.7

❏ Granting a new one-time cost of living support payment

On November 9, 2022, the government announced that a new one-time cost of living support payment would be paid out beginning in December. Depending on 2021 personal net income, this amount can reach $600 for taxpayers with an income lower than $54 000 and $400 for those with an income lower than $104 000.

- This one-time amount will help nearly 6.5 million Quebecers cope with the rising cost of living and, of these, 4.6 million will receive the maximum amount.

❏ Limiting rate indexing to 3%

A number of government rates are automatically indexed every year, generally to inflation, to reflect the rising cost of the public service. For 2023, indexing would be more than 6% without intervention.

In order to mitigate the impact of inflation on Quebecers, the government is following through on its commitment to cap rate indexing at 3% as of January 1, 2023 for a period of four years, from 2023 to 2026.3

This limit applies to several rates, including:4

- driver's licence and vehicle registration fees;

- contribution to be paid to a residential and long-term care centre (CHSLD), hospital parking fees, etc.;

- Hydro-Québec's domestic rates;

- reduced-contribution childcare fees;

- university tuition fees;

- fees related to an application for selection for those who wish to immigrate to Québec.

❏ A significant indexation in 2023 to the benefit of Quebecers

To protect Quebecers' purchasing power and reflect the increase in the price of goods and services, the principal parameters of the personal income tax system and social assistance programs will be significantly indexed at 6.44% as of January 1, 2023.

Therefore, in addition to the measures to implement the Anti-Inflation Shield, all Quebecers will benefit from substantial relief representing more than $2.3 billion per year, beginning January 1, 2023:

- nearly $2.2 billion from the personal income tax system;

- more than $161 million from social assistance benefits.

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3  The cap on Hydro-Québec's domestic rates is not of limited duration. However, it is not applied in years when the Régie de l'énergie is responsible for setting the rates, that is, 2025-2026 and every five years thereafter.

4  As a first step in implementing the government's commitment to cap rate indexing, a regulation was published on November 16, 2022 to limit the increase in the main rates indexed on January 1. This applies to driver's licence and vehicle registration fees, as well as the contribution paid to a CHSLD, the contribution paid by someone who uses an intermediate or family-type resource, or the contribution paid for a private or semi-private room in a hospital. A bill will need to be adopted to extend the cap through to 2026 and to other government rates that affect the population. It will also be necessary to adopt a bill to cap the indexing of Hydro-Québec's domestic rates.

A.8	Update on Québec’s Economic and Financial Situation

Economic effects of the Anti-Inflation Shield

The significant increase in inflation has reduced the purchasing power of Quebecers. The financial situation of many households is a concern, especially those with low incomes, who struggle to meet their basic needs.

The government has committed to quickly helping households cope with the rising cost of living. The actions announced this fall for this purpose total nearly $7.0 billion for 2022-2023 and 2023-2024.

These measures will have a positive impact on Québec's economic activity.

- They will increase household disposable income by an average of 0.8 percentage points per year for the period 2022 and 2023.

- These measures will make a positive contribution of 0.3 percentage points to nominal GDP and 0.2 percentage points to real GDP on average per year for the period 2022 and 2023.

The measures retained by the government will have a marginal effect on inflation.

- The one-time cost of living amount will temporarily increase inflation by 0.2 percentage points in 2022, while the enhanced senior assistance amount will increase inflation by 0.1 percentage points.

- However, capping rate indexing at 3% will reduce price growth by 0.1 percentage points.

Economic effects of the Anti-Inflation Shield (average annual effects on the economic forecast for 2022 and 2023, in percentage points)
2022 and 2023
Household disposable income, in nominal terms	+0.8
Household consumption, in nominal terms	+0.8
GDP, in nominal terms	+0.3
GDP, in real terms	+0.2
Consumer price	+0.1
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Overview	A.9

1.2 Improving housing affordability and strengthening security in Montréal

The government wants to improve housing affordability, particularly for lower-income Québec households that have seen their rent rise in recent years. To this end, $445 million is provided to fund actions announced since the publication of Budget 2022-2023.

- These funds will allow the development of 3 000 social and affordable housing units through a partnership with tax-advantaged funds and Desjardins,5  as well as the enhancement of the Shelter Allowance Program.6

In addition, Québec has experienced a wave of gun-related violence, primarily in Montréal. On August 27, 2022, the government announced an additional investment of more than $250 million to increase security in the city with the addition of 225 police officers and psychosocial workers.

This amount is in addition to the sums already allocated for the fight against armed violence, including increased crime prevention efforts, the creation of the dedicated police team to combat arms trafficking in Montréal, as well as the deployment of Opération CENTAURE.7

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5 Société d'habitation du Québec, Un partenariat sans précédent pour rendre disponibles 3 000 nouveaux logements abordables et sociaux, 29 juin 2022, [online], [www.habitation.gouv.qc.ca] (in French only).

6 Société d'habitation du Québec, Le gouvernement bonifie l'aide immédiate pour les locataires dans le besoin, 30 juin 2022, [online], [www.habitation.gouv.qc.ca] (in French only).

7 Cabinet de la vice-première ministre et ministre de la Sécurité publique, centaure : Stratégie québécoise de lutte contre la violence armée - Québec ajoute 250 M$ sur 5 ans pour accroître la sécurité à Montréal, 27 août 2022, [online], [quebec.ca] (in French only).

A.10	Update on Québec’s Economic and Financial Situation

Preventing the use of vaping products among youth

The consumption of vaping products among youth is increasing significantly in Québec. One in five teenagers vapes and a third of young vapers do so every day. In addition, the majority of these young people use products with a high concentration of nicotine. This situation is a concern for public health actors.

When it published its 2022 budget, the federal government announced the introduction of an excise duty on vaping products and invited the provinces to participate in a coordinated framework for taxing these products, under which an additional duty equal to the proposed federal rate would be applied. The total revenue generated would be divided into two equal parts between the federal government and the provincial and territorial governments.

Ultimately, the expected revenue for Québec would be approximately $40 million per year.

Because the taxation of vaping products is one of the best measures to prevent their use, particularly among youth, Québec's Minister of Finance recently sent a letter to Canada's Minister of Finance, expressing the Québec government's interest in participating in the proposed coordinated approach.

Overview	A.11

2. QUÉBEC'S ECONOMIC SITUATION

2.1 Like many economies, Québec's economic growth is slowing

In recent quarters, there has been a synchronized slowdown in economic activity around the world.

- At the beginning of the year, demand remained strong, while supply-already fragile due to the pandemic-was further constrained by numerous shocks, including successive lockdowns in China and Russia's invasion of Ukraine.

- This imbalance has added to global inflationary pressures and price growth has been high and persistent. In recent months, inflation has reached levels not seen in several decades.

To dampen demand, slow down price increases and restore an economic environment more conducive to sustainable growth, many central banks have accelerated their policy rate hikes. These increases have been faster and more robust than expected in Budget 2022-2023 and the August 2022 pre-election report. As a result, the economic outlook for 2023 has deteriorated.

- In Québec, economic activity in 2022 has been progressing well and has increased by 3.1%. In 2023, real GDP growth is expected to slow down sharply to 0.7%. This is a significant downward adjustment from the March forecast, when an increase of 2.0% was projected in 2023.

- In Canada, economic growth is also expected to moderate, with real GDP growth falling from 3.1% in 2022 to 0.8% in 2023. In March, an increase of 2.6% was projected in 2023.

CHART A.1 Change in economic outlook in 2023
(real GDP, percentage change)

(1) Global economic growth is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and
   Ministère des Finances du Québec.

Overview	A.13

TABLE A.4 Real GDP and its major components in Québec
(percentage change and contribution in percentage points)
	Change			Contribution
	2021	2022	2023	2021	2022	2023
Domestic demand	6.2	3.0	0.8	6.3	3.1	0.8
Household consumption	5.4	5.0	1.7	2.9	3.0	1.0
Residential investment	12.9	−8.4	−6.9	1.1	−0.7	−0.5
Non-residential business investment	7.3	3.6	0.9	0.6	0.3	0.1
Government spending and investment	5.6	2.7	1.3	1.6	0.7	0.4
External sector	-	-	-	−1.9	−1.6	0.2
Exports	2.9	2.8	1.6	1.3	1.3	0.7
Imports	6.8	5.7	1.0	−3.2	−2.8	−0.5
Stocks	-	-	-	1.5	1.4	−0.3
REAL GDP	6.0	3.1	0.7	6.0	3.1	0.7

Note: Totals may not add due to rounding.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.14	Update on Québec’s Economic and Financial Situation

2.2 The standard of living gap with Ontario continues to narrow

The Québec government has set ambitious objectives for creating wealth and increasing Québec's economic potential.

- To this end, major steps have been taken since the fall of 2018, particularly to enhance business productivity and promote workers' integration and retention in the labour market. These steps are paying off. They have helped improve the standard of living for Quebecers and thus reduce the wealth gap with Ontario.

The government wishes to continue on this path and intensify its efforts to close the standard of living gap between Québec and Ontario.

Historic progress toward closing the standard of living gap between Québec and Ontario since 2018

From 2015 to 2018, Québec's average annual growth in living standards was lower than Ontario's.

- During that period, the increase in living standards averaged 1.3% annually in Québec, compared to 1.4% in Ontario.

However, since 2019, Québec has made substantial gains in relation to living standards.

- With the exception of 2020, when the COVID-19 pandemic began, the standard of living for Quebecers has increased at a higher rate each year than Ontario's.

- The more rapid improvement in Québec relative to Ontario reduced the gap with the latter, from 16.4% in 2018 to 12.8% in 2022.

This positive trend is expected to continue, despite the ongoing moderation in economic activity.

Change in standard of living
(real GDP per capita, annual percentage change and difference in percentage points)
	From 2015 to 2018	2018	2019	2020	2021	2022	From 2019 to 2022
Québec	1.3	1.7	1.6	−5.8	5.7	2.0	0.8
Ontario	1.4	1.7	0.4	−5.8	4.6	1.0	0.0
DIFFERENCE	-	16.4	15.1	15.0	13.9	12.8	-

Note: Ontario's real GDP growth for 2022 is the average of nine private sector institutions' forecasts as at November 18, 2022.

Sources: Institut de la statistique du Québec, Statistics Canada, Ontario Ministry of Finance and Ministère des Finances du Québec.

Overview	A.15

❏ Continuing efforts to increase Québec's economic potential

The government has set itself the objective of creating wealth and increasing Québec's economic potential over the long term. It is by acting on the determinants of growth that this objective will be achieved.

Because of the aging population, the contribution of the pool of potential workers to economic growth is limited.

To ensure sustained growth, Québec must therefore count on the participation of all its workers.

- The job creation expected in the coming quarters should result in a significant increase in the employment rate (+1.5% on average per year in 2022 and 2023).

The increase in economic potential also depends on productivity gains, as defined by real GDP per job.

- The recovery of the economy resulted in a rebound in productivity of 1.8% in 2021. This growth is projected to continue in the coming years.

- However, economic uncertainty will limit the increase in productivity over the short term.

Against a backdrop of aging demographics and labour shortage, productivity gains offer the greatest potential for improvement to support economic growth and rising living standards.

TABLE A.5 Contribution of economic growth factors in Québec
(average annual percentage change and contribution in percentage points)
	2009- 2018	2019	2020	2021	2022- 2023	2024- 2025
Real GDP	1.5	2.8	−5.0	6.0	1.9	1.6
Growth factors (contribution)
- Potential labour pool(1)	0.2	0.4	−0.1	−0.2	0.0	0.1
- Employment rate(2)	0.7	1.6	−4.8	4.4	1.5	0.5
- Productivity(3)	0.7	0.8	−0.1	1.8	0.3	1.1
STANDARD OF LIVING(4)	0.7	1.6	−5.8	5.7	0.9	0.9

Note: Totals may not add due to rounding.

(1) Population aged 15 to 64.

(2) The employment rate corresponds to the total number of workers in proportion to the population aged 15 to 64.

(3) Productivity as measured by real GDP per job.

(4) Standard of living as measured by real GDP per capita.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.16	Update on Québec’s Economic and Financial Situation

3. QUÉBEC'S FINANCIAL SITUATION

Since the publication of Budget 2022-2023, Québec's financial situation has improved thanks to the increase in economic activity at the beginning of the year. However, the greater-than-anticipated monetary tightening and the rising cost of living are causing a marked deterioration in the economic outlook for 2023.

3.1 A lower budgetary deficit in 2022-2023

Before use of the stabilization reserve for 2022-2023, the budgetary deficit is lower than forecast in March 2022, decreasing from nearly $6.5 billion to $5.2 billion.

- Improvements in the economic and budgetary situation stand at $5.1 billion, which is largely due to the increase in revenue.

- With the rising cost of living hitting the most vulnerable households hard, the government is earmarking $5.4 billion in initiatives in the Update on Québec's Economic and Financial Situation.

- In addition, the reduction of the provision for economic risks and other support and recovery measures reduces the budgetary deficit by $1.5 billion.

TABLE A.6 Adjustments to the financial framework since March 2022 (millions of dollars)
2022-2023
BUDGETARY BALANCE(1) - MARCH 2022	−6 450
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
− Tax revenue	4 144
− Other revenue	412
Subtotal	4 556
Revenue from government enterprises	1 010
Subtotal - Own-source revenue	5 566
Federal transfers	818
Subtotal - Revenue	6 384
Portfolio expenditures	−140
Debt service	−1 681
Subtotal - Expenditure	−1 821
Expenditures associated with COVID-19 support and recovery measures	358
Deposits of dedicated revenues in the Generations Fund	192
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	5 113
INITIATIVES
Implementing the Anti-Inflation Shield	−5 091
Improving housing affordability	−244
Strengthening security in Montréal	−53
TOTAL INITIATIVES	−5 388
Provision for economic risks and other support and recovery measures	1 500
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−5 225
Use of the stabilization reserve(2)	449
BUDGETARY BALANCE(1) - DECEMBER 2022	−4 776

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

(2) The stabilization reserve will be fully used in 2022-2023, resulting in a zero balance of the reserve as at March 31, 2023.

Overview	A.17

❏ The strong economic performance brings additional revenue

Since the publication of Budget 2022-2023, the main economic indicators affecting own-source revenue8  have been adjusted favourably for 2022:

- nominal GDP has been adjusted upward by 3.6 percentage points to stand at 10.0%, compared to 6.4% projected in Budget 2022-2023;

- wages and salaries have been adjusted upward by 2.5 percentage points, rising from 8.1% to 10.6%;

- net operating surplus of corporations has been adjusted upward by 7.5 percentage points, rising from −6.4% to 1.1%;

- household consumption, excluding food expenditures and shelter, has been adjusted upward by 0.6 percentage points, rising from 12.0% to 12.6%, while residential construction has been adjusted downward by 0.4 percentage points, decreasing from 0.6% to 0.2%.

The favourable economic performance in 2022 stimulated government own-source revenue, which is adjusted upward by $4.5 billion in 2022-2023. In particular:

- personal income tax is adjusted upward by $2.1 billion;

- corporate taxes are adjusted upward by $1.8 billion;

- contributions for health services are adjusted upward by $489 million;

- consumption taxes are adjusted downward by $152 million.

CHART A.2 Nominal GDP and other economic indicators - 2022	CHART A.3 Adjustment in 2022-2023 to own-source revenue since March 2022
(percentage change)	(millions of dollars)

Notes: Wages: wages and salaries. NOSC: net operating surplus of corporations. Consum.: household consumption excluding food expenditures and shelter. Construc.: residential construction investments.	Notes: OSR: own-source revenue excluding revenue from government enterprises. PIT: personal income tax. CT: corporate taxes. HSF: contributions for health services. COT: consumption taxes.

______________________________

8 Own-source revenue excluding revenue from government enterprises.

A.18	Update on Québec’s Economic and Financial Situation

Downward adjustment to own-source revenue¹ since the August 2022 pre-election report

Since the publication of the August 2022 pre-election report, the accelerating pace of monetary tightening and the rising cost of living have been causing a marked deterioration in the economic outlook for 2023. Thus:

- nominal GDP has been adjusted downward by 1.0 percentage point, from 3.8% to 2.8%;

- wages and salaries have been adjusted downward by 0.5 percentage points, from 4.0% to 3.5%;

- net operating surplus of corporations has been adjusted downward by 2.4 percentage points, from 0.2% to −2.2%;

- consumption, excluding food expenditures and shelter, has been adjusted downward by 0.8 percentage points, from 5.2% to 4.4%.

Given the projected economic slowdown in 2023, own-source revenue¹ has been adjusted downward by $426 million in 2023-2024, despite positive adjustments since Budget 2022-2023.

The deterioration of the economic outlook in 2023 contributes to lower own-source revenue in subsequent years, which is adjusted by $285 million in 2024-2025, $302 million in 2025-2026 and $254 million in 2026-2027.

Nominal GDP and other economic indicators - 2023	Adjustment to own-source revenue since the August 2022 pre-election report
(percentage change)	(millions of dollars)

Notes: Wages: wages and salaries. NOSC: net operating surplus of corporations. Consum.: household consumption excluding food expenditures and shelter.	Note: Own-source revenue excluding revenue from government enterprises. Amounts include the effect of initiatives.

1 Own-source revenue excluding revenue from government enterprises. Amounts include the effect of initiatives.

Overview	A.19

3.2 Budgetary outlook

Changes in the economic situation, the implementation of new initiatives and the incorporation of savings from the government's program review commitment into the financial framework brings the budgetary deficit to $2.9 billion in 2026-2027.

❏ Return to a balanced budget still forecast by 2027-2028

The return to a balanced budget is still forecast by 2027-2028. For this purpose, the government will continue to be guided by the following principles:

- the government's commitment not to increase the tax burden;

- the increase in Québec's economic potential;

- the adequate funding of the government's chief missions;

- spending growth in line with revenue growth;

- an increase in federal contributions for health care spending.

A.20	Update on Québec’s Economic and Financial Situation

3.3 Funding of the government's chief missions

Before taking into account expenditures associated with COVID-19 support and recovery measures, portfolio expenditures will amount to $133.3 billion in 2022-2023, $134.3 billion in 2023-2024 and $139.2 billion in 2024-2025.

- Spending on health and social services will grow by 12.7% in 2022-2023, 5.1% in 2023-2024 and 5.5% in 2024-2025.

- Spending on education will grow by 8.1% in 2022-2023, 4.8% in 2023-2024 and 3.8% in 2024-2025.

- Spending on higher education will grow by 16.1% in 2022-2023, 6.0% in 2023-2024 and 4.4% in 2024-2025.

- The level of spending includes the government's program review commitment generating $538 million in savings in 2023-2024 and $830 million in 2024-2025.

Expenditures associated with COVID-19 support and recovery measures will be close to $2.0 billion in 2022-2023 and $368 million in 2023-2024.

TABLE A.7 Change in expenditure by departmental portfolio (millions of dollars)
	2022-2023	2023-2024	2024-2025	AAGR(1)
Santé et Services sociaux	55 892	58 717	61 936
% change	12.7(2)	5.1	5.5	7.7
Éducation	19 046	19 963	20 715
% change	8.1(3)	4.8	3.8	5.6
Enseignement supérieur	10 088	10 692	11 165
% change	16.1(4)	6.0	4.4	8.7
Other portfolios(5)	48 258	45 446	46 237
% change	14.7(5)	−5.8(5)	1.7	3.2
Programs review	-	−538	−830
Subtotal	133 285	134 280	139 223
% change	13.0	0.7	3.7	5.7
Expenditures associated with COVID-19 support and recovery measures	1 997	368	-
TOTAL	135 282	134 648	139 223
% change	6.2	−0.5	3.4	3.0

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) Growth is mainly due to the enhancement of the senior assistance amount to $2 000, initiatives announced in Budget 2022-2023 to restore the health care system and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 4.7%.

(3) Growth is mainly due to initiatives announced in Budget 2022-2023 to support student success and retention, including enhanced tutoring for students and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 3.6%.

(4) Growth is mainly due to the introduction of Québec Perspective scholarships in September, the initiatives announced in Budget 2022-2023 to improve access to and graduation from higher education, the enhancement of the student financial assistance program and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 8.5%.

(5) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities. In 2022-2023, the growth in expenditures is primarily due to the effect of the lower expenditure level recorded for 2021-2022, support for local road and transit improvements, investments in housing and municipal infrastructure funded by the federal government and investments to roll out high-speed Internet in all regions as well as the initiatives announced in Budget 2022-2023 for economic development and the community. Excluding these one-time factors, growth would be 3.8%. Adding the non-recurrence of one-time cost of living payments, growth would be 3.9% in 2023-2024.

Overview	A.21

A more effective government

Since 2019-2020, the government has committed to implementing optimization measures to create budgetary flexibility to improve services for the public. To this end, four major initiatives have been implemented to strengthen the state's performance, centred on disciplined, effective and transparent management.

These initiatives focus on improving information technology management, optimizing government procurement, reducing administrative staff, and reviewing programs.

- Efforts implemented since 2019-2020 will result in estimated gains of $1 994 million in 2022-2023.[1]

The government reiterates its commitment, for the sake of efficiency and effectiveness in the delivery of public services, to continue its program adjustment reviewing efforts.

Continuing these efforts will generate $4 billion over the next four years, including $538 million in 2023-2024 and ultimately $1.5 billion in 2026-2027, equivalent to 1% of portfolio expenditures.

- No services will be affected by this approach. The government will report on actions taken in Budget 2023-2024 and will periodically monitor results.

1 This is data from the Secrétariat du Conseil du trésor's 2022-2023 Expenditure Budget.

A.22	Update on Québec’s Economic and Financial Situation

3.4 A reduction in the debt burden in 2021-2022 and 2022-2023

Despite the substantial increase in debt in 2020-2021 due to the pandemic, the gross debt-to-GDP ratio has been decreasing again since 2021-2022.

- As at March 31, 2022, the gross debt burden stood at 41.8% of GDP, lower than its pre-pandemic level of 43.5% of GDP as at March 31, 2020.

- The gross debt burden will fall to 40.4% of GDP as at March 31, 2023, which is below the 45% objective.9

Reducing the debt burden remains a priority for the government, as it brings numerous benefits. It promotes greater intergenerational fairness. Furthermore, it makes a positive contribution to economic growth through the creation of a climate of confidence conducive to private investment and higher productivity.

The government intends to propose changes to the Act to reduce the debt and establish the Generations Fund in Budget 2023-2024. A new debt reduction objective covering the next 10 or 15 years will then be set.

CHART A.4 Change in gross debt as at March 31
(percentage of GDP)

______________________________

9 The Act to reduce the debt and establish the Generations Fund provides that, for fiscal 2025-2026, the gross debt must not exceed 45% of GDP and the debt representing accumulated deficits must not exceed 17% of GDP. As at March 31, 2022, the debt representing accumulated deficits to GDP stood at 20.9%.

Overview	A.23

4. POTENTIAL IMPACT OF A SHARPER-THAN-EXPECTED ECONOMIC SLOWDOWN

Strong price growth and quickly rising interest rates are weakening the global economy. As a result, the baseline economic forecast scenario in the fall 2022 Update on Québec's Economic and Financial Situation projects a synchronized slowdown in global economic activity in 2023.

Like in many economies, real GDP growth in Québec will run out of steam, falling from 3.1% in 2022 to 0.7% in 2023. This is slightly stronger growth than the average predicted by private sector forecasters for 2023 (+0.3%).

Although a significant moderation in economic activity is expected, there is much uncertainty surrounding the forecasts. Furthermore, the probability of a recession in Canada for the next year has been adjusted upward in recent months.

In this context, an alternative scenario forecasting a recession was developed by the Ministère des Finances. This scenario makes it possible to assess the impact that a greater-than-anticipated moderation of real GDP growth would have on the financial framework and the Québec government's debt.

- Thus, an unexpected shock to economic activity could push Québec's economy into recession. Depending on the nature of this shock, the government could intervene to support the most affected households or activity sectors.

The presentation of an alternative recession scenario forecasting a recession makes it possible to confirm the soundness of the financial framework.

- The financial framework includes a provision for economic risks and other support and recovery measures totalling $8.0 billion over five years. This provision would help offset the effects of a stronger-than-forecast economic slowdown, should one occur, and support a government intervention to stimulate economic growth.

4.1 An alternative scenario forecasting a recession in 2023

According to the alternative scenario forecasting a recession, economic activity in Québec would decline by 1.0% in 2023 before increasing by 1.2% in 2024. This represents a gap of 1.7 percentage points in 2023 and 0.4 percentage points in 2024 compared to the baseline scenario.

This negative shock would be followed by a rebound in 2025 and 2026, such that economic activity would return to a level equivalent to the baseline scenario by the end of 2026.

TABLE A.8 Real GDP - Québec (percentage change, shock in percentage points)
	Baseline scenario	Shock	Alternative recession scenario
2023	0.7	−1.7	−1.0
2024	1.6	−0.4	1.2
2025	1.6	+1.1	2.7
2026	1.5	+0.9	2.4

Source: Ministère des Finances du Québec.

Overview	A.25

❏ Increase in the budgetary deficits and ratio of net debt
as a percentage of GDP

The lower level of output in 2023 and higher budgetary deficits of $5.0 billion for the period covered by the financial framework would have an upward impact on the net debt-to-GDP ratio starting in 2023-2024.

- In 2024-2025, this ratio would be 1.4 percentage points higher, bringing it to 36.4%.

- The ratio would gradually decline to 34.8% in 2026-2027, 0.9 percentage points higher than in the baseline scenario.

CHART A.5 Budgetary balance - Baseline scenario and alternative recession scenario - December 2022	CHART A.6 Net debt as at March 31 - Baseline scenario and alternative recession scenario - December 2022
(billions of dollars)	(percentage of GDP)

A.26	Update on Québec’s Economic and Financial Situation

APPENDIX: QUÉBEC'S ECONOMIC OUTLOOK - 020 TO 2026

TABLE A.9 Québec's economic outlook - 2020 to 2026
(annual average, percentage change, unless otherwise indicated)
	2020	2021	2022	2023	2024	2025	2026
Output
Real GDP	−5.0	6.0	3.1	0.7	1.6	1.6	1.5
Nominal GDP	−1.9	11.8	10.0	2.8	4.0	3.7	3.2
Nominal GDP (billions of dollars)	451.0	504.5	555.0	570.4	593.3	615.0	634.5
Components of GDP (in real terms)
Final domestic demand	−2.9	6.2	3.0	0.8	1.3	1.5	1.1
− Household consumption	−5.7	5.4	5.0	1.7	1.6	1.6	1.5
− Government spending and investment	1.8	5.6	2.7	1.3	0.6	1.5	0.0
− Residential investment	2.8	12.9	−8.4	−6.9	−0.2	0.4	0.3
− Non-residential business investment	−4.8	7.3	3.6	0.9	2.7	2.5	2.5
Exports	−7.8	2.9	2.8	1.6	4.5	3.1	2.7
Imports	−7.9	6.8	5.7	1.0	2.8	2.0	1.6
Labour market
Population (thousands)	8 577	8 602	8 696	8 772	8 839	8 899	8 951
Population aged 15 and over (thousands)	7 054	7 099	7 155	7 227	7 292	7 350	7 400
Jobs (thousands)	4 100	4 269	4 372	4 403	4 429	4 453	4 474
Job creation (thousands)	−208.5	169.4	103.4	31.1	25.9	23.2	21.4
Unemployment rate (per cent)	8.9	6.1	4.5	5.0	4.6	4.5	4.4
Other economic indicators (in nominal terms)
Household consumption	−5.0	8.9	10.8	4.6	3.4	3.3	3.3
− Excluding food expenditures and shelter	−9.2	11.1	12.6	4.4	3.4	3.2	3.2
Housing starts (thousands of units)	54.1	67.8	60.7	54.2	49.9	47.3	45.8
Residential investment	9.4	29.8	0.2	−6.0	2.1	3.2	2.7
Non-residential business investment	−4.1	9.5	11.4	4.7	3.8	3.9	4.1
Wages and salaries	0.0	10.8	10.6	3.5	3.3	3.2	3.1
Household income	5.1	5.6	5.1	3.0	3.4	3.3	3.2
Net operating surplus of corporations	19.3	8.9	1.1	−2.2	7.8	4.6	3.5
Consumer price index	0.8	3.8	6.8	3.7	2.2	2.0	2.0
− Excluding food and energy	1.3	3.0	4.8	3.5	2.2	2.2	2.3
GDP per capita ($)	52 587	58 642	63 830	65 030	67 118	69 105	70 888
Disposable income per capita ($)	32 569	34 180	35 294	35 537	36 582	37 595	38 585

Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

Overview	A.27

Section B

COPING WITH THE RISING COST OF LIVING

Summary	B.3

1. Implementing the Anti-Inflation Shield	B.5

1.1 Enhancing the senior assistance amount	B.6

1.2 Granting a new one-time cost of living support payment	B.9

1.3 Limiting rate indexing to 3%	B.13

1.4 Considerable assistance to cope with the high increases in the cost of living in 2022	B.15

1.5 Significant indexation in 2023 to benefit Quebecers	B.17

1.6 Nearly $18 billion by 2026-2027 to help cope with the rising cost of living	B.19

2. Improving housing affordability	B.21

2.1 Building social and affordable housing	B.22

2.2 Enhancing the Shelter Allowance Program	B.24

3. Strengthening security in Montréal	B.25

B.1

SUMMARY

The last few years have been marked by several global economic turbulences, including the pandemic and the war in Ukraine. The increased cost of living began to be felt in 2021 as a result of these economic disruptions. The government acted quickly to put in place a number of initiatives to help Quebecers better cope with this situation.

A high level of inflation persisted in 2022, despite successive increases in the Bank of Canada's policy interest rate since the beginning of the year. The Bank of Canada's actions will bring price level growth back to reasonable levels toward the end of 2023.

On the other hand, high inflation has helped to increase government revenues. In this context, the government has chosen to help households better cope with the rising cost of living by giving them back this money.

In total, $13.2 billion will be invested over five years under the Anti-Inflation Shield to better protect the purchasing power of Quebecers.

Taxpayers will also benefit from a significant 6.44% indexation of the personal income tax system and social assistance benefits, effective January 1, 2023. This indexation will represent a total gain of more than $2.3 billion per year for Quebecers.

In addition, $445.3 million over three years will assist lower-income households, who have seen their housing costs rise significantly in recent years.1 With this amount, the government aims to increase the supply of affordable housing and reduce the cost of rent for these households.

Lastly, the government is sensitive to the situation of Montréal residents, who have recently witnessed a number of violent events involving firearms. Investments of $253 million over five years are thus planned to help the Service de police de la Ville de Montréal and all the stakeholders involved in making Montréal safer.2

TABLE B.1

Financial impact of the actions to cope with the rising cost of living
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Implementing the Anti-Inflation Shield	−5 090.5	−1 950.7	−2 209.1	−1 932.6	−1 987.9	−13 170.8
Improving housing affordability	−244.2	−106.1	−95.0	-	-	−445.3
Strengthening security in Montréal	−53.0	−50.0	−50.0	−50.0	−50.0	−253.0
TOTAL	−5 387.7	−2 106.8	−2 354.1	−1 982.6	−2 037.9	−13 869.1

_______________________________

1 The measures to be funded by these amounts were announced in June 2022.

2 The measures to be funded by these amounts were announced in August 2022.

Coping with the Rising Cost of Living	B.3

1. IMPLEMENTING THE ANTI-INFLATION SHIELD

The effects of inflation continue to be felt by all Quebecers, who are seeing their purchasing power decline. This is of particular concern for some seniors whose income is not keeping pace with price levels, and for low-income people, who are already spending a significant portion of their resources on basic needs.

As part of the December 2022 economic update, the government is taking action to ensure that seniors have enough resources to cope with the rising cost of living.

- This will be accomplished through an investment of $8 billion over five years to increase the senior assistance amount, starting with the filing of 2022 income tax returns. The enhancement will benefit low-income seniors, who will receive the maximum assistance of $2 000.

This action adds to those announced this fall to help all Quebecers adapt to the persistent rise in prices. In this regard, the government has allocated:

- more than $3.5 billion in 2022-2023 to provide a new one-time cost of living support payment of up to $600, which is currently being paid out;

- more than $1.6 billion over five years to limit the indexing of government rates to 3%, including Hydro-Québec's domestic rates.

In total, close to $13.2 billion will be invested over five years under the Anti-Inflation Shield to better protect the purchasing power of Quebecers.

TABLE B.2

Financial impact of the measures to implement the Anti-Inflation Shield
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Enhancing the senior assistance amount	−1 544.5	−1 574.2	−1 605.2	−1 630.8	−1 652.9	−8 007.6
Granting a new one-time cost of living support payment	−3 513.6	-	-	-	-	−3 513.6
Limiting rate indexing to 3%	−32.4	−376.5	−603.9	−301.8	−335.0	−1 649.6
TOTAL	−5 090.5	−1 950.7	−2 209.1	−1 932.6	−1 987.9	−13 170.8

In addition, taxpayers will benefit from significant indexing of the personal income tax system and social assistance benefits, effective January 1, 2023. This indexation, at a rate of 6.44%,3 will represent a total gain of more than $2.3 billion per year for Quebecers.

_______________________________

3 The indexation rate corresponds to the annual percentage change in the consumer price index for Québec, excluding alcoholic beverages, tobacco products and recreational cannabis, for the 12-month period ending September 30, 2022, and the one ending September 30, 2021.

Coping with the Rising Cost of Living	B.5

1.1 Enhancing the senior assistance amount

In fall 2018, the government announced the creation of the senior assistance amount to provide tax assistance to low-income seniors aged 70 or older. In the Update on Québec's Economic and Financial Situation - Fall 2021, the maximum amount of this tax credit was increased from $209 to $400.

Because their retirement income changes little from year to year, seniors generally have fewer resources to help them cope with the rising cost of living.

To further protect them, the government is announcing in the economic update that it will increase the maximum amount of the refundable senior assistance tax credit from $411 to $2 000, starting in 2022.

As a result of this increase, seniors will be able to receive tax assistance up to a family income of:

- $64 195 for seniors living alone;

- $79 350 for couples where only one spouse is 70 or over;

- $119 350 for couples where both spouses are 70 or over.

CHART B.1

Illustration of the enhanced senior assistance amount for
a person aged 70 or older living alone - 2022
(dollars, unless otherwise indicated)

This increase, combined with the new one-time cost of living support payment and the amount of $500 announced in the last budget, will help seniors facing the rising cost of living by providing up to $3 100 in total assistance in 2022.

B.6	Update on Québec’s Economic and Financial Situation

❏ Considerable help for low-income seniors

The senior assistance amount will continue to be reduced based on family income to better target assistance to low-income seniors.

Therefore, in 2022, a single person will receive the maximum amount offered, $2 000, up to an income of $24 195, while a couple in which both spouses are 70 or over will receive a maximum of $4 000, up to a family income of $39 350.4

- Assistance will be provided primarily to those seniors who need it most. More than $1.2 billion, or 65% of the assistance that will be provided in 2022, will benefit seniors with personal incomes below $25 000.

Revenu Québec will calculate the senior assistance amount based on the tax information that will be available for the year 2022. Seniors will therefore benefit from this assistance in the spring of 2023, after filing their income tax returns for the 2022 taxation year.

The assistance will be calculated automatically by Revenu Québec for eligible seniors without them having to apply for it on their income tax return. In addition, since it is a refundable tax credit, seniors will benefit from it even if they do not have to pay any income tax.

TABLE B.3

Illustration of the support provided by the senior assistance amount - 2022
(dollars)

	Senior aged 70 or older living alone			Senior couple aged 70 or older
Family income	Current amount	Enhanced amount	Gain	Current amount	Enhanced amount	Gain
20 000	411	2 000	1 589	822	4 000	3 178
25 000	371	1 960	1 589	822	4 000	3 178
30 000	121	1 710	1 589	822	4 000	3 178
35 000	-	1 460	1 460	822	4 000	3 178
40 000	-	1 210	1 210	790	3 968	3 178
50 000	-	710	710	290	3 468	3 178
60 000	-	210	210	-	2 968	2 968
80 000	-	-	-	-	1 968	1 968
100 000	-	-	-	-	968	968
120 000	-	-	-	-	-	-

_______________________________

4 The reduction thresholds of the senior assistance amount will be increased in accordance with the current method of indexation of the personal income tax system.

Coping with the Rising Cost of Living	B.7

■ Additional assistance for more than 1.1 million seniors

The enhanced senior assistance amount will provide additional assistance to the 730 000 seniors aged 70 or older who already benefit from it. Furthermore, by enhancing the amount, the government is increasing the number of taxpayers who will have access to this assistance. In 2022, an additional 398 500 seniors will now be eligible to receive the senior assistance amount, for a total of more than 1.1 million seniors aged 70 or older.

In 2022-2023, the government will therefore provide more than $1.5 billion in additional financial support for seniors. Over the next five years, the government will spend more than $8 billion to better support Québec seniors financially.

■ Elimination of the tax credit for seniors' activities

Seniors aged 70 or older who have expenses for physical, artistic, cultural or recreational activities are currently eligible for a 20% tax credit, up to a maximum expense of $200. Therefore, the maximum value of this tax credit is $40 per year. This assistance is currently provided to approximately 40 000 seniors at an annual cost of $1.5 million per year.

Beginning in 2023, the tax credit for seniors' activities will be eliminated. In return, the substantial increase in the senior assistance amount will give people aged 70 or older more freedom to choose how to spend their money.

B.8	Update on Québec’s Economic and Financial Situation

1.2 Granting a new one-time cost of living support payment

Since the 2022-2023 budget, the rise in consumer prices has accelerated. The projected rate of inflation for 2022 in Québec now stands at 6.8%, up from 4.7%.

The significant increase in the cost of living remains an issue for Quebecers, who are seeing their purchasing power decline, especially for those with low incomes, who struggle to meet their basic needs, notably due to the increase in grocery and rent expenses. As a result, the new one-time cost of living support payment5  of up to $600 per adult was announced on November 9 to support Quebecers in a timely manner.

- No application is required to receive this amount.

- All eligible individuals aged 18 or over in 2022 who have filed their 2021 income tax return will automatically receive their payment from Revenu Québec6  by the end of the year. Some people have already received it.

- This non-taxable assistance is paid by direct deposit or cheque.

The new one-time amount, which is in addition to the $500 announced in the last budget, will help nearly 6.5 million Quebecers better cope with the increased cost of living. This additional support will total over $3.5 billion in 2022-2023.

This measure is more generous for low-income Quebecers, as the maximum amount is targeted to individuals with incomes up to $50 000 in 2021.

- Altogether, 7 out of 10 people, or approximately 4.6 million Quebecers, will receive the maximum amount of $600.

- These individuals alone will benefit from nearly $2.8 billion.

TABLE B.4

Distribution of eligible individuals and cost by personal net income

2021 personal net income(1)	One-time amount	Eligible individuals (%)	Financial impact in 2022-2023 ($million)
$50 000 or less	$600	71.4	−2 758.3
Over $50 000 up to $54 000	Between $600 and $400	4.1	−131.0
Over $54 000 up to $100 000	$400	23.8	−614.3
Over $100 000	Between $400 and $0	0.8	−9.9
TOTAL		100.0	−3 513.6

Note: Totals may not add due to rounding.

(1) Net income means line 275 of the income tax return, which is the total income less certain deductions, such as the workers' deduction and the RRSP deduction. It is used to determine the amount of assistance granted for most socio-fiscal transfers.

_______________________________

5 Details on the measure and its eligibility criteria are presented in Information Bulletin 2022-6.

6 For more information about the new one-time cost of living support payment, please visit the Revenu Québec website at https://www.revenuquebec.ca/en.

Coping with the Rising Cost of Living	B.9

❏ A maximum amount of $600 or $400 depending on income

Under this measure, individuals reporting income of $50 000 or less in 2021 will receive $600 in assistance. For a couple, the amount can reach $1 200. Thus, a person on social assistance, a student aged 18 or over, a minimum wage worker and a retiree receiving the Guaranteed Income Supplement can all receive $600.

For those with incomes greater than $50 000 but not exceeding $54 000, the amount granted is between $400 and $600. As a result, the maximum amount of $600 is reduced by 5% for every dollar above the $50 000 income threshold.

- For example, a person with an income of $52 000 will receive $500.

All individuals with incomes greater than $54 000 but not exceeding $100 000 can benefit from an amount of $400, which will reduce the impact of inflation on their consumption of basic goods and services.

For those with incomes over $100 000, the $400 amount decreases progressively. As a result, the new one-time amount will not be provided above an income of $104 000.

CHART B.2

Illustration of the new one-time cost of living support payment
(dollars, unless otherwise indicated)

Note: Net income means line 275 of the income tax return, which is the total income less certain deductions, such as the workers' deduction and the RRSP deduction. It is used to determine the amount of assistance granted for most socio fiscal transfers.

B.10	Update on Québec’s Economic and Financial Situation

Protecting Quebecers' purchasing power in the face of higher-than-expected inflation in 2022

In an effort to protect Quebecers from the rising cost of living, the government introduced a $500 one-time cost of living amount last spring. In addition, the 2022 tax system is indexed at a rate of 2.64%.

- However, the inflation forecast for 2022, 6.77%, is higher than expected.

As a result, a new one-time cost of living support payment was announced in November.

- This new amount of $600 or $400 is intended to offset the difference between projected inflation and the indexation of the tax system in 2022 applied to the base market basket of $23 000, which represents an additional cost of $389.

- In addition, with the maximum amount of $600, low-income individuals receive a larger offset to cover the increase in inflation on an annual consumption of approximately $25 000.

Estimated increase in basic level of consumption in 2022 (dollars, unless otherwise indicated)
	Indexation rate of the tax system	Projected inflation rate	Difference
Basic consumption(1)	21 535	21 535	-
Rate (%)	2.64	6.77	4.13
Adjusted consumption	22 104	22 993	889
One-time amount paid out last spring			−500
Increase in consumption to be offset			389

(1) Estimate based on the Market Basket Measure (MBM), a measure of low income based on the cost of a specific basket of goods and services representing a modest, basic standard of living. The MBM amount for 2020 was indexed in 2021 based on the increase in the consumer price index.

Sources: Statistics Canada and Ministère des Finances du Québec.

Coping with the Rising Cost of Living	B.11

❏ Efforts to reach all eligible Quebecers

To support as many Quebecers as possible, especially those with low incomes, the new one-time amount is automatically paid to social assistance recipients who receive automatic payment of the basic amount of the Québec sales tax (QST) component of the solidarity tax credit for the July 2022 to June 2023 payment period.

In addition, Revenu Québec will not use the new one-time amount to offset a debt to the government.

- This will allow people with government debt to take advantage of the full new amount and use it to offset their increased essential expenses.

Individuals who have not yet filed their 2021 income tax return will have until June 30, 2023 to do so, to take advantage of the new one-time amount.

- Note that low-income taxpayers can take advantage of Revenu Québec's Income Tax Assistance - Volunteer Program. This service helps them file their income tax returns and benefit from the tax assistance to which they are entitled.

These taxpayers could benefit from a maximum of $1 100, or:

- up to $600 thanks to the new one-time cost of living support payment;

- up to $500 thanks to the one-time cost of living amount announced in the last budget.

Reminder regarding the one-time cost of living support amount of $500 announced in the last budget

In response to the significant increase in the cost of living, the government announced a one-time cost of living support payment in the 2022-2023 budget.

- This amount was $500 for adults with incomes of $100 000 or less, reducible at a rate of 10% up to $105 000. It was paid automatically last spring when the 2021 income tax returns were filed.

The one-time cost of living support payment represents additional assistance totalling nearly $3.2 billion for almost 6.4 million Quebecers, to counter the negative effects of inflation.

Details of this measure are presented in Budget 2022-2023.[1]

1 Budget 2022-2023 is available on the Ministère des Finances website at http://www.budget.finances.gouv.qc.ca.

B.12	Update on Québec’s Economic and Financial Situation

1.3 Limiting rate indexing to 3%

A number of government rates are automatically indexed every year, generally to inflation, to reflect the rising cost of the public service.

Without government intervention, the indexation of certain rates would rise to more than 6% as of January 1, 2023, and would considerably reduce citizens' purchasing power.

In order to mitigate the impact of inflation on Quebecers, the government is following through on its commitment to cap rate indexing at 3% as of January 1, 2023 for a period of four years, from 2023 to 2026.7

- Therefore, over the next four years, the indexation rate for government rates will be the lesser of the standard indexation rule or 3%.

- Based on inflation forecasts, it is expected that the cap will apply in 2023 and 2024. In 2025 and 2026, the rate increase is expected to be less than 3%.

This indexing limit applies to several important rates, including:8

- driver's licence and vehicle registration fees;

- contribution to be paid to a residential and long-term care centre (CHSLD), hospital parking fees, etc.;

- Hydro-Québec's domestic rates;

- reduced-contribution childcare fees;

- university tuition fees;

- fees related to an application for selection for those who wish to immigrate to Québec.

It should be noted that the government intends to compensate universities and childcare service providers for the shortfall.

_______________________________

7 The cap on Hydro-Québec's domestic rates is not of limited duration. However, it is not applied in years when the Régie de l'énergie is responsible for setting the rates, that is, 2025-2026 and every five years thereafter.

8 To cap rate indexing, a bill will need to be adopted. This bill will exclude certain rates from the indexing limit, including those paid by businesses that are able to cope with the general rise in prices (businesses in the financial sector, for example) or those that aim to protect the environment. A separate bill will need to be approved to limit Hydro-Québec's domestic rates.

Coping with the Rising Cost of Living	B.13

❏ A reduction of more than $1.6 billion in Quebecers' expenses

The rate indexing limit of 3% is another concrete action by the government to help Quebecers cope with the rising cost of living. It represents a decrease of more than $1.6 billion in Quebecers' expenses by 2026-2027, $535 million of which relates to Hydro-Québec's domestic rates.[9]

TABLE B.5

Financial impact of limiting rate indexing to 3%
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026(1)	2026- 2027	Total
Hydro-Québec	-	−200.0	−335.0	-	-	−535.0
Other government rates(2)	−32.4	−176.5	−268.9	−301.8	−335.0	−1 114.6
TOTAL	−32.4	−376.5	−603.9	−301.8	−335.0	−1 649.6

(1) In 2025-2026, the Régie de l'énergie will establish the increase in rates based on Hydro-Québec's expenses and revenues, in accordance with the Hydro-Québec Act.

(2) This financial impact includes an amount of $331 million related to the measure announced on November 16, 2022 concerning the 3% cap on the indexation of certain rates (e.g., driver's licence, vehicle registration fees, CHSLD contributions).

_______________________________

9 As a first step in implementing the government's commitment to cap rate indexing, a regulation was published on November 16, 2022 to limit the increase in the main rates indexed on January 1. This applies to driver's licence and vehicle registration fees, as well as the contribution paid to a CHSLD, the contribution paid by someone who uses an intermediate or family-type resource, or the contribution paid for a private or semi-private room in a hospital. A bill will need to be adopted to extend the cap through to 2026 and to other government rates that affect the population. It will also be necessary to adopt a bill to cap the indexing of Hydro-Québec's domestic rates.

B.14	Update on Québec’s Economic and Financial Situation

1.4 Considerable assistance to cope with the high increases in the cost of living in 2022

This fall, the government reiterated the importance of supporting households in light of the rising cost of living. To that end, the government has implemented several Anti-Inflation Shield actions to protect Quebecers' purchasing power. These actions are in addition to the one-time amount of $500 paid last spring.

The assistance granted to Quebecers in 2022 to mitigate the effects of high inflation on their wallets has already been paid out or will be paid out soon. This assistance includes:

- the senior assistance amount, which was increased to $2 000 for 2022 and will benefit seniors aged 70 or older on their next tax return;

- the new one-time cost of living support payment of up to $600 per person, which is currently being paid out;

- the one-time cost of living amount of up to $500 per person, which was paid out last spring.

Overall, these measures represent considerable tax assistance of up to:

- $3 100 for single seniors aged 70 or older;

- $2 200 for couples without children.

Furthermore, capping government rate increases at 3%, including Hydro-Québec's domestic rates, will help protect Quebecers' purchasing power and limit the effects of inflation.

Coping with the Rising Cost of Living	B.15

❏ Total assistance of up to $3 100 for a senior aged 70 or older

For low-income seniors aged 70 or older living alone, the cost of living tax assistance in 2022 totals $3 100, namely:

- $2 600 from the tax assistance announced this fall;

- $500 from the one-time amount paid out last spring.

TABLE B.6

Illustration of the cost of living tax assistance - Single senior aged 70 or older living alone
(dollars)

	Fall 2022 tax assistance			One-time amount paid out last spring	Total
Total income(1)	New one-time amount	Senior assistance amount	Subtotal
20 000 or less	600	2 000	2 600	500	3 100
25 000	600	1 960	2 560	500	3 060
50 000	600	710	1 310	500	1 810
75 000	400	-	400	500	900
100 000	400	-	400	500	900
125 000 or more	-	-	-	-	-

(1) Total income includes Old Age Security and Guaranteed Income Supplement benefits.

❏ Total assistance of up to $2 200 for a couple

For low-income couples, the cost of living tax assistance in 2022 totals $2 200, namely:

- $1 200 from the new one-time cost of living support payment;

- $1 000 from the one-time amount paid out last spring.

TABLE B.7

Illustration of the cost of living tax assistance - Couple
(dollars)

Family work income	New one-time amount	One-time amount paid out last spring	Total
75 000 or less	1 200	1 000	2 200
100 000	1 200	1 000	2 200
125 000	800	1 000	1 800
150 000	800	1 000	1 800
175 000	800	1 000	1 800
200 000	800	1 000	1 800
225 000 or more	-	-	-

Note: A couple with equal incomes where the spouses are under age 70.

B.16	Update on Québec’s Economic and Financial Situation

1.5 Significant indexation in 2023 to benefit Quebecers

To protect Québec taxpayers' purchasing power and reflect the increase in the price of goods and services, the principal parameters of the personal income tax system and social assistance programs will be indexed at 6.44% for taxation year 2023.10

- This rate is more than double the rate of 2.64% that applied in 2022 and is the highest rate recorded since automatic indexing11  of the tax system began in 2002.

Therefore, in addition to the Anti-Inflation Shield measures, Quebecers will benefit from substantial relief representing more than $2.3 billion per year, beginning January 1, 2023, namely:

- nearly $2.2 billion from the personal income tax system;

- more than $161 million from social assistance benefits.

CHART B.3

Change in the indexation rate from 2018 to 2023
(per cent, unless otherwise indicated)

Note: The indexation rate will correspond to the percentage change in the consumer price index for Québec (Québec CPI), excluding alcoholic beverages, tobacco products and recreational cannabis, between the 12-month period ending September 30 of the current year, and the one ending September 30 of the previous year.

_______________________________

10 For more information on the indexing of the personal income tax system, the web document entitled Parameters of the personal income tax system for 2023 may be consulted on the Ministère des Finances website.

11 Previously, the tax system was not indexed, except for certain years (it was from 1990 to 1992). Since 2002, the system is automatically indexed. However, exceptionally, for the 2004 taxation year, the Minister of Finance set the indexation rate at 2%.

Coping with the Rising Cost of Living	B.17

❏ Tax and benefit parameters to be indexed significantly in 2023

Taxable Québec taxpayers, or approximately 4.6 million people, will benefit from the indexation of the tax system parameters as of January 1, 2023.

The indexation will also provide support to low-income taxpayers and families through more generous benefits, including the Family Allowance.

For example, a couple with two children and a total income of $100 000 will benefit from a gain of $1 004 beginning in 2023:

- $537 due to the indexing of the Québec tax system parameters

- $467 with the increase in the Family Allowance.

TABLE B.8

Illustration of the gain associated with indexation for couples with two children and two incomes totalling $100 000 - 2023
(dollars)

	Without indexation	With indexation	Gain
Employment income	100 000	100 000	-
Principal tax system parameters
- Provincial tax	−9 848	−9 311	537
- Family Allowance	3 447	3 914	467
TOTAL			1 004

Note: A couple with two children aged 2 and 3 and equal incomes of $50 000.

B.18	Update on Québec’s Economic and Financial Situation

1.6 Nearly $18 billion by 2026-2027 to help cope with the rising cost of living

Since fall 2021, the government has taken significant steps to provide direct and quick support to Quebecers to cope with high inflation, especially low-income individuals and seniors aged 70 or older.

With the fall 2022 measures, nearly $18 billion will be provided by 2026-2027, including almost $5.4 billion as early as 2022-2023, to help Quebecers limit the impact of high inflation on their wallets.

It should be noted that nearly $4.8 billion by 2026-2027 was already planned through:

- the one-time cost of living support payment of $500 for adults with a personal income of $100 000 or less;

- the extraordinary cost of living allowance of up to $275 per person, for recipients of the refundable solidarity tax credit;

- the enhanced senior assistance amount, increased from $209 to $400 in 2021.

TABLE B.9

Financial impact of the actions to cope with the rising cost of living since fall 2021
(millions of dollars)

	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Fall 2022 measures
Enhancing the senior assistance amount	-	−1 544.5	−1 574.2	−1 605.2	−1 630.8	−1 652.9	−8 007.6
Granting a new one-time cost of living support payment(1)	-	−3 513.6	-	-	-	-	−3 513.6
Limiting rate indexing to 3%(1)	-	−32.4	−376.5	−603.9	−301.8	−335.0	−1 649.6
Subtotal - Fall 2022 measures	-	−5 090.5	−1 950.7	−2 209.1	−1 932.6	−1 987.9	−13 170.8
Measures already in place
One-time cost of living support payment	−2 997.8	−194.7	-	-	-	-	−3 192.5
Extraordinary cost of living allowance	−739.6	-	-	-	-	-	−739.6
Enhancement of the senior assistance amount (2021)	−124.0	−132.0	−136.7	−144.6	−151.5	−157.0	−845.8
Subtotal - Measures already in place	−3 861.4	−326.7	−136.7	−144.6	−151.5	−157.0	−4 777.9
TOTAL	−3 861.4	−5 417.2	−2 087.4	−2 353.7	−2 084.1	−2 144.9	−17 948.7

(1) These measures were announced before the fall 2022 Update on Québec's Economic and Financial Situation was published.

Coping with the Rising Cost of Living	B.19

2. IMPROVING HOUSING AFFORDABILITY

The government wants to improve housing affordability, particularly for lower-income Québec households, which have seen their housing costs rise in recent years. Since Budget 2022-2023, several measures have been announced in that regard.

Therefore, as part of the December 2022 Update on Québec's Economic and Financial Situation, the government has set aside $445.3 million to implement these measures, including:

- $395.0 million to fund the development of social and affordable housing, as announced on June 29, 2022;

- $50.3 million to enhance the assistance provided under the Shelter Allowance Program, as announced on June 30, 2022.

TABLE B.10

Financial impact of the measures to improve housing affordability
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Building social and affordable housing	−225.0	−75.0	−95.0	-	-	−395.0
Enhancing the Shelter Allowance Program	−19.2	−31.1	-	-	-	−50.3
TOTAL	−244.2	−106.1	−95.0	-	-	−445.3

Note: The required funding will be granted to the Ministère des Affaires municipales et de l'Habitation. The amounts earmarked for 2022-2023 will be drawn from the Contingency Fund.

Coping with the Rising Cost of Living	B.21

2.1 Building social and affordable housing

On June 29, 2022, the government announced a partnership with tax-advantaged funds and Desjardins to fund the construction of 3 000 social and affordable housing units throughout Québec.

Since this announcement, agreements have been or are in the process of being reached with the Fonds de solidarité FTQ, Desjardins (in collaboration with Capital régional et coopératif Desjardins12 ) and Fondaction.

The government has committed to providing the Fonds de solidarité FTQ and Desjardins with a financial contribution of $175 million each. In return, the Fonds de solidarité FTQ and Desjardins each undertake to:

- finance the acquisition, renovation or construction of 1 000 social and affordable housing units;

- ensure that these units remain affordable, generally for a period of 35 years, according to criteria similar to those provided for in the Québec affordable housing program.

The government has also made a commitment to Fondaction to grant it a contribution of $45 million in exchange for the construction of 1 000 affordable cooperative co-owned housing units.

- This housing model allows a household to become a homeowner at lower-than-market cost through financial support from the cooperative movement. However, when the asset is resold, the household does not receive all of the income from the sale.

- This measure has dual benefits: it provides affordable homeownership to 1 000 households while freeing up the same amount of units on the rental market.

The agreements signed will make it possible to develop an additional 3 000 housing units, for a financial impact totalling $395 million over the next three years.

TABLE B.11

Financial impact of building social and affordable housing
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Fonds de solidarité FTQ	−100.0	−75.0	-	-	-	−175.0
Desjardins	−100.0	-	−75.0	-	-	−175.0
Fondaction	−25.0	-	−20.0	-	-	−45.0
TOTAL	−225.0	−75.0	−95.0	-	-	−395.0

_______________________________

12 To enable Capital régional et coopératif Desjardins to take part in this endeavour, amendments to its incorporating Act are announced in the December 8, 2022 information bulletin accompanying this document.

B.22	Update on Québec’s Economic and Financial Situation

Québec affordable housing program

As part of the November 2021 Update on Québec's Economic and Financial Situation, the government announced the implementation of the new Québec affordable housing program (PHAQ), which aims to increase the supply of affordable housing for low- and moderate-income households throughout Québec.

In order to receive financial assistance, housing project promoters must commit to maintaining rents at affordable levels for a period ranging from 10 to 35 years. The financial assistance granted varies according to the length of this commitment, but also according to the size of the units and the region where the project is located.

One of the advantages of this program is that it allows private-sector projects to also benefit from government financial assistance.

Since the November 2021 Update on Québec's Economic and Financial Situation, the Québec government has invested $255.9 million through the PHAQ.[1] This amount will make it possible to build around 1 700 affordable housing units by 2026-2027. Considering the 3 000 units that will be built as part of the partnership with the tax-advantaged funds and Desjardins, over 4 700 affordable housing units will be developed over the next few years.

1 In addition to this amount, there will be a federal contribution of $41.1 million through the Canada-Québec Housing Agreement.

Coping with the Rising Cost of Living	B.23

2.2 Enhancing the Shelter Allowance Program

The Shelter Allowance Program offers additional assistance to low-income households that spend an excessive portion of their income on housing. It is aimed at households with at least one dependent child or one person aged 50 or older.

In the November 2021 update, the government announced that this program would be gradually modernized over the next few years.

Modernization announced in the November 2021 update

The modernization of the Shelter Allowance Program announced in the November 2021 update provided for a major increase in the amount of assistance offered to low-income households to help them pay their rent. Since the program was implemented, the maximum assistance offered was $80 per month. On October 1, 2021, this was increased to $100 per month for the 2021-2022 programming year.

In addition, in the coming years, the calculation of financial assistance will be adjusted to provide an amount based on the share of income the household spends on rent. Once fully implemented, the monthly assistance rates for the 2024-2025 programming year were expected to be:

- $130 for households that spend 50% to 80% of their income on rent;

- $150 for households that spend 80% or more of their income on rent.

❏ Modernization will take place sooner than expected

Due to the recent upward pressure on housing costs, the government wants to help the households that need it most more quickly.

Therefore, on June 30, 2022, the government announced an increase in financial assistance amounts, effective October 1, 2022, to reach:

- $100 per month for households that spend 30% to 50% of their income on housing;

- $150 per month for households that spend 50% to 80% of their income on housing;

- $170 per month for households that spend 80% or more of their income on housing.

This increase provides additional assistance for low-income households totalling $50.3 million over two years.

TABLE B.12

Monthly assistance amounts offered through the Shelter Allowance Program, by programming year
(dollars per month)

Share of income spent on housing	2021-2022	2022-2023
30% to 50%	100	100
50% to 80%	100	150
80% or more	100	170

Note: The programming year for the Shelter Allowance Program runs from October 1 to September 30.

B.24	Update on Québec’s Economic and Financial Situation

3. STRENGTHENING SECURITY IN MONTRÉAL

Québec has experienced a wave of gun-related violence, primarily in Montréal.

On August 27, 2022, the government announced an additional investment of $250 million to increase security in the city. This funding has been allocated as follows:

- $225 million over five years to add 225 police officers to the Service de police de la Ville de Montréal, to ensure a greater police presence on the field;

- $25 million over five years to add psychosocial workers to the mobile mediation and social intervention team, which takes preventative action by promoting security and contributing to harmonious social cohabitation in public spaces.

In addition, the government will provide an additional $3 million in 2022-2023 for the École nationale de police du Québec to support training for 72 additional officers for the Service de police de la Ville de Montréal.

These amounts are in addition to the more than $160 million already allocated for the fight against armed violence, including the creation of the dedicated police team to combat arms trafficking in Montréal, as well as the deployment of Opération CENTAURE.13  These investments have also strengthened efforts to prevent armed violence, particularly by supporting community organizations that intervene upstream with people in vulnerable situations.

TABLE B.13

Financial impact of the amounts to strengthen security in Montréal
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Stepping up the fight against armed violence	−50.0	−50.0	−50.0	−50.0	−50.0	−250.0
Supporting special training for 72 police officers for the Service de police de la Ville de Montréal	−3.0	-	-	-	-	−3.0
TOTAL	−53.0	−50.0	−50.0	−50.0	−50.0	−253.0

Note: Appropriations will be granted to the Ministère de la Sécurité publique. The amounts provided for 2022-2023 will be drawn from the Contingency Fund.

_______________________________

13 Opération CENTAURE, announced in September 2021, strengthens the various squads' ability to reduce gun violence and maximize intelligence sharing across Québec.

Coping with the Rising Cost of Living	B.25

FINANCIAL IMPACT

TABLE B.14

Financial impact of the actions to cope with the rising cost of living
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total
Implementing the Anti-Inflation Shield
Measure set out in the fall 2022 economic update
- Enhancing the senior assistance amount	−1 544.5	−1 574.2	−1 605.2	−1 630.8	−1 652.9	−8 007.6
Subtotal	−1 544.5	−1 574.2	−1 605.2	−1 630.8	−1 652.9	−8 007.6
Announcements since Budget 2022-2023
- Granting a new one-time cost of living support payment	−3 513.6	-	-	-	-	−3 513.6
- Limiting rate indexing to 3%	−32.4	−376.5	−603.9	−301.8	−335.0	−1 649.6
Subtotal	−3 546.0	−376.5	−603.9	−301.8	−335.0	−5 163.2
Subtotal - Implementing the Anti-Inflation Shield	−5 090.5	−1 950.7	−2 209.1	−1 932.6	−1 987.9	−13 170.8
Improving housing affordability
Announcements since Budget 2022-2023
- Building social and affordable housing	−225.0	−75.0	−95.0	-	-	−395.0
- Enhancing the Shelter Allowance Program	−19.2	−31.1	-	-	-	−50.3
Subtotal - Improving housing affordability	−244.2	−106.1	−95.0	-	-	−445.3
Strengthening security in Montréal
Announcements since Budget 2022-2023
- Stepping up the fight against armed violence	−50.0	−50.0	−50.0	−50.0	−50.0	−250.0
- Supporting special training for 72 police officers for the Service de police de la Ville de Montréal	−3.0	-	-	-	-	−3.0
Subtotal - Strengthening security in Montréal	−53.0	−50.0	−50.0	−50.0	−50.0	−253.0
TOTAL	−5 387.7	−2 106.8	−2 354.1	−1 982.6	−2 037.9	−13 869.1

Coping with the Rising Cost of Living	B.27

Section C

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2022 AND 2023

Summary	C.3

1. Québec's economic situation	C.7

1.1 The Québec economy slows down after a good start to the year	C.7

1.2 Domestic demand will remain the main driver of economic growth	C.9

1.3 Job creation slows down and the labour shortage continues	C.10

1.4 High prices and rising interest rates are having an impact on household consumption	C.13

1.5 Higher interest rates have led to a slowdown in the housing market	C.14

1.6 Non-residential investment growth decelerates	C.16

1.7 Governments continue to stimulate the economy	C.17

1.8 A less favourable external environment for exports	C.18

1.9 Inflation slows, but remains high	C.19

1.10 Nominal GDP growth remains high	C.20

1.11 Economic forecasts comparable to those of the private sector	C.21

1.12 Potential impact of a sharper-than-expected economic slowdown	C.22

2. The situation of Québec's main economic partners	C.25

2.1 The economic situation in Canada	C.25

2.2 The economic situation in the United States	C.29

3. The global economic situation	C.33

4. Developments in financial markets	C.41

5. Main risks that may influence the forecast scenario	C.47

C.1

SUMMARY

After a strong recovery from the pandemic, the global economy has entered a phase of synchronized slowdown.

- Global economic growth is expected to moderate from 2.9% in 2022 to 2.5% in 2023.1

- In the United States, after a 1.6% increase in 2022, real GDP growth is expected to slow to 0.6% in 2023.

- In Canada, economic growth is also expected to moderate. Real GDP growth is expected to fall from 3.1% in 2022 to 0.8% in 2023.

- In Québec, economic activity has been growing well in 2022 (+3.1%). Real GDP growth is expected to decelerate to 0.7% in 2023.

The Québec economy experienced a strong recovery after the pandemic.

However, in the last few months, the signs pointing to a slowdown in global economic growth have multiplied. The sharp rise in prices and the rapid increase in interest rates are weakening the global economy.

- In Québec, growth in economic activity is expected to fall from 3.1% in 2022 to 0.7% in 2023. In comparison, growth of 2.0% in 2023 was expected in the Québec Budget Plan - March 2022.

TABLE C.1 Economic growth
(real GDP, percentage change)
	2021	2022	2023
Québec	6.0	3.1	0.7
- March 2022	6.3	2.7	2.0
Canada	5.0	3.1	0.8
- March 2022	4.6	3.8	2.6
United States	5.9	1.6	0.6
- March 2022	5.7	3.6	2.4
World(1)	6.1	2.9	2.5
- March 2022	5.8	3.9	3.6

(1) Global real GDP is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and
   Ministère des Finances du Québec.

________________________

1 Unless otherwise indicated, this section reflects economic data available as at November 16, 2022, including Statistics Canada's provincial economic accounts, which were published on November 8, 2022. The economic forecast is based on information available before this date.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.3

❏ The economic outlook has deteriorated quickly

Since March 2022, the signals pointing to a slowdown in global economic growth have multiplied.

- The international environment has been marked, in particular, by the war in Ukraine, fluctuations in energy prices and the continued application of the zero-COVID policy in China.

- In addition, inflationary pressures intensified worldwide.

In order to reduce inflation and restore an economic environment more conducive to sustainable growth, most central banks have accelerated their policy interest rate hikes. However, the tightening of monetary policies and the rising cost of living have dampened economic activity. As a result, forecasts have been lowered significantly in recent months for most economies.

- Global growth is expected to be 2.5% in 2023. In the forecast scenario of the Québec Budget Plan - March 2022, an increase of 3.6% was expected in 2023.

- In the United States, real GDP growth is expected to be 0.6% in 2023, while growth of 2.4% was expected last March.

- Economic expansion in Canada is expected to be 0.8% in 2023, a downward revision of 1.8 percentage points from the March 2022 forecast.

Québec has not been spared by the inflationary surge of recent months or the tightening of credit conditions.

- The Ministère des Finances du Québec is forecasting modest growth in economic activity of 0.7% in 2023. This is a downward revision of 1.3 percentage points from last March's forecast.

CHART C.1 Change in economic outlook in 2023
(real GDP, percentage change)

(1) Global economic growth is expressed in purchasing power parity.

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

C.4	Update on Québec’s Economic and Financial Situation

❏ Uncertainty surrounding the forecast

A high degree of uncertainty hangs over the economic and financial forecast. Over the next year, global economic growth will depend on the evolution of inflation and the monetary authorities' ability to contain it.

- Despite a slight decline from the end of 2022, global inflation will remain high.

- Demand for and availability of commodities, continued disruptions in supply chains and the labour shortage are among the factors that could further add to inflationary pressures.

- Persistent inflation could put central banks in a dilemma. Raising policy interest rates too much would have a negative effect on economic growth, while insufficient tightening of monetary policy would not bring inflation down to a low, stable and predictable level.

Moreover, the current global situation is characterized by geopolitical tensions. The intensification or worsening of these tensions could slow economic growth more than expected.

TABLE C.2 Consumer price index
(percentage change)
	2021	2022	2023
Québec	3.8	6.8	3.7
Canada	3.4	6.9	3.7
United States	4.7	8.1	3.8
World(1)	4.7	8.8	6.5
(1) October 2022 forecast of the International Monetary Fund. Sources: Statistics Canada, International Monetary Fund, S&P Global and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.5

1. QUÉBEC'S ECONOMIC SITUATION

1.1 The Québec economy slows down after a good start to the year

The Québec economy grew by 1.4% in the first quarter of 2022, the strongest quarterly increase since the end of 2020.

- The strong labour market supported household consumption, labour shortages supported non-residential business investment, and the real estate market was thriving.

However, growth decelerated in the second quarter, rising by a modest 0.3%. In particular, high prices and the rapid and sharp increase in interest rates, which was intended to curb inflationary pressures, have weakened the economy. This slowdown is expected to increase in the next quarters.

- Despite the current period of weakness, real GDP growth is expected to reach 3.1% in 2022 due to its strong performance earlier this year.

In 2023, the Bank of Canada will maintain its restrictive monetary policy. In addition, growing difficulties in the global economy will moderate GDP growth. As a result, economic expansion will slow more significantly than expected in the Québec Budget Plan - March 2022 and the Pre-election Report on the State of Québec's Public Finances - August 2022.

- Real GDP is expected to increase by only 0.7% in 2023. This is a downward revision of 1.3 percentage points from the March 2022 forecast and 1.0 percentage point from that of August 2022.

CHART C.2 Economic growth in Québec
(real GDP, percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.7

The economic outlook has deteriorated in recent months

The pace of expansion of real GDP has slowed in the second half of 2022.

- This moderation is mainly due to persistent inflation and the faster and stronger tightening of the Bank of Canada's monetary policy than expected in March and August 2022.

Consequently, growth forecasts have been lowered considerably in the last few months.

- According to the Québec Budget Plan - March 2022 forecast, Québec's real GDP was expected to grow by 2.0% in 2023. In the Pre-election Report on the State of Québec's Public Finances - August 2022, an increase of 1.7% was projected.

▪ These were comparable increases to those anticipated by private sector forecasters.

- The Ministère des Finances du Québec now forecasts a real GDP increase of 0.7% in 2023.

▪ Private sector forecasters also expect a significant slowdown in economic activity in 2023. As at November 18, they expected real GDP growth of 0.3% on average in 2023.

○ This is slightly lower growth than expected by the Ministère des Finances du Québec.

Change in economic outlook
(real GDP, percentage change)
	2022	2023
Québec Budget Plan - March 2022
- Ministère des Finances du Québec	2.7	2.0
- Private sector average (as at March 8, 2022)	3.1	2.5
▪ Minimum forecast	2.5	2.1
▪ Maximum forecast	3.8	3.2
Pre-election Report on the State of Québec's Public Finances - August 2022
- Ministère des Finances du Québec	3.4	1.7
- Private sector average (as at June 21, 2022)	3.2	1.7
▪ Minimum forecast	2.9	0.9
▪ Maximum forecast	3.5	2.6
Update on Québec's Economic and Financial Situation - Fall 2022
- Ministère des Finances du Québec	3.1	0.7
- Private sector average (as at November 18, 2022)	3.1	0.3
▪ Minimum forecast	2.0	−0.1
▪ Maximum forecast	3.4	0.7
Sources: Ministère des Finances du Québec summary, which includes the forecasts of 11 private sector institutions, and Ministère des Finances du Québec.

C.8	Update on Québec’s Economic and Financial Situation

1.2 Domestic demand will remain the main driver of economic growth

Domestic demand will continue to be the main driver of economic growth, but its growth will moderate.

- Households will limit their consumption expenditures. They will face increasing financial pressure due to high prices and increased debt service.

- However, consumers have significant savings and wage growth will continue. In addition, significant measures implemented by the government to protect the purchasing power of Quebecers will help households cope with the rising cost of living.

- After peaking in 2021, activity in the residential sector will decelerate. Rising interest rates and high housing prices will restrict access to home ownership.

- As for non-residential business investment, the outlook remains positive. In particular, businesses will be inclined to invest in automated processes to offset labour shortages. Nevertheless, economic uncertainty and rising financing costs will limit growth in investment expenditures.

- Against this backdrop, governments will continue to support economic activity.

Moreover, export and import growth will moderate.

- The synchronized tightening of monetary policies in several major economies will dampen foreign demand, particularly in the United States, Québec's main international trading partner.

- Imports, meanwhile, will be curbed by weaker domestic demand.

TABLE C.3 Real GDP and its major components in Québec
(percentage change and contribution in percentage points)
	Change			Contribution
	2021	2022	2023	2021	2022	2023
Domestic demand	6.2	3.0	0.8	6.3	3.1	0.8
Household consumption	5.4	5.0	1.7	2.9	3.0	1.0
Residential investment	12.9	−8.4	−6.9	1.1	−0.7	−0.5
Non-residential business investment	7.3	3.6	0.9	0.6	0.3	0.1
Government spending and investment	5.6	2.7	1.3	1.6	0.7	0.4
External sector	-	-	-	−1.9	−1.6	0.2
Exports	2.9	2.8	1.6	1.3	1.3	0.7
Imports	6.8	5.7	1.0	−3.2	−2.8	−0.5
Inventories	-	-	-	1.5	1.4	−0.3
REAL GDP	6.0	3.1	0.7	6.0	3.1	0.7
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.9

1.3 Job creation slows down and the labour shortage continues

After a record annual increase of 169 400 jobs in 2021 (+4.1%), job creation will slow down.

- It will fall from 103 400 jobs in 2022 to 31 100 in 2023, representing increases of 2.4% and 0.7% respectively.

The moderation in economic activity will dampen the demand for labour, which will cause the unemployment rate to rise temporarily.

- The unemployment rate is expected to average 4.5% in 2022, a historic annual low, before rising slightly to 5.0% on average in 2023.

Despite this slight increase, the unemployment rate will remain low. Indeed, the labour shortage persists, mainly due to the aging population, which limits labour force growth and the labour supply.

- The tight labour market is reflected in wages and salaries, which are expected to rise by 10.6% in 2022 and 3.5% in 2023, following a strong increase of 10.8% in 2021.

CHART C.3 Job creation in Québec	CHART C.4 Unemployment rate in Québec
(average annual data in thousands)	(average annual data in per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.10	Update on Québec’s Economic and Financial Situation

A shrinking pool of available workers and moderation in economic growth will slow the pace of job creation

The labour market has been strong in Québec in 2021.

- Between December 2020 and December 2021, 156 900 jobs were created. At the same time, the unemployment rate declined, from 6.9% in December 2020 to 4.7% in December 2021.

Successive job gains have given way to a moderation in the labour market in recent months.

- Between December 2021 and October 2022, 47 900 jobs were added.

Labour market conditions still seem exceptionally tight. Demand for labour remains considerable while the number of vacancies is at record highs.

- The sharp increase in vacancies indicates that growth in labour supply is limited by the aging population.

▪ In particular, the size of the population aged 15 to 64 remained stable between December 2021 and October 2022 (+6 700 individuals, that is, +0.1%).

▪ By comparison, in Ontario, the population aged 15 to 64 increased by 70 800 individuals during the same period (+0.7%).

The unemployment rate is expected to increase slightly.

- The moderation in economic growth will decrease the demand for labour.

▪ However, because of the large number of job vacancies, the demand for workers will have to decline significantly before it is reflected in an increase in the unemployment rate.

- Moreover, higher interest rates and high inflation could increase labour force participation.

Change in employment in Québec	Change in the unemployment rate in Québec
(thousands)	(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.11

A record number of job vacancies

The Québec labour market is faced with a labour availability challenge. In fact, several businesses are having difficulty hiring staff.

- In the second quarter of 2022, there were just over 248 000 unfilled positions in Québec, approximately 115 000 more than in the second quarter of 2019. This is a record number and an increase of over 85% in three years.

- The vacancy rate, which is the number of vacant positions expressed as a percentage of all vacant or occupied positions, is up. It reached 6.2% in the second quarter of 2022, compared to 3.6% in the second quarter of 2019.

Change in the number of vacant positions and unemployed individuals in Québec
(number of vacant positions and unemployed individuals in units, vacancy rate in per cent)
	2nd quarter of 2019	2nd quarter of 2022	Difference(1)
Number of vacant positions	132 870	248 150	115 280
Vacancy rate(2)	3.6	6.2	2.6(3)
Number of unemployed individuals	222 600	188 800	−33 800

(1) Actual differences may not add up due to rounding.

(2) Number of vacant positions expressed as a percentage of all positions, either occupied or vacant.

(3) Difference in percentage points.

Sources: Statistics Canada and Ministère des Finances du Québec.

Québec has fewer potential workers who can fill available positions.

- For example, in the second quarter of 2019, Québec had 1.7 unemployed individuals per vacant position. In the second quarter of 2022, the ratio had declined to 0.8 unemployed individuals.

- In comparison, Ontario and Canada had 1.1 unemployed individuals per vacant position in the second quarter of 2022. Therefore, while the labour shortage affects many regions, it is more pronounced in Québec.

In the coming months, employers will continue to face recruitment difficulties. However, the moderation of economic growth will dampen the demand for workers.

Nevertheless, the effects of the labour shortage may be mitigated by productivity gains by businesses, an increase in the participation rate and the effect of government measures implemented to increase the graduation rate and training of the workforce.

Change in the number of unemployed individuals per vacant position
(unemployed individuals per vacancy and difference)
	2nd quarter of 2019	2nd quarter of 2022	Difference
Québec	1.7	0.8	−0.9
Ontario	2.1	1.1	−1.0
Canada	2.0	1.1	−0.9
Sources: Statistics Canada and Ministère des Finances du Québec.

C.12	Update on Québec’s Economic and Financial Situation

1.4 High prices and rising interest rates are having an impact on household consumption

After increases of 5.4% in 2021 and 5.0% in 2022, consumption growth will slow to 1.7% in 2023. With high inflation and rising interest rates, households will reduce discretionary spending, particularly on durable goods.

Despite a moderation in consumption, households will continue to support economic activity.

- The measures announced to protect Quebecers' purchasing power will mitigate the effects of high inflation on their wallets. These measures include enhancing the senior assistance amount, providing a new one-time cost-of-living amount of up to $600 per adult and capping government rate indexation to 3%.2 In addition to these measures, the tax system and social assistance benefits will be significantly indexed by 6.44% starting January 1, 2023.

- Tight labour market conditions will support wage and salary growth of 10.6% in 2022 and 3.5% in 2023.

- At 12.0% in 2022 and 9.2% in 2023, the savings rate will remain above its pre-pandemic level (6.5% in 2019). Consumers will therefore have significant sums available to finance their expenditures.

- Lastly, the household indebtedness ratio, that is, the value of their liabilities as a proportion of their disposable income, is significantly lower in Québec (155.8% in 2021) than in Canada (186.8%) and Ontario (200.1%). This means that Quebecers will be less impacted by rising interest rates given their lower level of indebtedness.

CHART C.5 Household consumption expenditure in Québec	CHART C.6 Household indebtedness ratio
(percentage change, in real terms)	(total value of liabilities divided by household disposable income, in per cent)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

________________________

2 For more information on the measures to protect Quebecers' purchasing power, see the "Implementing the Anti-Inflation Shield" section on pages B.5 to B.19.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.13

1.5 Higher interest rates have led to a slowdown in the housing market

Residential investment, which includes expenditures on new residential construction and renovations as well as ownership transfer costs, jumped 12.9% in real terms in 2021 to $33.2 billion, a historic high.

However, the interest rate hike that began in March 2022 has dampened activity in this sector. As a result, residential investment is expected to fall by 8.4% in 2022 and 6.9% in 2023. Despite these declines, the level of residential investment will remain high from a historical perspective.

- Housing prices at record highs and rising mortgage rates have made properties less affordable. As a result, the number of transactions in the resale market is decreasing and is expected to remain below its pre-pandemic level over the next few quarters.

- High material costs and rising financing rates will slow activity in the new construction and renovation sectors.

- Therefore, after reaching 67 800 units in 2021, a peak since 1987, housing starts will stand at 60 700 units in 2022 and 54 200 in 2023. Despite these declines, the level of housing starts will remain above the average of the 10 years preceding the pandemic (44 200 units).

However, the residential sector is expected to experience a soft landing.

- The inventory of unsold new properties is low, which will support residential construction.

- In addition, wage and salary growth and the recovery in immigration will continue to support housing demand.

CHART C.7 Residential investment in Québec	CHART C.8 Housing starts in Québec
(billions of chained 2012 dollars)	(thousands of units)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

C.14	Update on Québec’s Economic and Financial Situation

Activity in the real estate market slows down after a record year

Housing market momentum moderates

After reaching post-pandemic peaks, housing demand has softened in recent months.

- Activity in the resale market is trending downward. In particular, the number of transactions on the resale market fell from 132 100 in January 2021 to 78 300 in October 2022.

- Therefore, for the first 10 months of 2022 compared to the same period in 2021, the number of transactions is down 17.8% to an average of 90 000 units (109 500 units on average in 2021).

Several factors account for the moderation in housing demand.

- In particular, strong demand has put pressure on prices and properties have become less affordable. In addition, mortgage interest rates have risen rapidly.

Meanwhile, the supply of properties on the market is increasing.

- In particular, the surge in new residential construction has increased the number of available homes.

A market that is gradually coming into balance

As demand declines and supply increases, overbidding is subsiding and home prices are falling.

- Since peaking at $508 800 in April 2022, the average cost of a home on the resale market shows a 6.7% decline and was $474 600 in October. For the first 10 months of 2022, the price of a home averaged $493 100 ($448 000 on average in 2021).

- Despite the downturn in recent months, the average price of a home on the resale market remains above its pre-pandemic level ($323 600 on average in 2019).

Transactions on Québec resale market	Average home resale price in Québec
(thousands of units, annualized rate)	(thousands of dollars)

Source: Haver Analytics.	Source: Haver Analytics.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.15

1.6 Non-residential investment growth decelerates

Non-residential business investment is expected to grow by 3.6% in 2022 and 0.9% in 2023. Several factors explain this increase.

- The tax measures implemented by the Québec government since the fall of 2018 significantly reduce the cost of investment. For example, the marginal effective tax rate (METR) for new investments in Québec has been reduced from 14.7% in 2017 to 7.4% in 2021.

- The labour shortage could encourage entrepreneurs to invest in machinery and equipment in order to increase their productivity and automate production.

- The transition to a low-carbon economy will have a positive impact on business investment.

However, various economic headwinds will limit investment growth.

- Rising interest rates, wider spreads on corporate bonds and lower stock prices have resulted in higher financing costs.

- The depreciation of the Canadian dollar, which makes imports of machinery and equipment more expensive, will weigh on investments.

- Moreover, business confidence is eroding. A growing number of executives are expecting a slowdown in economic activity, which should translate into lower demand. As a result, some businesses may choose to delay their investment projects.

CHART C.9 Non-residential business investment in Québec	CHART C.10 Components of non-residential business investment in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.16	Update on Québec’s Economic and Financial Situation

1.7 Governments continue to stimulate the economy

Following growth of 1.3% in 2021, the value of government investment will increase by 13.0% in 2022 and 3.8% in 2023. It is expected to reach $24.0 billion in nominal terms in 2023.

- Governments are an important driver of economic activity in Québec. The value of government investment as a proportion of GDP was 4.1% in Québec in 2021, compared to 3.9% in Ontario.

In particular, investments under the 2022-2032 Québec Infrastructure Plan (QIP) are reaching record levels. This plan makes it possible to rehabilitate infrastructure in a state of asset maintenance deficit and to add new infrastructures that meet the needs of the population. The QIP amounts to $142.5 billion over a 10-year period.

- These investments provide significant support to the economy. In particular, they make it possible to provide the population with modern, quality infrastructure.

Moreover, the federal government's Investing in Canada infrastructure program and the high levels of investment planned in Québec's major municipalities, including Montréal, Québec and Laval, will also support the growth in investments.

CHART C.11 Government investments in Québec
(billions of dollars, in nominal terms)

Note: Government investments include investments by the Québec government, the federal government, local public administrations and Aboriginal public administrations.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.17

1.8 A less favourable external environment for exports

The deterioration in global economic growth is weighing on trade. In Québec, international exports of goods on a customs basis were, in September 2022, 0.5% below the level observed prior to the start of the pandemic in February 2020.

Overall, Québec's exports are expected to increase by 2.8% in 2022 and 1.6% in 2023.

- Foreign demand will continue to falter.

- Economic activity in Canada is weakening, which will result in lower exports to other provinces.

- In addition, real GDP growth in the United States, Québec's main international trading partner, will moderate from 5.9% in 2021 to 1.6% in 2022 and 0.6% in 2023.

- Several other economies are experiencing a marked slowdown. In particular, a recession is expected in some countries of the euro area due to the energy crisis and the war in Ukraine.

- Despite the decline in foreign demand, export growth will be supported, in particular, by the recovery in international travel, easing supply chain tensions and the depreciation of the Canadian dollar.

Imports, meanwhile, are expected to slow from 5.7% growth in 2022 to 1.0% growth in 2023.

- They will follow a similar trend to that of domestic demand. In addition, the Canadian dollar's less favourable exchange rate is expected to reduce the volume of imports.

- However, imports will be supported by the rebound in travel expenditures by Quebecers.

Moreover, oil prices, which are still at high levels, will have a significant negative impact on Québec's balance of trade, since it imports all the oil it consumes.

CHART C.12 Québec exports	CHART C.13 Québec imports and domestic demand
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.18	Update on Québec’s Economic and Financial Situation

1.9 Inflation slows, but remains high

Consumer price index (CPI) growth over 12 months has strengthened in Québec. It rose from 1.3% in January 2021 to a peak of 8.0% in June 2022. However, since July, the annual increase in inflation has been decelerating. CPI inflation was 6.4% in October.

- This moderation is mainly due to external factors, particularly:

- the rise in oil prices, which has slowed. In fact, the annual change in gasoline prices fell from a peak of 61.9% in June 2022 to 15.1% in October;

- the gradual easing of disruptions in supply chains is increasing the supply of goods.

- Despite this slowdown in price growth, inflation remains high and widespread, and is above the Bank of Canada's target range of 1% to 3%.

Overall, in 2022, the CPI is expected to rise by an average of 6.8% before decelerating to 3.7% in 2023.

- In the coming months, inflation will continue to moderate as the economy adjusts to interest rate increases. CPI growth is expected to return near the median target of 2% by the end of 2023.

- Tighter financial conditions will dampen demand for goods and services. At the same time, demand for workers is also expected to moderate, which will limit employment growth and, consequently, wage gains.

- The slowdown in economic activity will lead to lower commodity prices, including oil, which will reduce transportation costs and ease price pressures.

CHART C.14 CPI in Québec	CHART C.15 CPI in Québec
(percentage change)	(annual percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.19

1.10 Nominal GDP growth remains high

Nominal GDP will increase by 10.0% in 2022 and 2.8% in 2023. The change in the value of GDP reflects increases in real economic activity and the GDP deflator, which measures changes in output prices.

- Because of a strong start to the year and robust price growth, nominal GDP growth in 2022 will be at least 10% for a second consecutive year (+11.8% in 2021).

- In 2023, the slowdown in economic activity in real terms and price growth will moderate nominal GDP growth.

Like nominal GDP, growth in the government's major tax bases will perform well in 2022 before decelerating in 2023.

- Wage and salary growth will fall from 10.6% in 2022 to 3.5% in 2023 as job creation slows.

- Wage gains will remain strong, however, as the labour shortage continues due to the aging population.

- Rising interest rates will limit nominal consumption. Nevertheless, the latter will grow by 10.8% in 2022 and 4.6% in 2023. It will be supported by the growth in the prices of goods and services, the disbursement of a portion of accumulated savings, wage increases and the measures to protect Quebecers' purchasing power.

- Net operating surplus of corporations is expected to increase by 1.1% in 2022 before declining by 2.2% in 2023, following impressive gains of 19.3% in 2020 and 8.9% in 2021.

- The end of various business subsidy programs, high oil prices and salary increases will limit corporate profits.

TABLE C.4 Nominal GDP in Québec
(percentage change)
	2021	2022	2023
Real GDP	6.0	3.1	0.7
- March 2022	6.3	2.7	2.0
- June 2022	5.6	3.4	1.7
Price - GDP deflator	5.5	6.7	2.0
- March 2022	4.7	3.6	1.4
- June 2022	6.5	6.0	2.0
NOMINAL GDP	11.8	10.0	2.8
- March 2022	11.3	6.4	3.5
- June 2022	12.5	9.6	3.8
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.20	Update on Québec’s Economic and Financial Situation

1.11 Economic forecasts comparable to those of the private sector

In 2022, the Ministère des Finances du Québec forecasts that the increase in economic activity (+3.1%) will be equal to that anticipated on average by private sector forecasters (+3.1%).

In 2023, the Ministère des Finances du Québec estimates an increase in economic activity (+0.7%) that will be higher than that anticipated on average by private sector forecasters (+0.3%).

The large variation in private sector forecasts reflects the uncertainty arising from the current economic situation.

CHART C.16 Economic growth in 2022 in Québec	CHART C.17 Economic growth in 2023 in Québec
(real GDP, percentage change)	(real GDP, percentage change)

Source: Ministère des Finances du Québec summary as at November 18, 2022, which includes the forecasts of 11 private sector institutions.	Source: Ministère des Finances du Québec summary as at November 18, 2022, which includes the forecasts of 11 private sector institutions.

TABLE C.5 Economic outlook in Québec - Comparison with the private sector
(percentage change)
	2021	2022	2023	2024	2025	2026	Average 2022-2026
Real GDP
Ministère des Finances du Québec	6.0	3.1	0.7	1.6	1.6	1.5	1.7
Private sector average	-	3.1	0.3	1.3	1.7	1.6	1.6
Nominal GDP
Ministère des Finances du Québec	11.8	10.0	2.8	4.0	3.7	3.2	4.7
Private sector average	-	9.9	2.8	3.3	3.8	3.6	4.7
Note: Average may not add due to rounding. Source: Ministère des Finances du Québec summary as at November 18, 2022, which includes the forecasts of 11 private sector institutions.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.21

1.12 Potential impact of a sharper-than-expected economic slowdown

Strong price growth and quickly rising interest rates are weakening the global economy. As a result, the baseline economic forecast scenario in the fall 2022 Update on Québec's Economic and Financial Situation projects a synchronized slowdown in global economic activity in 2023.

As in many economies, real GDP growth in Québec will run out of steam, falling from 3.1% in 2022 to 0.7% in 2023. This is slightly stronger growth than the average private sector forecast for 2023 (+0.3%).

Although a significant moderation in economic activity is expected, there is still a high degree of uncertainty in the forecasts. Furthermore, the probability of a recession in Canada for the next year has been adjusted upward in recent months.

In this context, an alternative scenario forecasting a recession was developed by the Ministère des Finances. This scenario makes it possible to assess the impact that a greater-than-anticipated moderation of real GDP growth would have on the financial framework and the Québec government's debt.

- Thus, an unexpected shock to economic activity would push the Québec economy into recession. Depending on the nature of this shock, the government could intervene to support the most affected households or activity sectors.

❏ An alternative scenario forecasting a recession in 2023

According to the alternative scenario forecasting a recession, economic activity in Québec would decline by 1.0% in 2023 before increasing by 1.2% in 2024. This represents a gap of 1.7 percentage points in 2023 and 0.4 percentage point in 2024 compared to the baseline scenario.

This negative shock would be followed by a rebound in 2025 and 2026, such that economic activity would return to a level equivalent to the baseline scenario by the end of 2026.

TABLE C.6

Real GDP - Québec
(percentage change, shock in percentage points)

	Baseline scenario	Shock	Alternative recession scenario
2023	0.7	−1.7	−1.0
2024	1.6	−0.4	1.2
2025	1.6	+1.1	2.7
2026	1.5	+0.9	2.4
Source: Ministère des Finances du Québec.

C.22	Update on Québec’s Economic and Financial Situation

❏ Negative effect for the main economic indicators

The alternative recession scenario forecasts a sharp decline in economic activity in Québec in 2023, namely, −1.0% in real terms compared to a 0.7% increase in the baseline scenario. In the alternative recession scenario, households and businesses would exercise great caution and limit their consumption and investment expenditures. This situation would lead to a decline in employment and an increase in unemployment. In particular, for 2023:

- nominal GDP growth would fall from 2.8% to 1.0%, a difference of 1.8 percentage points compared to the baseline scenario;

- a 0.2% decrease in employment would be forecast compared to an increase of 0.7% according to the baseline scenario;

- the average unemployment rate would reach 5.5%, a higher level than in the baseline scenario (5.0%);

- the decline in employment would lead to a more modest increase in wages and salaries, which would grow by 1.9% compared to the increase of 3.5% projected in the baseline scenario;

- the net operating surplus of corporations would decline by 7.0%, a larger contraction than that expected in the baseline scenario (−2.2%);

- growth in consumption, excluding food expenditures and shelter, would stand at 3.5%, while growth of 4.4% is projected in the baseline scenario.

TABLE C.7

Economic indicators in Québec in 2023
(percentage change unless otherwise indicated, shock in percentage points)

	Baseline scenario	Shock	Alternative recession scenario
GDP, in real terms	0.7	−1.7	−1.0
Employment	0.7	−0.9	−0.2
Unemployment rate (per cent)	5.0	+0.5	5.5
GDP, in nominal terms	2.8	−1.8	1.0
Wages and salaries, in nominal terms	3.5	−1.6	1.9
Net operating surplus of corporations, in nominal terms	−2.2	−4.8	−7.0
Consumption, excluding food expenditures and shelter, in nominal terms	4.4	−0.9	3.5
Source: Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.23

TABLE C.8 Economic outlook in Québec
(annual average, percentage change, unless otherwise indicated)
	2021	2022	2023
Output
Real GDP	6.0	3.1	0.7
- March 2022	6.3	2.7	2.0
Nominal GDP	11.8	10.0	2.8
- March 2022	11.3	6.4	3.5
Nominal GDP (billions of dollars)	504.5	555.0	570.4
- March 2022	500.0	532.2	550.7
Components of GDP (in real terms)
Household consumption	5.4	5.0	1.7
- March 2022	5.9	5.7	1.9
Government spending and investment	5.6	2.7	1.3
- March 2022	5.3	1.1	1.0
Residential investment	12.9	−8.4	−6.9
- March 2022	14.5	−4.5	−2.2
Non-residential business investment	7.3	3.6	0.9
- March 2022	−2.1	4.2	6.5
Exports	2.9	2.8	1.6
- March 2022	5.2	3.9	4.4
Imports	6.8	5.7	1.0
- March 2022	7.1	6.0	3.5
Other economic indicators (in nominal terms)
Job creation (thousands)	169.4	103.4	31.1
- March 2022	169.4	98.4	59.4
Unemployment rate (per cent)	6.1	4.5	5.0
- March 2022	6.1	5.0	4.7
Household consumption excluding food expenditures and shelter	11.1	12.6	4.4
- March 2022	11.2	12.0	3.9
Wages and salaries	10.8	10.6	3.5
- March 2022	9.6	8.1	3.3
Household income	5.6	5.1	3.0
- March 2022	6.0	6.0	1.6
Net operating surplus of corporations	8.9	1.1	−2.2
- March 2022	12.4	−6.4	−3.1
Consumer price index	3.8	6.8	3.7
- March 2022	3.8	4.7	2.3
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.24	Update on Québec’s Economic and Financial Situation

2. THE SITUATION OF QUÉBEC'S MAINECONOMIC PARTNERS

In 2021, nearly 45% of nominal GDP was based on exports of goods and services. As such, the evolution of exports and economic activity in Québec is largely influenced by the situation of its main trading partners. Over the next few quarters, the Québec economy will be slowed down by the decline in global growth.

- The restrictive monetary policy adopted by many central banks to contain inflation will have a dampening effect on economic activity. In addition, Europe will continue to face an energy crisis, which will push several countries into a recession. Lastly, difficulties in China's real estate market and the zero-COVID policy will slow its growth.

2.1 The economic situation in Canada

❏ The Canadian economy is showing signs of weakness

After a dynamic start to 2022, the Canadian economy is now experiencing a slowdown in growth. Overall, real GDP is expected to grow by 3.1% in 2022 and 0.8% in 2023.

- In the first half of the year, the Canadian economy, which has a large natural resource sector, benefited from higher commodity prices, including oil. In addition, the strong labour market supported household expenditures.

- Real GDP growth has decelerated in recent months and this slowdown will continue. The dampening effect of rising interest rates, high inflation, the correction in the housing market and waning global growth will continue to temper economic growth.

CHART C.18 Economic growth in Canada
(real GDP, percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.25

❏ Domestic demand will remain a source of growth

Economic growth in Canada will remain strong in 2022, averaging 3.1% before slowing to 0.8% in 2023.

Domestic demand will continue to be an engine of growth, but its growth will moderate.

- Tight labour market conditions will support wage growth and the removal of COVID-19 restrictions will support spending on services.

- However, households will face tighter budgets due to high inflation and increased financing costs. Moreover, higher interest rates may promote savings.

- Expected declines in residential investment will mark a turning point after a record year in 2021. Rising interest rates and high housing prices, particularly in Ontario and British Columbia, restrict activity in the residential sector.

- Non-residential business investment is expected to grow in both the energy and non-energy sectors. However, the increase is expected to moderate as the effects of interest rate increases are felt in the economy.

- Total public spending will continue to support economic activity.

Export growth will slow as foreign demand, particularly in the United States, declines. However, increased oil transportation capacity should support export growth. Import growth will be dampened by less robust domestic demand.

TABLE C.9 Real GDP and its major components in Canada
(percentage change and contribution in percentage points)
	Change			Contribution
	2021	2022	2023	2021	2022	2023
Domestic demand	5.8	3.0	0.8	6.0	3.0	0.9
Household consumption	5.1	5.2	1.8	2.8	2.9	1.0
Residential investment	14.9	−9.4	−6.7	1.3	−0.8	−0.5
Non-residential business investment	4.2	6.2	1.6	0.4	0.6	0.2
Government spending and investment	5.5	1.9	1.1	1.4	0.5	0.3
External sector	-	-	-	−2.0	−1.4	0.4
Exports	1.4	2.9	2.7	0.4	0.9	0.8
Imports	7.8	7.4	1.2	−2.3	−2.3	−0.4
Inventories	-	-	-	1.0	1.4	−0.5
REAL GDP	5.0	3.1	0.8	5.0	3.1	0.8
Note: Totals may not add due to rounding. Sources: Statistics Canada and Ministère des Finances du Québec.

C.26	Update on Québec’s Economic and Financial Situation

■ Household consumption will slow down

Consumer spending is expected to grow by 5.2% in 2022 and 1.8% in 2023, after increasing by 5.1% in 2021.

- The impact of inflation and rising interest rates will be increasingly reflected in household consumption.

- In contrast, the full lifting of health measures supports growth in services consumption, which will strongly increase by 8.9% in 2022 and 4.0% in 2023. At the same time, wage gains and support measures announced by governments to help households cope with the rising cost of living will ease growing financial pressures.

■ Residential investment declines after record year

After record growth of 14.9% in 2021, residential investment is expected to decline by 9.4% in 2022 and 6.7% in 2023. Despite the magnitude of these declines, investment will return to pre-pandemic levels.

- The increase in mortgage interest rates and high housing prices will dampen demand for housing in the coming years despite the recovery in immigration.

CHART C.19 Household consumption expenditure in Canada	CHART C.20 Residential investment in Canada
(percentage change, in real terms)	(billions of chained 2012 dollars)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.27

■ Growth in non-residential investment will decelerate

Growth in non-residential business investment will slow in the coming quarters. It is expected to be 6.2% in 2022 before falling to 1.6% in 2023.

- The labour shortage partly explains the increase in investment in the non-energy sectors.

- In the energy sectors, high oil and natural gas prices will support the start-up of investment projects. However, these investments will be constrained by uncertainty about long-term demand.

■ Trade flows will slow down

Exports are expected to increase by 2.9% in 2022 and 2.7% in 2023 after a modest increase of 1.4% in 2021.

- Over the next few years, export volumes will be supported by high energy prices and increased transportation capacity, including the commissioning of new pipelines.

- However, the decline in foreign demand will dampen the increase in exports. In particular, international exports of goods on a customs basis were, in September 2022, 0.1% below the level observed before the pandemic in February 2020.

Import growth will slow from 7.4% in 2022 to 1.2% in 2023 as domestic demand moderates.

CHART C.21 Non-residential business investment in Canada	CHART C.22 Exports and imports in Canada
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.28	Update on Québec’s Economic and Financial Situation

2.2 The economic situation in the United States

❏ Growth is held back by interest rate hikes

The economic outlook in the United States deteriorated in the first half of 2022 due to high inflation and significant interest rate hikes by the U.S. Federal Reserve.

- U.S. real GDP declined at an annualized rate of 1.6% in the first quarter and 0.6% in the second quarter.

- However, it grew in the third quarter (+2.6%), but remained limited by a weak domestic demand.

The U.S. economy is expected to continue to grow in the coming quarters, but at a level below its potential pace. In this context, real GDP growth is expected to be 1.6% in 2022 and only 0.6% in 2023.

- These are downward revisions of 2.0 percentage points in 2022 and 1.8 percentage points in 2023 compared to the Québec Budget Plan - March 2022.

Economic growth in the United States will be limited by both domestic and international factors.

- On the one hand, the effects of interest rate hikes by the Federal Reserve, which began its most rapid monetary tightening cycle in decades, will continue to weigh on domestic demand.

- On the other hand, the strength of the U.S. dollar, combined with the sharp slowdown in growth for the United States' main trading partners, will limit export growth.

CHART C.23 Economic growth in the United States
(real GDP, percentage change)

Sources: S&P Global and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.29

❏ A moderation in household consumption

After receiving significant support from fiscal and monetary policies in 2021, domestic demand is expected to slow significantly, mainly due to high inflation and the interest rate hikes implemented to curb it.

In particular, household consumption expenditure is expected to grow by 2.7% in 2022 and 1.1% in 2023. It will be limited, in particular, by:

- the negative impact of the drop in the value of financial and real estate assets;

- the expected moderation in job creation resulting from the economic slowdown;

- fears of a recession that are weighing on household confidence.

Among other things, residential investment, which is highly sensitive to changes in interest rates, is expected to fall by 9.3% in 2022 and 8.1% in 2023 as mortgage rates jumped in 2022.

- The average 30-year mortgage rate rose from 3.1% at the end of 2021 to 7.1% in October 2022, the highest level since 2002, dampening the housing market.

- The rise in mortgage rates, combined with the increase in housing prices since the beginning of the pandemic, have already led to the largest-ever decline in the affordability index, which hit in June 2022 its lowest level since 1985.

CHART C.24 Consumption expenditure in the United States	CHART C.25 30-year mortgage rate in the United States
(percentage change, in real terms)	(per cent)

Sources: S&P Global and Ministère des Finances du Québec.	Source: S&P Global.

C.30	Update on Québec’s Economic and Financial Situation

The contribution of supply and demand to U.S. inflation

Inflation in the United States has reached its highest level in over 40 years in recent months.

- This is the result of a combination of several factors that have led to a decrease in supply and an increase in demand. Supply has decreased mainly as a result of bottlenecks in supply chains. Conversely, different factors bolstered demand, including strong household income support.

A breakdown of these elements indicates that, at the end of 2021 and the beginning of 2022, supply-related factors contributed more significantly to core inflation than demand-related factors. However, these factors have rebalanced and contributed roughly equal parts to inflation in the last few months.

A gradual slowdown in inflation is expected

By the end of 2023, inflation is expected to slow down, driven by a combination of positive developments on the supply side and a tightening of U.S. monetary policy, which will dampen demand.

- The supply outlook is favourable as supply chain tensions have eased significantly in recent months, as reflected in lower transportation costs and improved delivery times.

- Demand is expected to slow in response to policy rate hikes that should alleviate some pricing pressures, particularly through an economic slowdown and the strength of the U.S. dollar.

However, inflation could be more persistent if, due to upward wage pressures, growth in service prices remains high.

Contribution to the annual change in core inflation
(percentage points)

Note: Inflation excluding food and energy, as measured by the personal consumption expenditure deflator. Source: Federal Reserve Bank of San Francisco.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.31

❏ Uncertainty will weigh on business investment while the strong U.S. dollar will negatively affect exports

Following a 6.4% increase in 2021, business investment is expected to slow to 3.6% in 2022 and 1.5% in 2023.

- Business investment will moderate due to slowing demand and increasing financing costs.

- In addition, increases in input prices and labour costs will reduce profit margins, which will limit investment.

- Moreover, businesses will reduce the pace of inventory accumulation, as inventories have risen sharply since the end of 2021. This will also dampen real GDP growth.

Furthermore, exporting businesses will be affected by the combined effects of the global economic slowdown and the strength of the U.S. dollar, which is near a 20-year high. The dollar has been boosted in 2022 by the aggressive tightening of U.S. monetary policy.

- As a result, the strong 6.8% growth in exports expected in 2022, which is the result of a marked increase in the first half of the year, is projected to slow to 3.6% in 2023.

- Imports are expected to increase by 9.3% in 2022 and 1.7% in 2023.

CHART C.26 Business investment in the United States	CHART C.27 U.S. dollar index
(percentage change, in real terms)	(index, March 1973 = 100)

Sources: S&P Global and Ministère des Finances du Québec.	Note: This is the DXY index, which measures the value of the U.S. dollar against a basket of six currencies. Source: Bloomberg.

C.32	Update on Québec’s Economic and Financial Situation

3. THE GLOBAL ECONOMIC SITUATION

❏ A significant slowdown in global growth

After a strong recovery in 2021, the global economy will show weak growth of 2.9% in 2022 and 2.5% in 2023. This is well below the average growth in economic activity of the last two decades, which is 3.6%.

- Global growth has been revised downward by 1.0 percentage point for 2022 and 1.1 percentage points for 2023 compared to the March forecast. Forecasts for both advanced and emerging and developing economies have been revised downward.

The global slowdown reflects a recession in some European economies and a significant moderation in growth in China and the United States.

- The energy crisis in Europe, restrictive monetary policies adopted by central banks to lower inflation and intense weather events had a moderating effect on global economic activity.

Risks associated with the global forecast remain high. They include the persistence of high inflation, developments in the energy crisis in Europe, and the evolution of the war in Ukraine.

CHART C.28 Global economic growth	CHART C.29 Consumer price index
(real GDP in purchasing power parity, per cent)	(percentage change)

Sources: S&P Global, International Monetary Fund, Refinitiv Datastream, Bloomberg, Eurostat, Statistics Canada and Ministère des Finances du Québec.	Source: World Bank.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.33

The following table presents the detailed global economic forecast by region and major countries.

TABLE C.10

Outlook for global economic growth
(real GDP, percentage annual change)

	Weight(1)	2021	2022	2023
World(2)	100.0	6.1	2.9	2.5
- March 2022		5.8	3.9	3.6
Advanced economies(2)	42.3	5.3	2.3	0.8
- March 2022		5.1	3.4	2.3
Québec	0.3	6.0	3.1	0.7
- March 2022		6.3	2.7	2.0
Canada	1.4	5.0	3.1	0.8
- March 2022		4.6	3.8	2.6
United States	15.8	5.9	1.6	0.6
- March 2022		5.7	3.6	2.4
Euro area	12.0	5.4	2.8	0.2
- March 2022		5.4	3.0	2.3
United Kingdom	2.2	7.5	3.3	−0.2
- March 2022		7.5	3.9	1.8
Japan	4.0	1.6	1.5	1.2
- March 2022		1.6	3.0	1.4
Emerging and developing economies(2)	57.7	6.7	3.4	3.7
- March 2022		6.3	4.2	4.6
China	18.2	8.1	3.3	4.6
- March 2022		8.1	5.0	5.1
India(3)	6.8	8.7	6.9	5.5
- March 2022		8.9	7.7	6.4

(1) Weight in global GDP in 2020.

(2) Data based on purchasing power parity.

(3) For the fiscal year (April 1 to March 31).

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, S&P Global, Refinitiv Datastream, Bloomberg, Eurostat and Ministère des Finances du Québec.

C.34	Update on Québec’s Economic and Financial Situation

Global economic outlook deteriorating, according to the IMF

According to the IMF, global economic growth and world trade in goods and services are expected to slow down in 2023, while inflation will remain high.

- In its October forecast, the IMF anticipates that global growth of 2.7% in 2023 will be the lowest since 2001 (+2.5%), excluding the global financial crisis in 2008-2009 and the COVID-19 pandemic in 2020.

- In addition, global real GDP will be lower than expected in the previous forecast of July 2022 for 143 countries representing 92% of global GDP. The reasons for this revision include, in particular, high inflation, tighter monetary conditions, a sharp slowdown in the Chinese economy and the repercussions of the war in Ukraine.

Weaker global production means that trade will be less dynamic. As a result, the world trade forecast has been revised downward.

Like several forecasters, the IMF does not anticipate a global recession. The institution has indicated that a decline in world GDP or world GDP per capita, which usually occurs during a global recession, is not incorporated in its baseline scenario.

- However, the IMF does anticipate a contraction in real GDP for at least two consecutive quarters - which is considered a recession in several economies - in 2022 or 2023 in countries representing more than 30% of global GDP.

Moreover, the IMF points out that an economic slowdown sharper than expected in October may occur if risks weighing on the global economy materialize. The IMF estimates a 25% probability that growth will fall below the historic 2% mark in 2023.

In the medium term, the after-effects of the shocks observed in 2022 on the global economy will be significant. According to the IMF, cumulative output losses could amount to 1.3 percentage points for 2022. They could reach 3.0 percentage points by 2026 despite exceptional gains and the impact of expected reforms in some countries. These losses are measured by the differences between the growth expected in October and that expected in January.

Real GDP in purchasing power parity, CPI and world trade of goods and services	Output losses due to shocks to the global economy in 2022
(percentage change)	(differences in percentage points compared with January 2022 forecasts)

Source: International Monetary Fund.	Notes: EDE means "emerging and developing economies"; AE means "advanced economies". For 2026, these are cumulative losses. Source: International Monetary Fund.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.35

❏ A marked slowdown in growth in advanced economies

Growth in advanced economies is expected to slow to 2.3% in 2022 and 0.8% in 2023, after reaching 5.3% in 2021.

The slowdown in the U.S. economy will be accompanied by a deteriorating outlook for the euro area.

- Among other things, the purchasing managers' index, which is down sharply from June, points to a recession in the euro area, including Germany, and in the United Kingdom.

Japan will have the highest growth among G7 countries in 2023 for the first time since 1989. The country is characterized by relatively more moderate inflation than other major economies and by the maintenance of an accommodating monetary policy.

- However, inflation reached its highest level since 1982 in October, and the depreciation of the yen to its lowest level since 1990 suggests that inflationary pressures could intensify.

CHART C.30 Financial conditions in advanced economies	CHART C.31 Composite purchasing managers' index, June and October 2022
(standard deviations from the mean, 1st quarter of 2006 to 1st quarter of 2022)	(diffusion index; an index above 50 indicates a zone of expansion)

Source: International Monetary Fund.	Source: Bloomberg.

C.36	Update on Québec’s Economic and Financial Situation

❏ A deteriorating European outlook

Europe is at the heart of investors' and analysts' concerns in the context of a severe energy crisis, linked in particular to the supply of natural gas and its high prices, which fuels inflation and raises fears of a recession in several countries.

Energy prices have risen sharply to record highs. Since Europe imports a large part of its energy, particularly from Russia, the uncertainty surrounding the region's supply has fuelled the increase in energy prices, including natural gas prices. This, along with high demand, has helped push electricity prices to record levels in several European countries.

The high cost of energy has therefore led to a sharp increase in production and consumption prices, and has had a negative impact on other prices and on European economies.

- After an economic performance that was better than the OECD average in the first half of 2022, the economic situation in Europe deteriorated quickly and sharply. Among other things, inflation in the euro area increased from 5.1% in January to 10.6% in October, a historic high, while real GDP growth moderated in the third quarter. Confidence has also deteriorated, according to the economic sentiment index.

- Forecasts for the region have been revised downward on several occasions. Fears of a recession are particularly acute in Germany and Italy, as well as in several Eastern European countries, as these economies are heavily dependent on Russian natural gas imports.

In order to mitigate the magnitude of the energy crisis, governments have implemented several strategies aimed at securing and diversifying gas supply sources on the one hand and limiting natural gas consumption on the other.

- Government efforts and high natural gas inventories in anticipation of the 2022 winter are starting to have positive effects, particularly on confidence in Germany.

CHART C.32 Quarterly confidence and real gross domestic product in the euro area	CHART C.33 Natural gas imports from Russia, 2020
(index, long-term average = 100, and annual percentage change in real GDP)	(percentage of total natural gas imports of the economy in question)

Sources: European Commission and Refinitiv Datastream.	Sources: Eurostat and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.37

❏ Emerging and developing economies vulnerable to monetary tightening

Growth in emerging and developing economies is expected to be 3.4% in 2022 and to accelerate to 3.7% in 2023, following a rebound of 6.7% in 2021. For several economies, the strong dollar has contributed to tighter financial conditions and higher import costs and inflation, which have dampened economic activity. However, the resilience of some energy-producing countries as well as Asia is expected to support economic activity and limit the global economic slowdown in 2023.

In China, following a rebound of 8.1%, economic expansion is expected to moderate to 3.3% in 2022 as a result of frequent confinements related to the application of the zero-COVID policy and due to difficulties in the real estate sector. Moreover, support measures will be slow to take effect due to the uncertainty related to the health situation. Nevertheless, growth in economic activity is expected to increase to 4.6% in 2023.

In India, growth is expected to moderate to 6.9% in 2022 and 5.5% in 2023, following a strong rebound of 8.7% in 2021.

- The economic slowdown is due, in particular, to the impact on domestic demand of the central bank's policy rate hikes to combat inflation and the deteriorating international situation.

In Russia, economic activity is expected to contract by 7.0% in 2022 and 2.6% in 2023 as a result of international sanctions.

CHART C.34 Outlook for growth in emerging and developing countries	CHART C.35 Average policy rate for emerging and developing economies
(real GDP change, in per cent)	(per cent)

Sources: International Monetary Fund, Refinitiv Datastream, Bloomberg and Ministère des Finances du Québec.	Note: Based on a World Bank survey dated August 2022. Source: World Bank.

C.38	Update on Québec’s Economic and Financial Situation

Concerns about emerging and developing economies

Diversified shocks

Emerging and developing economies are facing a series of shocks that are affecting their growth prospects.

- The tightening of monetary policy in the United States and the energy crisis in Europe have been accompanied by a sharp appreciation of the U.S. dollar, which has significantly increased domestic price pressures by raising the costs of imported goods.

- In addition, disruptions in supply chains resulting, among other things, from the war in Ukraine, strict confinements in major manufacturing centres in China and severe weather conditions weighed on product supply and fuelled inflation.

- As a result, several central banks raised their policy rates to counteract the strong inflationary pressures.

Fears about the ability of some countries to service their debt

The increases in policy rates and the large capital outflows, which have led to currency depreciation for several emerging countries, have driven up borrowing costs.

- As a result, some countries may find it difficult to service their debt in the context of declining international reserves and high levels of foreign currency debt.

- In addition, limited fiscal leeway in some countries could affect their ability to meet their external commitments. In 2023, according to the World Bank, the percentage of countries where fiscal policy is expected to be tightened could reach its highest level since at least 1992, which would put stress on financial markets.

To avoid the collapse of countries more vulnerable to a debt crisis, the IMF recommends accelerating the implementation of the G20's common framework to address insolvencies and persistent liquidity problems in countries that request it.

Non-bank borrowing in dollars by emerging and developing economies	Change in percentage of countries tightening fiscal policy
(billions of U.S. dollars; data available up to the 2nd quarter of 2022)	(per cent)

Sources: Bank for International Settlements and Ministère des Finances du Québec.

Note: Fiscal policy tightening is defined as the positive change in the cyclically adjusted non-interest budget balance. Calculations for up to 84 countries and based on data published by the IMF in April 2022.

Source: World Bank.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.39

4. DEVELOPMENTS IN FINANCIAL MARKETS

❏ Financial markets subject to high volatility as central banks act to combat inflation

The year 2022 has been a very difficult one for all asset classes, with both stock and bond prices showing significant declines.

- The main reason for these developments is the extremely rapid increase in interest rates implemented by central banks in order to combat inflation, which has reached 40-year highs in some countries.

- In fact, investors have consistently raised their expectations of monetary policy tightening in recent months, which has led to high volatility in the financial markets.

- Against this backdrop, major stock market indices have fallen by more than 15% in the U.S. and 5% in Canada, while bond yields have reached over 10-year highs in both countries.

Moreover, fears of a recession and market instability led investors to take refuge in the U.S. dollar, which appreciated against several currencies, including the Canadian dollar.

Commodity prices, particularly oil, have fallen from their peaks reached earlier this year.

CHART C.36 Financial markets' expectations for the U.S. policy rate	CHART C.37 Yield on 10-year federal bonds
(per cent)	(per cent)

Notes: Latest data as at November 16, 2022. Implied expectations based on federal funds futures. Source: Bloomberg.	Note: Latest data as at November 16, 2022. Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.41

❏ Bank of Canada: policy interest rate expected to remain stable in 2023

Since March 2022, the Bank of Canada has tightened monetary policy at an exceptional pace in response to persistently high inflation. The Bank of Canada raised its policy interest rate from 0.25% in March 2022 to 3.75% in October.

- However, the Bank of Canada slowed the pace of its rate hikes by raising the target rate by 50 basis points in October, compared to 75 and 100 basis points in September and July respectively.

- Although the Bank of Canada indicated that the policy interest rate is expected to rise further, it signaled that the end of the tightening cycle is approaching.

In this context, the policy interest rate is expected to reach 4% by the end of the year and remain there until the end of 2023. The expected decline in inflation should allow the Bank of Canada to lower rates starting in 2024.

❏ U.S. Federal Reserve: policy interest rate above 4.5% in 2023

The U.S. Federal Reserve has raised its policy interest rate by 375 basis points since last March, bringing it to the 3.75%-4.00% range in November. This is a pace of monetary tightening unmatched in recent decades.

- In its November decision, the Federal Reserve indicated that it would still be necessary to raise the policy interest rate in order to bring inflation back to the 2% target. However, the pace of rate hikes is expected to slow in the coming months after four consecutive 75-basis-point increases since June.

As a result, the Federal Reserve is expected to raise its policy interest rate to more than 4.5% by early 2023. It is expected to remain stable for the rest of 2023 and decline in 2024.

Moreover, risks remain skewed to the upside for the terminal rate in Canada and the United States.

CHART C.38 Policy interest rate in Canada and the United States
(overnight rate target and federal funds target rate,(1) per cent)

(1) The federal funds target rate is the midpoint of the target range. Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.42	Update on Québec’s Economic and Financial Situation

Monetary tightening at a pace not seen in decades

The rise in inflation in most countries, following the reopening of the economy in the wake of the pandemic, has prompted many central banks to raise their policy interest rates at a pace not seen in decades. This is particularly true of the U.S. Federal Reserve and the Bank of Canada.

The main reason for this generalized movement is that inflationary pressures are persistent, with a growing share of inflation now coming from components where price increases appear to be more sustainable, due in particular to wage pressures resulting from the labour shortage.

- In the United States, the policy interest rate has risen by 375 basis points in just nine months, while in Canada, the cumulative increase reached 350 basis points between March and October 2022. This strong tightening brought the policy interest rates to nearly 4.00% in both countries.

- In Europe, the Bank of England has raised its policy interest rate by nearly 300 basis points since the end of 2021, while the European Central Bank has tightened monetary policy by raising its policy interest rate by 200 basis points since July.

By raising the policy interest rate so expeditiously, central banks hope to bring about a sufficiently sharp economic slowdown to rebalance supply and demand in the economy, primarily in the labour market. This aggressive monetary tightening aims to gradually bring inflation back to the 2% target and keep it there on a sustainable basis.

- Central banks also want to avoid a de-anchoring of longer-term inflation expectations, in which case it would be much more difficult to return inflation to the 2% target.

U.S. Federal Reserve tightening cycles since 1975
(cumulative policy interest rate hike in basis points and months)

Note: The period covered was limited to 12 months. It should be noted, however, that previous tightening cycles have continued beyond this horizon.

Sources: Refinitiv Datastream and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.43

❏ North American bond yields near a peak

Bond yields have seen significant increases in 2022 in the major advanced economies. In Canada, the 10-year federal bond yield has jumped more than 160 basis points since the beginning of the year, to over 3.0% in November.

- This increase primarily reflects the significant tightening of monetary policy in Canada and around the world to combat high inflation.

- Since the end of the summer, the further increase in financial market expectations for the pace of increase of policy interest rates and for their ultimate levels has further boosted bond yields.

The monetary tightening cycle is expected to end this year in Canada and around the beginning of 2023 in the United States. In this context, U.S. and Canadian bond yields are expected to be relatively close to a peak, with a slight downward trend expected during 2023.

❏ Depreciation of the Canadian dollar against the U.S. dollar

In the wake of the broad-based appreciation of the U.S. dollar, the Canadian dollar has depreciated significantly against the U.S. currency in recent months. It stood at approximately 75 U.S. cents in November.

- The widening of interest rate differentials between the United States and Canada in favour of the former, with the U.S. Federal Reserve expected to raise its policy interest rate more than the Bank of Canada, has also contributed to the decline in the Canadian dollar.

The Canadian dollar is expected to remain under pressure against the U.S. dollar for the rest of the year. It should gradually regain ground in 2023 as the Federal Reserve signals an end to rate hikes and the outlook for global economic growth begins to improve.

TABLE C.11 Canadian financial markets
(average annual percentage rates, unless otherwise indicated, end-of-year data in brackets)
	2021	2022	2023
Overnight rate target	0.3 (0.3)	2.0 (4.0)	4.0 (4.0)
3-month Treasury bill	0.1 (0.2)	2.3 (4.0)	4.0 (3.9)
10-year bond	1.4 (1.5)	2.8 (3.4)	3.2 (3.1)
Canadian dollar (in U.S. cents)	79.7 (78.5)	76.4 (73.0)	74.0 (75.2)
U.S. dollar (in Canadian dollars)	1.25 (1.27)	1.31 (1.37)	1.35 (1.33)
Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.44	Update on Québec’s Economic and Financial Situation

❏ Energy markets subject to several risks

After peaking at an average of US$114 per barrel in June, oil prices have fallen sharply in recent months. The price of West Texas Intermediate (WTI) averaged US$88 per barrel in November, a decline of approximately 23%.

- A larger-than-expected global oil supply, the strong appreciation of the U.S. dollar, and concerns about the outlook for the global economy have all had a negative impact on oil prices.

Oil prices are expected to remain volatile in the coming months as many risks to the oil market persist.

- On the supply side, uncertainty persists regarding the impact of the European embargo on oil production in Russia, which will take full effect towards the end of this year, and regarding the strategy that the Organization of the Petroleum Exporting Countries (OPEC) and its partners will adopt to support prices.

In addition, the outlook for global oil demand remains uncertain due to the sharp slowdown in global economic growth and the energy crisis in Europe.

Moreover, despite a decrease in recent months, natural gas prices remain at high levels, particularly in Europe, due to reduced supply from Russia and an expected strong demand this winter.

- European gas prices, which are more than 40% higher than before the start of the war in Ukraine, are expected to remain at relatively high levels in the coming months.

CHART C.39 Change in oil prices	CHART C.40 Change in natural gas prices
(U.S. dollars per barrel)	(U.S. dollars per MMBtu in the United States and euros per MWh in Europe)

Sources: Bloomberg and Ministère des Finances du Québec.	Note: The U.S. price is for delivery to the Henry Hub in Louisiana and the European price is for delivery to the Netherlands Title Transfer Facility (TTF). Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.45

5. MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

The economic and financial forecasts in the Update on Québec's Economic and Financial Situation are based on several assumptions. Some of them are associated with risks that could affect the global economic and financial scenario and the anticipated developments in the Québec economy.

❏ Higher and more persistent global inflation leading to a more significant-than-expected monetary tightening

Price pressures are expected to ease gradually over the next few quarters as global monetary tightening begins to take effect.

- If inflation persists, it could lead central banks to tighten monetary policy further.

Central banks will need to be cautious.

- Not tightening monetary policy enough would further support price pressures and increase imbalances in the economies.

- However, a too restrictive tightening could lead to a severe contraction in real GDP.

❏ Faster-than-expected moderation in inflation, leading to less restrictive monetary policy

- A faster-than-expected slowdown in price increases could lead central banks to adopt less restrictive monetary policies, or to begin easing monetary policy sooner than expected.

- Such an outcome could result in stronger-than-expected economic growth.

❏ A more pronounced adjustment than expected in the real estate sector in Québec and Canada

The real estate market boom in 2020 and 2021 has led to overvalued housing prices in some cities, particularly Vancouver and Toronto.

- In 2020 and 2021, the supply of available properties was insufficient to meet the surge in demand. This imbalance put upward pressure on prices, which reached record highs in early 2022. High housing prices and rising interest rates have worsened affordability in recent months, reducing demand in the process.

A larger-than-expected correction in real estate prices could occur in reaction to an increase in mortgage rates or a demand that is running out of steam. This could spur a faster slowdown than forecast in residential investment and a stronger curbing of economic growth as a result.

- Such a development would also generate instability in financial markets and negatively impact the financial position of households.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.47

❏ Recruitment difficulties accentuated by the labour shortage

Like many developed economies, Québec is faced with an aging population, which is resulting in a shrinking pool of potential workers.

- This demographic shift is putting pressure on the labour market. With the unemployment rate near historic lows and job vacancies at record highs, the labour shortage could weigh on economic growth more than expected.

❏ A different evolution of energy prices

Oil prices peaked last June. Since then, prices have fallen sharply due in part to a larger-than-expected global supply and a deteriorating global economic outlook. Despite their volatility, oil prices are expected to remain near current levels over the next few months. However, a number of factors could change the expected price trend.

- Oil prices could rise again due to increased geopolitical tensions, the strategy adopted by the OPEC, or a smaller-than-expected moderation in global economic growth.

- Such a development would have negative effects on importing economies like Québec's.

Moreover, uncertainty regarding Europe's supply of natural gas is keeping gas prices high.

- Although the European Union has met its gas storage target for the winter of 2022, a complete disruption of gas deliveries from Russia or a harsh winter could cause prices to jump.

❏ An increase in geopolitical tensions

The global context is characterized by the presence of geopolitical tensions. Among these, the war in Ukraine will continue to have repercussions on the evolution of the European economy and on global economic activity.

- Energy prices, financial markets and supply chains could be affected by increased geopolitical tensions. However, the magnitude of these effects remains difficult to quantify.

The economic and financial scenario is based on the premise that the current tensions will continue but without major spillover effects. However, should the war spread and intensify further, global economic growth could slow more than expected and the energy crisis in Europe could worsen.

❏ Continued supply chain disruptions

In recent months, the slowdown in global demand has eased pressure on supply chains and reduced shipping times.

However, the supply of certain inputs, including semiconductors, remains difficult. In addition, confinements related to the zero-COVID policy in China could once again disrupt global supply chains.

Continued pressure could therefore lead to higher prices.

C.48	Update on Québec’s Economic and Financial Situation

❏ A more pronounced slowdown in the global economy

An economic slowdown is expected in most regions of the world. However, the moderation in global economic activity may be more pronounced than expected.

- In China, growth may be further dampened by difficulties in the real estate sector, frequent production stoppages due to the policy to combat COVID-19, and the effects of health uncertainty.

- In Europe, uncertainty is fuelled by the sharp rise in inflation, the war in Ukraine as well as the energy crisis. Fears of a recession are lurking in some countries, including Germany, which is the main economic engine of the euro area, and the United Kingdom.

Given the weight of China (18%) and Europe (20%) in global GDP, a sharper-than-expected slowdown in the Chinese economy or a recession in Europe would have significant implications.

❏ The evolution of the pandemic on a global scale

Although the global epidemiological situation has greatly improved, the World Health Organization (WHO) remains on high alert because of the continuing health risks.

The emergence of new vaccine-resistant variants could force the reintroduction of restrictive public health measures and lead to greater caution on the part of households and businesses.

The Québec Economy: Recent Developments and Outlook for 2022 and 2023	C.49

Section D

QUÉBEC'S FINANCIAL SITUATION

Summary	D.3

1. Québec's budgetary situation	D.7

1.1 Recent developments in the budgetary situation	D.7

1.2 Potential impact of a sharper-than-expected economic slowdown on the budgetary balance	D.18

1.3 Detailed adjustments in 2022-2023	D.20

2. Revenue and expenditure forecasts	D.27

2.1 Change in revenue	D.28

2.1.1 Own-source revenue excluding revenue from government enterprises	D.29

2.1.2 Revenue from government enterprises	D.33

2.1.3 Federal transfers	D.34

2.2 Change in expenditure	D.38

2.2.1 Portfolio expenditures	D.39

2.2.2 Debt service	D.46

3. Public infrastructure investments	D.49

APPENDIX 1: Portfolio expenditure forecasts for 2022-2023	D.51

APPENDIX 2: Supplementary information	D.53

D.1

SUMMARY

The fall 2022 Update on Québec's Economic and Financial Situation is an opportunity for the government to report on Québec's economic and budgetary situation and to present its policy directions in this regard. This section reports on developments in Québec's financial situation for 2022-2023 and provides a picture of the budgetary outlook up to 2026-2027.

Since the publication of Budget 2022-2023, Québec's budgetary situation has improved thanks to the increase in economic activity at the beginning of the year. However, the greater-than-anticipated monetary tightening and the rising cost of living are causing a marked deterioration in the economic outlook for 2023.

The fiscal framework shows a budgetary deficit, after deposits of dedicated revenues in the Generations Fund, of $5.2 billion in 2022-2023 and $2.9 billion in 2026-2027.

Changes in the economy since Budget 2022-2023 have led to favourable adjustments of $5.1 billion in 2022-2023 and $3.7 billion in 2023-2024. These adjustments are mainly due to an increase in revenue of $6.4 billion in 2022-2023 and $5.6 billion in 2023-2024, which is partially offset by:

- an increase in portfolio expenditures of $140 million in 2022-2023 and $1.3 billion in 2023-2024 due to increased costs related to the provision of public services, retirement plan costs and investments under the Québec Infrastructure Plan;

- an increase in debt service of $1.7 billion in 2022-2023 and $662 million in 2023-2024 due to higher interest rates.

Since the March 2022 budget, higher inflation has increased own-source revenue by about $14 billion over the financial framework horizon. The deployment of the Anti-Inflation Shield allows the government to give this revenue back to Quebecers.

The government is taking actions to address the rising cost of living. Initiatives announced since Budget 2022-2023 total $5.4 billion in 2022-2023 and $2.1 billion in 2023-2024.

Québec's Financial Situation	D.3

Changes in the economy, the implementation of new initiatives and the incorporation of savings from the government's program review commitment into the financial framework show expenditure growth1  in 2022-2023 and in 2023-2024 of, respectively:

- 12.7% and 5.1% in health and social services;

- 8.1% and 4.8% in education;

- 16.1% and 6.0% in higher education.

The uncertainty surrounding the economic situation could result in a greater-than-expected slowdown in the economy. In this context, an alternative scenario forecasting a recession in 2023 has been developed. Under this scenario, economic activity in Québec would decline by 1.0% in 2023. This economic downturn would have a downward impact on the financial framework of $5.0 billion over five years.

The financial framework includes a provision for economic risks and other support and recovery measures of $8.0 billion over the period covered by the financial framework, which would offset the effects of a stronger-than-forecast economic slowdown.

❏ Multi-year financial framework

Revenue amounts to $144.8 billion in 2022-2023, with growth of 4.3%. This will decrease to 2.0% in 2023-2024.

- Over the time period of the financial framework up to 2026-2027, average annual revenue growth will reach 3.3%.

Expenditure amounts to $143.8 billion in 2022-2023, with growth of 13.6%, dropping to −0.1% in 2023-2024.1

- From 2022-2023 to 2026-2027, the annual growth in expenditure will be 4.7% on average.

The financial framework includes a provision for economic risks and other support and recovery measures of $1.0 billion in 2022-2023, $2.0 billion in 2023-2024 and 2024-2025, and $1.5 billion in 2025-2026 and 2026-2027.

The budgetary balance, within the meaning of public accounts, shows a deficit of $2.0 billion in 2022-2023 and surpluses as of 2023-2024.

_____________________________

1 Detailed explanations for expenditure growth are presented in Section 2.2.

D.4	Update on Québec’s Economic and Financial Situation

TABLE D.1 Multi-year financial framework (millions of dollars)
	2021- 2022	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	AAGR(1)
Revenue
Personal income tax	40 924	43 228	45 024	46 476	48 193	49 886
Contributions for health services	7 402	7 788	7 911	8 120	8 378	8 585
Corporate taxes	12 926	12 673	12 633	13 794	14 597	15 308
School property tax	1 076	1 113	1 194	1 294	1 367	1 434
Consumption taxes	24 597	26 554	27 196	28 030	28 791	29 527
Duties and permits	6 057	5 677	5 520	5 574	5 711	5 821
Miscellaneous revenue	10 705	11 554	12 389	12 875	13 264	13 832
Government enterprises	5 960	6 638	6 561	6 844	6 835	7 115
Own-source revenue	109 647	115 225	118 428	123 007	127 136	131 508
% change	19.3	5.1	2.8(2)	3.9	3.4	3.4	3.7
Federal transfers	29 184	29 608	29 287	30 201	31 179	31 790
% change	−5.0	1.5	−1.1	3.1	3.2	2.0	1.7
Total revenue	138 831	144 833	147 715	153 208	158 315	163 298
% change	13.2	4.3	2.0	3.7	3.3	3.1	3.3
Expenditure
Portfolio expenditures	−117 953	−133 285	−134 280	−139 223	−144 651	−148 254
% change	11.1	13.0(3)	0.7(3)	3.7	3.9	2.5	4.7
Debt service	−8 640	−10 523	−9 387	−10 086	−10 409	−11 248
% change	12.4	21.8(4)	−10.8(4)	7.4	3.2	8.1	5.4
Total expenditure(5)	−126 593	−143 808	−143 667	−149 309	−155 060	−159 502
% change	11.2	13.6	−0.1	3.9	3.9	2.9	4.7
Expenditures associated with COVID-19 support and recovery measures	−9 393	−1 997	−368	-	-	-
Provision for economic risks and other support and recovery measures	-	−1 000	−2 000	−2 000	−1 500	−1 500
SURPLUS (DEFICIT)	2 845	−1 972	1 680	1 899	1 755	2 296

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2022-2023 to 2026-2027.

(2) The change in own-source revenue in 2023-2024 is consistent with the change in nominal GDP for 2023 (2.8%).

(3) In 2022-2023, growth is primarily due to the enhancement of the senior assistance amount, the initiatives announced in Budget 2022-2023 in health and education and for economic development, as well as the effect of the lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 5.4% in 2022-2023. Adding the non-recurrence of one-time cost of living payments, growth would be 3.0% in 2023-2024.

(4) The significant increase in debt service in 2022-2023 is due to the rapid increase in interest rates in 2022-2023, which results, in particular, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing. The non-recurrence of these losses explains the decrease in debt service in 2023-2024.

(5) Detailed explanations for expenditure growth are presented in Section 2.2.

Québec's Financial Situation	D.5

■ Requirements of the Balanced Budget Act

Under the Balanced Budget Act, the budgetary balance corresponds essentially to the surplus or the deficit presented in the public accounts (book balance) reduced by the amount of revenues dedicated to the Generations Fund and adjusted to take certain accounting changes into consideration, if applicable.

For the purpose of calculating the attainment of fiscal balance, the balance must also take into account the use of the stabilization reserve, of which the sums available depend on the budgetary surpluses of previous years.2

For 2022-2023, deposits of dedicated revenues in the Generations Fund of $3.3 billion and use of the balance of the stabilization reserve of $449 million result in a budgetary deficit of $4.8 billion.

By 2026-2027, the budgetary deficit will be $2.9 billion after deposits of dedicated revenues in the Generations Fund.

TABLE D.2

Budgetary balance within the meaning of the Balanced Budget Act
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	2026-2027
SURPLUS (DEFICIT)	2 845	−1 972	1 680	1 899	1 755	2 296
Deposits of dedicated revenues in the Generations Fund	−3 617	−3 253	−3 947	−4 564	−4 843	−5 217
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−772	−5 225	−2 267	−2 665	−3 088	−2 921
Use of the stabilization reserve	772	449	-	-	-	-
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	-	−4 776	−2 267	−2 665	−3 088	−2 921

Note: Totals may not add due to rounding.

_____________________________

2 For more information on the stabilization reserve, see page D.15.

D.6	Update on Québec’s Economic and Financial Situation

1. QUÉBEC'S BUDGETARY SITUATION

This section presents the recent developments in Québec's budgetary situation as well as the main adjustments to the 2021-2022 results and the 2022-2023 to 2024-2025 forecasts.

1.1 Recent developments in the budgetary situation

The Québec economy showed significant growth in 2021 and the first quarter of 2022, resulting in improved results for the 2021-2022 fiscal year.

❏ Major adjustments in 2021-2022

Before use of the stabilization reserve, the 2021-2022 budgetary deficit is adjusted downward by $6.6 billion from the $7.4-billion deficit forecast in March 2022. It stands at $772 million. These adjustments are a result of:

- an increase in own-source revenue excluding revenue from government enterprises of $3.3 billion, primarily from tax revenues associated with the upward adjustment of the nominal GDP by 0.5 percentage points in 2021, including:

- $1.8 billion in personal income taxes, an increase essentially resulting from higher-than-expected levels of source deductions and capital gains reported on tax returns for the 2021 taxation year,

- $942 million in corporate taxes, an increase due in part to higher-than-expected tax revenues, despite the downward adjustment of the net operating surplus of corporations in 2021;

- a $466-million increase in revenue from government enterprises, primarily resulting from an increase in Hydro-Québec's results;

- a $363-million decrease in federal transfer revenues, largely attributable to the completion rate of federally funded infrastructure projects;

- lower-than-expected portfolio expenditures of $3.6 billion, including:

- $335 million in the Santé et Services sociaux portfolio, primarily due to compensation costs that were lower than forecast in Budget 2022-2023,

- $533 million in the Éducation portfolio, due to lower-than-expected spending by school service centres,

- $183 million in the Enseignement supérieur portfolio, primarily due to spending by CEGEPs, and the Loans and Bursaries Program cost that were lower-than-expected,

- $437 million in the Économie et Innovation portfolio, mainly due to lower-than-expected Economic Development Fund expenditures,

- $562 million in the Travail, Emploi et Solidarité sociale portfolio, chiefly resulting from the decreased number of people receiving social assistance and the lower-than-expected cost of certain tax credits, most specifically those related to the work premium;

- a $199-million increase in debt service expenditures due to the rise in interest rates;

Québec's Financial Situation	D.7

- a $160-million increase in deposits of dedicated revenues in the Generations Fund, primarily due to:

- a $220-million increase in mining revenues, taking into account the greater-than-expected impact of the increase in metal prices in 2020 and 2021,

- a $76-million decrease in investment income attributable to the incorporation of actual revenues in recent months, which were lower-than-expected.

TABLE D.3

Adjustments to the 2021-2022 results - Public Accounts 2021-2022
(millions of dollars)

2021-2022
BUDGETARY BALANCE(1) - MARCH 2022	−7 354
Own-source revenue excluding revenue from government enterprises	3 267
Revenue from government enterprises	466
Federal transfers	−363
Subtotal - Revenue	3 370
Portfolio expenditures(2)	3 571
Debt service	−199
Subtotal - Expenditure	3 372
Deposits of dedicated revenues in the Generations Fund	−160
Total adjustments	6 582
BUDGETARY BALANCE(1) - PUBLIC ACCOUNTS 2021-2022	−772

Note: The Public Accounts 2021-2022 were published on November 2, 2022.

(1) Budgetary balance before use of the stabilization reserve.

(2) The adjustment of portfolio expenditures includes expenditures associated with COVID-19 support and recovery measures.

D.8	Update on Québec’s Economic and Financial Situation

Upward adjustments to the 2021-2022 budgetary balance across Canada

Québec's 2021-2022 budgetary deficit stands at $772 million, representing an improvement of $6.6 billion from the $7.4-billion deficit that was anticipated in March 2022. This adjustment largely results from an increase in own-source revenue combined with lower-than-expected portfolio expenditures.

Like Québec, the other provinces and the federal government have seen an improvement in their budgetary balance compared to what was forecast in their 2022-2023 budgets.

For Québec, the results show that the budgetary deficit represents 0.2% of the province's nominal GDP, an improvement of 1.3 percentage points over the March 2022 forecast.

- Alberta and Ontario made bigger adjustments to their forecasts than Québec, with improvements of 2.0 and 1.6 percentage points respectively. Like in Québec, the discrepancies in Alberta and Ontario were due to higher-than-expected revenues and lower-than-budgeted expenditures, as a result of economic conditions that were more favourable than expected.

▪ Prince Edward Island's adjustment is the same as that of Québec (1.3 percentage points).

▪ The federal government showed an adjustment of 1.0 percentage point, while the adjustment is about 0.6 percentage points in the other provinces.

- Six provinces-Ontario, British Columbia, Nova Scotia, Prince Edward Island, Alberta and New Brunswick-have budget surpluses for 2021-2022.

- Overall, Québec's budgetary balance as a proportion of GDP (−0.2%) is within the average for governments in Canada (−0.2%).

Forecast and actual budgetary balances - 2021-2022
(percentage of nominal GDP)

Sources: Provincial and federal budgets, provincial and federal public accounts, and Ministère des Finances du Québec calculations.

Québec's Financial Situation	D.9

❏ Main adjustments from 2022-2023 to 2024-2025

Changes in economic activity since Budget 2022-2023 have led to favourable adjustments to the government's budgetary situation, totalling $5.1 billion in 2022-2023, $3.7 billion in 2023-2024 and $3.1 billion in 2024-2025. For this period, the government is planning initiatives averaging $3.3 billion per year, primarily to help Quebecers cope with the rising cost of living.

TABLE D.4

Adjustments to the financial framework since March 2022
(millions of dollars)

	2022-2023	2023-2024	2024-2025
BUDGETARY BALANCE(1) - MARCH 2022	−6 450	−3 900	−3 750
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	4 144	4 675	5 012
- Other revenue	412	514	504
Subtotal	4 556	5 189	5 516
Revenue from government enterprises	1 010	828	1 019
Subtotal - Own-source revenue	5 566	6 017	6 535
Federal transfers	818	−461	1 083
Subtotal - Revenue	6 384	5 556	7 618
Portfolio expenditures	−140	−1 274	−3 050
Debt service	−1 681	−662	−1 293
Subtotal - Expenditure	−1 821	−1 936	−4 343
Expenditures associated with COVID-19 support and recovery measures	358	94	18
Deposits of dedicated revenues in the Generations Fund	192	−12	−184
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	5 113	3 702	3 109
INITIATIVES
Implementing the Anti-Inflation Shield	−5 091	−1 951	−2 209
Improving housing affordability	−244	−106	−95
Strengthening security in Montréal	−53	−50	−50
TOTAL INITIATIVES	−5 388	−2 107	−2 354
Program review	-	538	830
Provision for economic risks and other support and recovery measures	1 500	−500	−500
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−5 225	−2 267	−2 665
Use of the stabilization reserve(2)	449	-	-
BUDGETARY BALANCE(1) - DECEMBER 2022	−4 776	−2 267	−2 665

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

(2) The stabilization reserve will be fully used in 2022-2023, resulting in a zero balance of the reserve as at March 31, 2023.

D.10	Update on Québec’s Economic and Financial Situation

■ Adjustments related to the economic and budgetary situation

Since Budget 2022-2023, upward adjustments of $5.1 billion in 2022-2023, $3.7 billion in 2023-2024 and $3.1 billion in 2024-2025 are included in the financial framework. These adjustments are explained, in particular, by:

- an increase in own-source revenue excluding those from government enterprises of $4.6 billion in 2022-2023, $5.2 billion in 2023-2024 and $5.5 billion in 2024-2025;

- an upward adjustment to revenue from government enterprises of $1.0 billion in 2022-2023, $828 million in 2023-2024 and $1.0 billion in 2024-2025;

- For 2022-2023, the adjustments come primarily from the increase in the value of Hydro-Québec's electricity exports, which are partially offset by a decrease in Investissement Québec's anticipated results, due to the downturn in financial markets since March 2022.

- For 2023-2024 and 2024-2025, the adjustments are essentially due to the variations in Hydro-Québec's results stemming from its sales in Québec and increased electricity exports.

- an $818-million increase in federal transfers in 2022-2023, resulting from a one-time $450-million payment to eliminate the backlog of surgeries, a $461-million decrease in 2023-2024 and a $1.1-billion increase in 2024-2025;

- The 2024-2025 increase can be explained by higher equalization revenue due to an increase in the equalization envelope for Canada, which grows at the same pace as Canada's nominal GDP, as well as an increase in the prices of oil, which widens fiscal capacity disparities between the provinces.

- an increase in portfolio expenditures of $140 million in 2022-2023, $1.3 billion in 2023-2024 and $3.1 billion in 2024-2025, primarily as a result of:

- the anticipated increase in the costs tied to the delivery of public services due to inflation and population growth,

- the increase in the cost of pension plans due to new actuarial valuations,

- investments provided for in the Québec Infrastructure Plan;

- an increase in debt service of $1.7 billion in 2022-2023, $662 million in 2023-2024 and $1.3 billion in 2024-2025, primarily due to higher interest rates and a downward adjustment of the expected return on the Retirement Plans Sinking Fund (RPSF) in 2022-2023, which amounted to −3.00% rather than +6.35%;

- a decrease in the cost of previously announced COVID-19 support and recovery measures of $358 million in 2022-2023, $94 million in 2023-2024 and $18 million in 2024-2025, due to better-than-expected economic and employment recovery associated with the improved health situation in Québec;

- a reduction of $192 million in deposits in the Generations Fund in 2022-2023 due to decreased investment income, which can be explained by the lower-than-forecast results. The decrease in deposits is followed by a $12-million increase in 2023-2024 and a $184-million increase in 2024-2025.

Québec's Financial Situation	D.11

■ Initiatives since Budget 2022-2023

Initiatives since Budget 2022-2023 represent $5.4 billion for 2022-2023, that is:

- $5.1 billion to implement the Anti-Inflation Shield;

- $244 million to improve housing affordability;

- $53 million to strengthen security in Montréal.

Initiatives implemented to address these priorities total $2.1 billion in 2023-2024 and $2.4 billion in 2024-2025.

Furthermore, taxpayers will benefit from the indexation of the tax system and social assistance benefits, effective January 1, 2023, at a planned rate of 6.44%.

- This indexation will represent a total gain of $2.3 billion per year for taxpayers.

■ Other adjustments

Other adjustments include the government's continued commitment to program review, which will generate $538 million in savings in 2023-2024 and $830 million in 2024-2025.

Furthermore, the provision for economic risks and other support and recovery measures is also decreased by $1.5 billion in 2022-2023 and increased by $500 million in 2023-2024 and 2024-2025.

- The downward adjustment of the provision in 2022-2023 is based on a stable change in revenue and expenditure after eight months. The current expenditure pace remains in line with forecasts, and the epidemiological situation, although fragile, remains under control. Despite the post-pandemic challenges to the health care system, COVID-19-related spending pressures are less than anticipated at the beginning of the year. For 2023-2024 and 2024-2025, the increases are attributable to the current economic uncertainty.

Despite the decrease of the provision in 2022-2023, it totals $8.0 billion between 2022-2023 and 2026-2027, a level that leaves potential for offsetting the effects of a stronger-than-forecast economic downturn, should one occur, and supporting possible government intervention to stimulate the economic recovery.

Lastly, the balance of the stabilization reserve reduces the budgetary deficit by $449 million in 2022-2023. The stabilization reserve will be fully utilized in 2022-2023, resulting in a zero balance of the reserve as of March 31, 2023.

D.12	Update on Québec’s Economic and Financial Situation

A more effective government

Since 2019-2020, the government has committed to implementing measures to create budgetary flexibility to improve services for the public. To this end, four major initiatives have been implemented to strengthen the state's performance, centred on disciplined, effective and transparent management.

These initiatives focus on improving information technology management, optimizing government procurement, reducing administrative staff, and reviewing programs.

- Efforts implemented since 2019-2020 will result in estimated gains of $1 994 million in 2022-2023.[1]

The government reiterates its commitment, for the sake of efficiency and effectiveness in the delivery of public services, to continue its program reviewing efforts.

Continuing these efforts will generate $4 billion over the next four years, including $538 million in 2023-2024 and ultimately $1.5 billion in 2026-2027, equivalent to 1% of portfolio expenditures.

- No services will be affected by this approach. In Budget 2023-2024, the government will report on actions taken and will periodically monitor results.

1 This is data from the Secrétariat du Conseil du trésor's 2022-2023 Expenditure Budget.

Québec's Financial Situation	D.13

Adjustment to the financial framework since the pre-election report

The budgetary deficit for 2021-2022 is $772 million, that is, a $478-million adjustment of the budgetary balance from the $294-million deficit projected in the August 2022 pre-election report (PER).

Furthermore, since the PER, the forecast financial framework shows upward adjustments of $819 million in 2022-2023, $579 million in 2023-2024 and $272 million in 2024-2025. However, despite positive adjustments since Budget 2022-2023, own-source revenue excluding revenue from government enterprises is adjusted downward since the PER, due to the less favourable economic outlook for 2023.

The initiatives announced in the fall 2022 update total $5.4 billion in 2022-2023, $2.1 billion in 2023-2024, and $2.4 billion in 2024-2025.

The financial framework also includes $538 million in savings generated from program review in 2023-2024 and $830 million in 2024-2025, as well as a $1.0-billion decrease in the provision for economic risks and other support and recovery measures in 2022-2023.

Adjustment to the financial framework since the pre-election report
(millions of dollars)
	2021-2022	2022-2023	2023-2024	2024-2025
BUDGETARY BALANCE(1) – AUGUST 2022	−294	−1 656	−1 277	−1 413
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
– Tax revenue	−408	−160	−391	−129
– Other revenue	−189	116	128	79
Subtotal	−597	−44	−264	−50
Revenue from government enterprises	−7	431	73	139
Subtotal – Own-source revenue	−604	387	−191	89
Federal transfers	43	8	−344	280
Subtotal – Revenue	−561	395	−535	369
Portfolio expenditures	319	225	1 398	101
Debt service	−21	−334	−387	−198
Subtotal – Expenditure	298	−109	1 011	−97
Expenditures associated with COVID‑19 support and recovery measures	−215	358	94	18
Deposits of dedicated revenues in the Generations Fund	—	175	8	−18
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	−478	819	579	272
INITIATIVES
Implementing the Anti-Inflation Shield	—	−5 091	−1 951	−2 209
Improving housing affordability	—	−244	−106	−95
Strengthening security in Montréal	—	−53	−50	−50
TOTAL INITIATIVES	—	−5 388	−2 107	−2 354
Program review	—	—	538	830
Provision for economic risks and other support and recovery measures	—	1 000	—	—
BUDGETARY BALANCE(1) – DECEMBER 2022	−772	−5 225	−2 267	−2 665

Note: Totals may not add due to rounding.
(1) Budgetary balance within the meaning of the Balanced Budget Act, before use of the stabilization reserve.

D.14	Update on Québec’s Economic and Financial Situation

❏ Change in the budgetary balance

The budgetary balance shows a deficit of $2.9 billion in 2026-2027, which will need to be offset over the forecast horizon to restore budgetary balance by 2027-2028. The following principles will continue to underpin the return to a balanced budget:

- the government's commitment not to increase the tax burden;

- the increase in Québec's economic potential;

- the adequate funding of the government's chief missions;

- spending growth in line with revenue growth;

- an increased federal contribution to health care spending.3

As such, in Budget 2023-2024, the government will be able to announce the fiscal year when the Balanced Budget Act suspension will end, and to present the target for a return to a balanced budget, along with new debt reduction targets.

❏ Stabilization reserve

Under the Balanced Budget Act, a recorded surplus, that is, a budgetary balance that is greater than zero, must be allocated to the stabilization reserve.

- As at March 31, 2023, the balance of the stabilization reserve will be zero. The reserve is used partly in 2021-2022, to achieve budgetary balance, then fully in 2022-2023 to reduce the budgetary deficit within the meaning of the Balanced Budget Act.

TABLE D.5

Stabilization reserve
(millions of dollars)

Fiscal year	Balance, beginning of year	Allocations	Uses	Balance, end of year
2015-2016	-	2 191	-	2 191
2016-2017	2 191	2 361	-	4 552
2017-2018	4 552	2 622	-	7 174
2018-2019	7 174	4 803	-	11 977
2019-2020	11 977	4	-	11 981
2020-2021	11 981	-	−10 760	1 221
2021-2022	1 221	-	−772	449
2022-2023	449	-	−449	-

_____________________________

3 The Council of the Federation is asking the federal government to increase the Canada Health Transfer to 35% of provincial and territorial health expenditures. No revenue associated with this request was built into the financial framework.

Québec's Financial Situation	D.15

Stabilization reserve

The stabilization reserve facilitates the government's multi-year budget planning since it can be used if the budgetary balance is less than zero. It thus helps to keep the budget balanced under the Balanced Budget Act.

The reserve acts like a counter made up of surpluses achieved, but it does not consist of surplus cash, as generated surpluses are used to reduce the debt. In other words, the stabilization reserve is not money in the bank.

Within the meaning of the Act, the government is using the stabilization reserve in 2021-2022 to balance the budget and in 2022-2023 to reduce the deficit.

D.16	Update on Québec’s Economic and Financial Situation

Improvement made to government financial results reporting throughout the year

The government places the utmost importance on its budgetary process, as well as the budgetary and financial information it publishes.

It is in this perspective that, in recent years, numerous improvements have been made to budget and financial documents to make them more accessible to citizens, and other improvements are imminent. These include:

- to enhance the budget planning process, the budget has been presented by portfolio since 2017-2018, and the expenditure budget has reported consolidated data since 2021-2022;

- to improve the reporting process, beginning with the 2022-2023 fiscal year, government expenditures will be presented by portfolio in its financial statements, which will provide a better comparison with budgeted expenditures.

The next step in this process will be to review the government's periodic financial performance reporting so that it presents additional annual budget performance information, making it more comparable to the budget and public accounts.

Thus, beginning in 2023-2024, financial reports will be published quarterly to ensure all financial information is presented in a timely manner. This new report will systematically present the following improvements:

- a quarterly assessment of the annual budgetary balance;

- tracking of expenditures across a larger number of departmental portfolios;

- more detailed explanations for the various differences observed;

- a consolidated statement (balance sheet) of the financial situation to foster better understanding of the government's net financial surplus (requirements) and sources of funding.

The quarterly report on financial transactions will provide more relevant, quality information, while limiting the effect of monthly fluctuations on annual budget performance, since government expenditures vary from month to month. Such frequency of publication, in addition to being a widespread practice among Canadian provinces, will make it possible to:

- better coordinate and improve expenditure budget monitoring, most specifically within the health and social services and education networks;

- analyze financial information more thoroughly;

- improve budget monitoring throughout the fiscal year, to better identify factors that could affect annual revenue and expenditure targets, and to provide a more accurate assessment of the budgetary balance throughout the year;

- reduce publication delays.

Lastly, the final step in the continuous improvement process that the government has initiated will be to accelerate the publication of public accounts, in response to a recommendation made by the Auditor General of Québec. In this regard, the Ministère des Finances has committed to preparing an action plan by March 31, 2023, which will include key milestones and actions to implement in government entities, so that public accounts can eventually be published in July of each year.

- Once this goal is achieved, the financial results as at March 31 will only be reported in the public accounts. Consequently, like what is done in other Canadian provinces and territories, the quarterly report on financial transactions as at March 31 will no longer be published.

Québec's Financial Situation	D.17

1.2 Potential impact of a sharper-than-expected economic slowdown on the budgetary balance

The baseline economic forecast scenario in the fall 2022 Update on Québec's Economic and Financial Situation projects a synchronized slowdown in global economic activity in 2023. In Québec, economic growth is expected to slow from 3.1% in 2022 to 0.7% in 2023.

Although a significant moderation in economic activity is thus expected, there is much uncertainty in the forecasts. In that context, an alternative scenario predicting a recession in 2023 was developed by the Ministère des Finances to assess the impact that a greater-than-anticipated moderation of real GDP would have on the financial framework and the Québec government's debt.

Under this scenario, economic activity in Québec would decline by 1.0% in 2023 before increasing by 1.2% in 2024.

- This represents a gap of 1.7 percentage points in 2023 and 0.4 percentage points in 2024 compared to the baseline scenario.

For the period covered by the financial framework, the temporary decline in economic activity projected in the alternative recession scenario would have an upward impact on the budgetary deficit of over $5.0 billion.

- In 2023-2024, the additional impact of such a scenario would be $1.9 billion, which would bring the budgetary deficit to $4.1 billion.

- By 2026-2027, the budgetary deficit would be $3.2 billion, similar to the level of $2.9 billion projected in the baseline scenario, due to the stronger economic rebound in 2025 and 2026 than currently expected.

TABLE D.6

Additional impact of the alternative recession scenario on the budgetary balance
(millions of dollars)

	2022- 2023	2023- 2024	2024- 2025	2025- 2026	2026- 2027	Total over 5 years
BUDGETARY BALANCE - BASELINE SCENARIO(1)	−5 225	−2 267	−2 665	−3 088	−2 921
Additional impact of the alternative recession scenario
Own-source revenue
− Personal income tax	−70	−649	−588	−311	−47	−1 666
− Corporate taxes	−43	−617	−655	−370	−39	−1 725
− Consumption taxes	−17	−218	−195	−94	−7	−531
- Other revenue	−12	−333	−156	−86	−16	−603
Total - Own-source revenue	−142	−1 818	−1 595	−862	−110	−4 525
Debt service	−3	−44	−115	−164	−183	−509
Total impact - Alternative recession scenario	−145	−1 862	−1 710	−1 026	−293	−5 034
BUDGETARY BALANCE - ALTERNATIVE RECESSION SCENARIO(1),(2)	−5 370	−4 129	−4 375	−4 114	−3 214

(1) Budgetary balance within the meaning of the Balanced Budget Act, before use of the stabilization reserve.

(2) The budgetary balance projected in the alternative recession scenario excludes the financial impacts of possible government intervention to stimulate the economic recovery.

D.18	Update on Québec’s Economic and Financial Situation

Own-source revenue,4 changes in which are closely tied to the main economic indicators, would be affected by the sharper-than-expected economic slowdown. The alternative recession scenario would therefore reduce this revenue by more than $4.5 billion for the period covered by the financial framework. In particular, compared to the baseline scenario:

- revenue from personal income tax is expected to decline by almost $1.7 billion over five years due to lower growth in wages and salaries;

- revenue from corporate taxes is expected to decline by more than $1.7 billion over five years due to a larger decline in the net operating surplus of corporations;

- revenue from consumption taxes is expected to decline by $531 million over five years due to weaker growth in consumption excluding food expenditures and shelter.

Furthermore, in the alternative recession scenario, debt-servicing costs would increase by more than $500 million over five years, due to larger budgetary deficits.

Possible actions to stimulate economic recovery

In the context of a sharper-than-expected economic slowdown, the government could intervene to stimulate economic recovery through the implementation of targeted measures.

In particular, the government's intervention could consist of a spending stimulus equivalent to 0.5 percentage points of GDP, which would amount to approximately $2.5 billion. Government assistance would then be determined based on the source of the economic slowdown. For example, this assistance could take the form of:

- direct assistance to support households or economic activity sectors most affected by the economic slowdown;

- additional funding for the completion of public infrastructure projects.

As a result, the financial impacts of the targeted measures, combined with the additional effects of the sharper-than-expected economic slowdown on own-source revenue and debt service, could exert pressures on the government's financial framework of approximately $7.5 billion. However, a provision for economic risks and other support and recovery measures totalling $8.0 billion for the period covered by the financial framework is built into the financial framework presented in the fall 2022 update. This provision could be used to offset these pressures.

_____________________________

4 Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	D.19

1.3 Detailed adjustments in 2022-2023

Upward adjustments of $1.2 billion since March 2022 have reduced the budgetary deficit to $5.2 billion in 2022-2023 before use of the stabilization reserve.

- The economic situation is leading to an increase in own-source revenue, which is partially offset by an increase in debt service.

- Own-source revenue was adjusted upward due to the strength of the economy at the beginning of the year and the inflation. The government has therefore chosen to help Quebecers cope with the rising cost of living by deploying various measures, the cost of which is offset by a decrease in the provision for economic risks and other support and recovery measures, which no longer needs to be maintained at the same high level it was in Budget 2022-2023.

TABLE D.7

Adjustments to the 2022-2023 financial framework since March 2022
(millions of dollars)

2022-2023
	March 2022	Adjustments			December 2022
		Economic and budgetary situation	Initiatives and other adjustments	Total
Own-source revenue
Tax revenue	87 212	4 144	-	4 144	91 356
Other revenue	16 851	412	−32	380	17 231
Subtotal	104 063	4 556	−32	4 524	108 587
Revenue from government enterprises	5 628	1 010	-	1 010	6 638
Total own-source revenue	109 691	5 566	−32	5 534	115 225
Federal transfers	28 790	818	-	818	29 608
Revenue	138 481	6 384	−32	6 352	144 833
Portfolio expenditures	−127 789	−140	−5 355	−5 496	−133 285
Debt service	−8 842	−1 681	-	−1 681	−10 523
Expenditure	−136 631	−1 821	−5 355	−7 177	−143 808
Expenditures associated with COVID-19 support and recovery measures	−2 355	358	-	358	−1 997
Provision for economic risks and other support and recovery measures	−2 500	-	1 500	1 500	−1 000
SURPLUS (DEFICIT)	−3 005	4 921	−3 888	1 033	−1 972
Deposits of dedicated revenues in the Generations Fund	−3 445	192	-	192	−3 253
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−6 450	5 113	−3 888	1 225	−5 225
Use of the stabilization reserve	-	-	449	449	449
BUDGETARY BALANCE(1)	−6 450	5 113	−3 439	1 674	−4 776

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

D.20	Update on Québec’s Economic and Financial Situation

❏ Own-source revenue excluding revenue from government enterprises

For 2022-2023, own-source revenue excluding revenue from government enterprises is adjusted upward by $4.5 billion compared to the Budget 2022-2023 forecast and totals $108.6 billion.

- Tax revenues are adjusted upward by $4.1 billion, due in part to the 3.6-percentage-point upward adjustment to nominal GDP in 2022 over the Budget 2022-2023 forecasts.

- Other revenues are adjusted upward by $380 million compared to the Budget 2022-2023 forecasts.

TABLE D.8

Adjustments in own-source revenue excluding revenue from government enterprises
(millions of dollars)

2022-2023
OWN-SOURCE REVENUE(1) - MARCH 2022	104 063
Tax revenue
Personal income tax	2 081
Contributions for health services	489
Corporate taxes	1 791
School property tax	−65
Consumption taxes	−152
Subtotal	4 144
Other revenue
Duties and permits	506
Miscellaneous revenue	−126
Subtotal	380
Total adjustments	4 524
OWN-SOURCE REVENUE(1) - DECEMBER 2022	108 587

(1) Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	D.21

■ Tax revenue

For 2022-2023, revenue from personal income tax is adjusted upward by $2.1 billion compared to the March 2022 forecast, and contributions for health services are adjusted upward by $489 million.

- These improvements can primarily be attributed to wages and salaries, whose growth was adjusted upward by 2.5 percentage points in 2022, from 8.1% to 10.6%.

In 2022-2023, revenue from corporate taxes is adjusted upward by $1.8 billion compared to the March 2022 forecast.

- This increase can primarily be attributed to the net operating surplus of corporations, whose growth was adjusted upward in 2022 by 7.5 percentage points, from −6.4% to 1.1%.

Revenue from the school property tax is adjusted downward by $65 million in 2022-2023 compared to the March 2022 forecast.

- This decrease is due in part to the additional contribution from the Québec government to limit the average increase in school taxes from 2% to 3% for 2022-2023.

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted downward by $152 million in 2022-2023 compared to the March 2022 forecast.

- This adjustment is due to lower-than-expected consumption tax revenues since the start of the fiscal year.

■ Other revenue

In 2022-2023, revenue from duties and permits is adjusted upward by $506 million compared to the March 2022 forecast.

- This improvement is mainly due to the increase in mining revenues resulting from sustained market prices for metals since 20205  and the higher-than-expected revenue from the auction of GHG emission allowances.

In 2022-2023, miscellaneous revenue6  is adjusted downward by $126 million compared to the March 2022 forecast.

- This decrease stems, in particular, from the decline in investment income of the Generations Fund.

_____________________________

5 Mining revenues are deposited in the Generations Fund.

6 Miscellaneous revenue includes revenues from interest, the sale of goods and services, as well as from fines, forfeitures and recoveries.

D.22	Update on Québec’s Economic and Financial Situation

❏ Revenue from government enterprises

For 2022-2023, revenue from government enterprises is adjusted upward by $1.0 billion, to $6.6 billion.

This increase is primarily due to Hydro-Québec's results, which essentially benefited from an increase in the value of its electricity exports.

This increase is partially offset by a decrease in Investissement Québec's anticipated results stemming from the unfavourable performance of its equity and venture capital portfolios as well as its investment funds due to the downturn in financial markets since March 2022. This decline in the financial markets has particularly hit businesses in the technology sector, affecting the returns on investments held in this sector by Investissement Québec.

TABLE D.9

Adjustments to revenue from government enterprises
(millions of dollars)

2022-2023
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2022	5 628
Hydro-Québec	1 325
Loto-Québec	79
Société des alcools du Québec	53
Investissement Québec	−445
Société québécoise du cannabis(1)	−1
Other(2)	−1
Total adjustments	1 010
REVENUE FROM GOVERNMENT ENTERPRISES - DECEMBER 2022	6 638

(1) Revenue is allocated to the Fund to Combat Addiction.

(2) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole and the Société du parc industriel et portuaire de Bécancour.

Québec's Financial Situation	D.23

❏ Federal transfers

In 2022-2023, revenues from federal transfers stand at $29.6 billion, an upward adjustment of $818 million compared to Budget 2022-2023.

This upward adjustment is primarily due to a one-time payment of $450 million to eliminate the backlog of surgeries.

TABLE D.10

Adjustments to federal transfer revenues
(millions of dollars)

2022-2023
FEDERAL TRANSFERS - MARCH 2022	28 790
Equalization	-
Health transfers	260
Transfers for post-secondary education and other social programs	−117
Other programs	675
Total adjustments	818
FEDERAL TRANSFERS - DECEMBER 2022	29 608

D.24	Update on Québec’s Economic and Financial Situation

❏ Portfolio expenditures

For 2022-2023, portfolio expenditures, before taking into account expenditures associated with COVID-19 support and recovery measures, amount to $133.3 billion, an upward adjustment of $5.5 billion compared to the March 2022 forecast.

The adjustment is primarily due to:

- new initiatives announced since Budget 2022-2023, that is:

- $3.5 billion to grant Quebecers a new one-time cost of living support payment,

- $1.5 billion to enhance the senior assistance amount to $2 000,

- $244 million to improve housing affordability;

- other adjustments totalling $193 million due, in particular, to a greater-than-expected increase in employment assistance applications.

With the addition of the $2.0 billion in expenditures associated with COVID-19 support and recovery measures, portfolio expenditures amount to $135.3 billion.

TABLE D.11

Adjustments to portfolio expenditures
(millions of dollars)

2022-2023
PORTFOLIO EXPENDITURES - MARCH 2022	127 789
Granting a new one-time cost of living support payment	3 514
Enhancing the senior assistance amount	1 545
Improving housing affordability	244
Other adjustments	193
Total adjustments	5 496
PORTFOLIO EXPENDITURES - BEFORE COVID-19 SUPPORT AND RECOVERY MEASURES	133 285
Expenditures associated with COVID-19 support and recovery measures(1)	1 997
PORTFOLIO EXPENDITURES - DECEMBER 2022	135 282

(1) The entire expenditure forecast for 2022-2023.

Québec's Financial Situation	D.25

❏ Debt service

For 2022-2023, the debt service is adjusted upward by $1.7 billion, to $10.5 billion, due to increased interest rates.

The rapid increase in interest rates in 2022-2023 results, in particular, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing.

TABLE D.12

Adjustments to debt service
(millions of dollars)

2022-2023
DEBT SERVICE - MARCH 2022	8 842
Interest on direct debt(1)	1 609
Interest on the liability for the retirement plans and other employee future benefits(2)	72
Total adjustments	1 681
DEBT SERVICE - DECEMBER 2022	10 523

(1) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(2) This corresponds to the interest on obligations relating to the retirement plans and other future benefits of public and parapublic sector employees, minus mainly the investment income of the Retirement Plans Sinking Fund (RPSF).

D.26	Update on Québec’s Economic and Financial Situation

2. REVENUE AND EXPENDITURE FORECASTS

The fall 2022 Update on Québec's Economic and Financial Situation presents the detailed change in revenue and expenditure, that is, the three-year budgetary outlook from 2022-2023 to 2024-2025.

TABLE D.13

Change in revenue and expenditure
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	108 587	111 867	116 163
% change	4.7	3.0	3.8	3.9
Revenue from government enterprises	6 638	6 561	6 844
% change	11.4	−1.2	4.3	4.7
Federal transfers	29 608	29 287	30 201
% change	1.5	−1.1	3.1	1.1
Total revenue	144 833	147 715	153 208
% change	4.3	2.0	3.7	3.3
Expenditure
Portfolio expenditures	−133 285	−134 280	−139 223
% change	13.0(2)	0.7(2)	3.7	5.7
Debt service	−10 523	−9 387	−10 086
% change	21.8(3)	−10.8(3)	7.4	5.3
Total expenditure	−143 808	−143 667	−149 309
% change	13.6	−0.1	3.9	5.7
Expenditures associated with COVID-19 support and recovery measures	−1 997	−368	-
Provision for economic risks and other support and recovery measures	−1 000	−2 000	−2 000
SURPLUS (DEFICIT)	−1 972	1 680	1 899
Deposits of dedicated revenues in the Generations Fund	−3 253	−3 947	−4 564
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	−5 225	−2 267	−2 665
Use of the stabilization reserve	449	-	-
BUDGETARY BALANCE(4)	−4 776	−2 267	−2 665

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) In 2022-2023, growth is primarily due to the enhancement of the senior assistance amount, the initiatives announced in Budget 2022-2023 in health and education and for economic development, and the effect of the lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 5.4% in 2022-2023. Adding the non-recurrence of one-time cost of living support payments, growth would be 3.0% in 2023-2024.

(3) The significant increase in debt service in 2022-2023 is due to the rapid increase in interest rates in 2022-2023, which results, in particular, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing. The non-recurrence of these losses explains the decrease in debt service in 2023-2024.

(4) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	D.27

2.1 Change in revenue

Government revenue encompasses own-source revenue, including revenue from government enterprises, as well as revenue from federal transfers.

Government revenue totals $144.8 billion in 2022-2023, or $115.2 billion in own-source revenue and $29.6 billion from federal transfers.

Government revenue will stand at $147.7 billion in 2023-2024 and $153.2 billion in 2024-2025, growing by 2.0% and 3.7% respectively.

TABLE D.14

Change in revenue
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	108 587	111 867	116 163
% change	4.7	3.0	3.8	3.9
Revenue from government enterprises	6 638	6 561	6 844
% change	11.4	−1.2	4.3	4.7
Subtotal	115 225	118 428	123 007
% change	5.1	2.8	3.9	3.9
Federal transfers	29 608	29 287	30 201
% change	1.5	−1.1	3.1	1.1
TOTAL	144 833	147 715	153 208
% change	4.3	2.0	3.7	3.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

D.28	Update on Québec’s Economic and Financial Situation

2.1.1 Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, including personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes.

- Changes in own-source revenue generally reflect changes in economic activity in Québec and in the tax system.

Own-source revenue also includes other sources of revenue:

- duties and permits, in particular revenue from the carbon market;

- miscellaneous revenue, such as tuition fees and revenues from interest, the sale of goods and services, as well as from fines, forfeitures and recoveries.

In 2022-2023, own-source revenue stands at $108.6 billion, an increase of 4.7% compared to 2021-2022. It will reach $111.9 billion in 2023-2024 and $116.2 billion in 2024-2025, growing by 3.0% and 3.8% respectively.

TABLE D.15

Summary of change in own-source revenue excluding revenue
from government enterprises
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Tax revenue	91 356	93 958	97 714
% change	5.1	2.8	4.0	4.0
Other revenue	17 231	17 909	18 449
% change	2.8	3.9	3.0	3.2
TOTAL	108 587	111 867	116 163
% change	4.7	3.0	3.8	3.9

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

Québec's Financial Situation	D.29

❏ Tax revenue

In 2022-2023, revenue from personal income tax, the government's largest revenue source, stands at $43.2 billion, up 5.6% compared to 2021-2022. It will reach $45.0 billion in 2023-2024 and $46.5 billion in 2024-2025, representing growth of 4.2% and 3.2%, respectively.

- This increase reflects, among other things, the increase in household income, including wages and salaries, which will grow by 10.6% in 2022, 3.5% in 2023 and 3.3% in 2024, thanks to the strong labour market.

- The change in revenue from personal income tax in 2022-2023 is mitigated by the 50.3% decline in Employment Insurance benefits in 2022 amid strong demand for workers due to the economic recovery.

- It also reflects all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system.

Contributions for health services stand at $7.8 billion in 2022-2023, representing 5.2% growth. They will reach $7.9 billion in 2023-2024 and $8.1 billion in 2024-2025, representing growth of 1.6% and 2.6%, respectively.

- This favourable change reflects the expected growth in wages and salaries.

Corporate tax revenue will reach $12.7 billion in 2022-2023, down 2.0% from 2021-2022. It will stand at $12.6 billion in 2023-2024 and $13.8 billion in 2024-2025, a change of −0.3% and 9.2% respectively.

- These figures reflect the expected change in the net operating surplus of corporations, which stands at 1.1% in 2022, −2.2% in 2023 and 7.8% in 2024.

- It also reflects the measures implemented in recent years to ease the tax burden, particularly the reduced corporate tax rate for SMBs announced in Budget 2021-2022.7

Revenue from the school property tax stands at $1.1 billion in 2022-2023, up 3.4% compared to 2021-2022. It will reach $1.2 billion in 2023-2024 and $1.3 billion in 2024-2025, an increase of 7.3% and 8.4%, respectively.

- The growth in revenue from the school property tax reflects the increase in the number of students, and the expected increase in the cost of services funded by the school property tax.

- It also reflects the additional contribution of $173.4 million per year from the Québec government to limit the increase in school taxes from 2% to 3% on average for 2022-2023

 _____________________________

7 In Budget 2021-2022 the government announced a reduction from 4.0% to 3.2% of the tax rate for all SMBs eligible for the small business deduction.

D.30	Update on Québec’s Economic and Financial Situation

Consumption tax revenue totals $26.6 billion in 2022-2023, up 8.0% compared to 2021-2022. It will stand at $27.2 billion in 2023-2024 and $28.0 billion in 2024-2025, an increase of 2.4% and 3.1% respectively.

- This change reflects, in particular, the expected growth in household consumption8  of 12.6% in 2022, 4.4% in 2023 and 3.4% in 2024.

- It also reflects the expected change in residential construction investment of 0.2% in 2022, −6.0% in 2023 and 2.1% in 2024.

TABLE D.16

Change in own-source revenue excluding revenue from government enterprises
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Tax revenue
Personal income tax	43 228	45 024	46 476
% change	5.6	4.2	3.2	4.3
Contributions for health services	7 788	7 911	8 120
% change	5.2	1.6	2.6	3.1
Corporate taxes(2)	12 673	12 633	13 794
% change	−2.0	−0.3	9.2	2.2
School property tax	1 113	1 194	1 294
% change	3.4	7.3	8.4	6.3
Consumption taxes(3)	26 554	27 196	28 030
% change	8.0	2.4	3.1	4.5
Subtotal	91 356	93 958	97 714
% change	5.1	2.8	4.0	4.0
Other revenue
Duties and permits(4)	5 677	5 520	5 574
% change	−6.3	−2.8	1.0	−2.7
Miscellaneous revenue	11 554	12 389	12 875
% change	7.9	7.2	3.9	6.3
Subtotal	17 231	17 909	18 449
% change	2.8	3.9	3.0	3.2
TOTAL	108 587	111 867	116 163
% change	4.7	3.0	3.8	3.9

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) The change in corporate tax revenue from 2022-2023 to 2024-2025 is due in part to the change in the net operating surplus of corporations of 1.1% in 2022, −2.2% in 2023 and 7.8% in 2024.

(3) The 8.0% growth in consumption taxes in 2022-2023 is due in part to the increase of 12.6% in household consumption and of 0.2% in residential construction investment in 2022.

(4) The decrease in revenue from duties and permits in 2022-2023 and 2023-2024 is mainly due to lower mining revenues over this period, as a result of the expected decrease in metal prices, mainly iron ore.

_____________________________

8 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	D.31

❏ Other revenue

Revenue from duties and permits amounts to $5.7 billion in 2022-2023, a decrease of 6.3% compared to 2021-2022. It will stand at $5.5 billion in 2023-2024 and $5.6 billion in 2024-2025, a change of −2.8% and 1.0%, respectively.

- The 6.3% decrease in revenues from duties and permits in 2022-2023 is mainly due to lower mining revenues resulting from the expected decrease in metal prices.

- The change in revenue from duties and permits takes into account the effect of capping the indexation of government rates at 3% for the next four years.

Miscellaneous revenue stands at $11.6 billion in 2022-2023, an increase of 7.9% compared to 2021-2022. It will reach $12.4 billion in 2023-2024 and $12.9 billion in 2024-2025, representing increases of 7.2% and 3.9%, respectively.

- The positive trend in miscellaneous revenue is due to the anticipated revenue of special funds, non-budget-funded bodies and bodies in the health and social services, education and higher education networks.

- For example, the growth in the revenue of the higher education network is influenced by, among other things, tuition fee revenues, the change in clienteles and user revenues.

- The change in miscellaneous revenue also takes into account the effect of capping government rate indexing at 3% for the next four years.

D.32	Update on Québec’s Economic and Financial Situation

2.1.2 Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. The revenue from government enterprises corresponds in large part to the net earnings of these enterprises.

Revenue from government enterprises amounts to $6.6 billion in 2022-2023, an increase of 11.4%, $6.6 billion in 2023-2024, a decrease of 1.2%, and $6.8 billion in 2024-2025, an increase of 4.3%.

TABLE D.17

Change in revenue from government enterprises
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Hydro-Québec(2)	3 850	3 250	3 490
Loto-Québec	1 462	1 483	1 501
Société des alcools du Québec	1 413	1 459	1 469
Investissement Québec	−189	253	271
Société québécoise du cannabis(3)	93	107	103
Other(4)	9	9	10
TOTAL	6 638	6 561	6 844
% change	11.4	−1.2	4.3	4.7

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) The forecast revenue from Hydro-Québec includes the impact of the domestic rate cap starting in 2023-2024.

(3) Revenue is allocated to the Fund to Combat Addiction.

(4) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole and the Société du parc industriel et portuaire de Bécancour.

The 11.4% growth in 2022-2023 is mainly due to the increase in the anticipated results of Hydro-Québec-stemming primarily from the increase in value of its electricity exports-and of Loto-Québec, due to the gradual return to full operation.

- This growth is partially offset by a decrease in Investissement Québec's anticipated results stemming from the unfavourable performance of its equity and venture capital portfolios as well as its investment funds due to the expected downturn in financial markets in 2022-2023. This decline in the financial markets has particularly hit businesses in the technology sector, affecting the returns on investments held in this sector by Investissement Québec.

The decrease of 1.2% in 2023-2024 is mainly due to the decline in Hydro-Québec's anticipated results, stemming in part from the decrease in value of its electricity exports.

- This decrease is partly offset by the return to normal of Investissement Québec's anticipated results.

The 4.3% growth in 2024-2025 is mainly due to the increase in Hydro-Québec's anticipated results stemming from the increased value of sales in Québec.

Québec's Financial Situation	D.33

2.1.3 Federal transfers

Revenues from federal transfers consist of federal government revenues paid to Québec under the Federal-Provincial Fiscal Arrangements Act, to which are added revenues from other programs under bilateral agreements.

They include mainly equalization and revenue from the Canada Health Transfer (CHT)9  and from the Canada Social Transfer (CST).

Federal transfers will change little in 2022-2023 (1.5%) and in 2023-2024 (−1.1%). An increase of 3.1% is expected in 2024-2025, primarily due to health transfers growing at a higher rate.

The larger increase in health transfers in 2024-2025 is the result of the average growth in Canada's nominal GDP from 2022 to 2024,10 as well as lower growth in the special Québec abatement. Québec's revenues from the CHT are deducted from part of the value of the special Québec abatement.

TABLE D.18

Change in federal transfers
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Equalization	13 666	14 123	14 522
% change	4.2	3.3	2.8	3.4
Health transfers	7 338	7 688	8 151
% change	−10.5(2)	4.8	6.0	−0.2
Transfers for post-secondary education and other social programs	1 414	1 488	1 526
% change	−7.5	5.2	2.6	−0.1
Other programs	7 190	5 988	6 002
% change	13.5	−16.7(3)	0.2	−1.8
TOTAL	29 608	29 287	30 201
% change	1.5	−1.1	3.1	1.1

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) Health transfers will decrease by 10.5% in 2022-2023 due to a one-time payment in the previous year to support the health system and vaccination in the context of the pandemic.

(3) Revenues from other programs are expected to decrease in 2023-2024 due to the non-recurrence of certain types of assistance as well as the pace of completion of federally funded infrastructure projects.

_____________________________

9 The Council of the Federation is asking the federal government to increase the CHT to 35% of provincial and territorial health expenditures. No revenue associated with this request was integrated into the financial framework.

10 In 2024-2025, the increase in the CHT envelope and the equalization envelope is based on the average annual growth in Canada's nominal GDP for 2022 (1/3), 2023 (1/3) and 2024 (1/3).

D.34	Update on Québec’s Economic and Financial Situation

The Canada Health Transfer must be increased

Since 2020, Québec, like the Council of the Federation, has requested that the Canada Health Transfer (CHT) be increased to 35% of provincial and territorial health expenditures and that it be maintained at that level thereafter using an appropriate progression factor which could be between 5% and 6%.

- Compared to the CHT level projected by the federal government in 2022-2023 ($45.2 billion), this would represent an increase of approximately $30 billion in 2022-2023.

- Each province and territory would receive the same amount per capita. For Québec, this increase would represent more than $6 billion per year, starting in 2022-2023.

Without an increase in the CHT, the federal share of provincial and territorial health expenditures will be 20.7% in 2022-2023, then will decline to 19.8% in 2031-2032 and 18.0% in 2039-2040. This decrease is due to the fact that provincial and territorial health expenditures are expected to increase at a greater rate than the CHT.1

Québec is calling on the federal government to finally consider the unanimous request of the provinces and territories to act in this regard and to include the necessary funds in its next budget.

Note that the CHT has been growing at the rate of Canada's nominal GDP2 since 2017-2018 (3.8% per year on average from 2017-2018 to 2022-2023), whereas it previously increased by 6% per year.

By being flexible, predictable and recurrent, only an increase in federal funding through the CHT would help support the priorities and specific characteristics of the provinces and territories while respecting their autonomy in administering their health systems.

Share of federal funding in provincial and territorial health expenditures without an increase in the CHT - 2004-2005 to 2039-2040
(per cent)

Note: The hatched line is the projected federal contribution without CHT increase. Sources: Canadian Institute for Health Information, Conference Board of Canada and Department of Finance Canada.

1 Over the long term, the CHT is expected to grow at a slower rate than provincial and territorial health expenditures. Based on long-term projections, from 2020-2021 to 2039-2040, the CHT increase will be an average of 4.0% per year, compared to 5.2% for health expenditures.

2 Indexation is subject to a minimum of 3% per year.

Québec's Financial Situation	D.35

Ongoing decline in Québec's share of the equalization envelope

Québec's share of the equalization envelope has been decreasing since 2020-2021, due to Québec's improved economic situation in comparison with the rest of Canada.

It is forecast that Québec's share in the equalization envelope, which was 66.2% in 2019-2020, will decline to 54.6% in 2026-2027.

Expected change in Québec's share of the equalization envelope
(per cent)

Note: A smoothing mechanism with lag is applied to determine equalization payments. For example, the equalization payments for the provinces for 2022-2023 are based on data for the years 2018-2019 (25%), 2019-2020 (25%) and 2020-2021 (50%).

Sources: Department of Finance Canada and Ministère des Finances du Québec.

D.36	Update on Québec’s Economic and Financial Situation

❏ Québec is the equalization recipient that receives the least per capita

The provinces do not all have the same fiscal capacity; in other words, they do not all have the same ability to generate revenue.

Provinces whose fiscal capacity, in dollars per capita, is below the average of the 10 provinces receive equalization payments. They therefore have, after equalization, a fiscal capacity equivalent to the average of the 10 provinces to ensure public services.11

In 2022-2023, five provinces will receive equalization payments: Manitoba, Québec, New Brunswick, Nova Scotia and Prince Edward Island. Québec is the recipient that receives the least per capita ($1 606).

CHART D.1 Equalization payments to the provinces - 2022-2023
(dollars per capita)

Source: Department of Finance Canada.

_____________________________

11 The provinces' fiscal capacity is assessed on the basis of five tax bases (personal income tax, corporate income tax, consumption taxes, property taxes and natural resources).

Québec's Financial Situation	D.37

2.2 Change in expenditure

Expenditure consists, on one hand, of portfolio expenditures tied to the delivery of public services, which are influenced by demographics and prices and, on the other hand, debt service.

Expenditure12 totals $143.8 billion in 2022-2023, or $133.3 billion in portfolio expenditures and $10.5 billion in debt service.

- It will stand at $143.7 billion in 2023-2024 and $149.3 billion in 2024-2025.

Expenditure will increase by 13.6% in 2022-2023, then will be −0.1% in 2023-2024 and 3.9% in 2024-2025.

The 13.6% growth in 2022-2023 results from:

- a 13.0% increase in portfolio expenditures due in particular to new initiatives announced in Budget 2022-2023 and this update;

- a 21.8% increase in debt service due to higher interest rates.

TABLE D.19

Change in expenditure
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Portfolio expenditures	133 285	134 280	139 223
% change	13.0(2)	0.7(2)	3.7	5.7
Debt service	10 523	9 387	10 086
% change	21.8(3)	−10.8(3)	7.4	5.3
TOTAL	143 808	143 667	149 309
% change	13.6	−0.1	3.9	5.7

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) In 2022-2023, growth is primarily due to the enhancement of the senior assistance amount, the initiatives announced in Budget 2022-2023 in health and education and for economic development, and the effect of the lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 5.4% in 2022-2023. Adding the non-recurrence of one-time cost of living support payments, growth would be 3.0% in 2023-2024.

(3) The significant increase in debt service in 2022-2023 is due to the rapid increase in interest rates in 2022-2023, which results, in particular, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing. The non-recurrence of these losses explains the decrease in debt service in 2023-2024.

_____________________________

12 COVID-19 support and recovery measures are not included in total expenditure. Portfolio expenditures before and after taking into account expenditures associated with COVID-19 support and recovery measures are presented on pages D.39 and D.40.

D.38	Update on Québec’s Economic and Financial Situation

2.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The set of entities under the responsibility of a minister constitutes a portfolio.

Before taking into account expenditures associated with COVID-19 support and recovery measures, portfolio expenditures will amount to $133.3 billion in 2022-2023, $134.3 billion in 2023-2024 and $139.2 billion in 2024-2025.

The expenditure level includes the government's program review commitment generating $538 million in savings in 2023-2024 and $830 million in 2024-2025, the budgetary impacts of which will be distributed across the various portfolios as part of the work leading up to Budget 2023-2024.

Expenditures associated with COVID-19 support and recovery measures will be $2.0 billion in 2022-2023 and $368 million in 2023-2024.

TABLE D.20

Change in expenditure by departmental portfolio
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)
Santé et Services sociaux	55 892	58 717	61 936
% change	12.7(2)	5.1	5.5	7.7
Éducation	19 046	19 963	20 715
% change	8.1(3)	4.8	3.8	5.6
Enseignement supérieur	10 088	10 692	11 165
% change	16.1(4)	6.0	4.4	8.7
Other portfolios(5)	48 258	45 446	46 237
% change	14.7(5)	−5.8(5)	1.7	3.2
Program review	-	−538	−830
Subtotal	133 285	134 280	139 223
% change	13.0	0.7	3.7	5.7
Expenditures associated with COVID-19 support and recovery measures	1 997	368	-
TOTAL	135 282	134 648	139 223
% change	6.2	−0.5	3.4	3.0

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) Growth is mainly due to the enhancement of the senior assistance amount to $2 000, initiatives announced in Budget 2022-2023 to restore the health care system and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 4.7%.

(3) Growth is mainly due to initiatives announced in Budget 2022-2023 to support student success and retention, including enhanced tutoring for students and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 3.6%.

(4) Growth is mainly due to the introduction of Québec Perspective scholarships in September, the initiatives announced in Budget 2022-2023 to improve access to and graduation from higher education, the enhancement of the student financial assistance program and a lower expenditure level recorded for 2021-2022. Excluding these factors, growth would be 8.5%.

(5) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities. In 2022-2023, the growth in expenditures is primarily due to the effect of the lower expenditure level recorded for 2021-2022, support for local road and transit improvements, investments in housing and municipal infrastructure funded by the federal government and investments to roll out high-speed Internet in all regions as well as the initiatives announced in Budget 2022-2023 for economic development and the community. Excluding these one-time factors, growth would be 3.8%. Adding the non-recurrence of one-time cost of living payments, growth would be 3.9% in 2023-2024.

Québec's Financial Situation	D.39

COVID-19 support and recovery measures

Even though most of the support and recovery measures in response to the public health crisis were implemented in 2020-2021 and 2021-2022, the government will continue to support Quebecers and the economy in this regard in the coming years.

In health, for example, the measures concern initiatives to combat COVID-19, including screening, vaccination, the acquisition of antivirals and the addition of patient-care attendants. In education and higher education, measures to foster success in a pandemic environment are offered, including specialized educational support to consolidate learning for elementary and secondary school students and the elimination of interest on student loans. Lastly, for the other sectors affected by the crisis, measures to support public transit and tourism are being implemented.

Expenditures associated with COVID-19 support and recovery measures will total $2.0 billion in 2022-2023 and $368 million in 2023-2024.

COVID-19 support and recovery measures (millions of dollars)
	2022-2023	2023-2024	2024-2025	Total
Santé et Services sociaux	1 595	368	—	1 963
Éducation	60	—	—	60
Enseignement supérieur	72	—	—	72
Other portfolios	271	—	—	271
TOTAL	1 997	368	—	2 365

Note: Totals may not add due to rounding.

With expenditures associated with COVID-19 support and recovery measures, portfolio expenditures will amount to $135.3 billion in 2022-2023, $134.6 billion in 2023-2024 and $139.2 billion in 2024-2025.

- From 2022-2023 to 2024-2025, portfolio expenditures will grow by an average of 3.0% per year.

Detailed forecasts by portfolio are presented on page D.52.

Change in key portfolio expenditures - After COVID-19 support and recovery measures (millions of dollars)
	2022-2023	2023-2024	2024-2025	AAGR(1)
Santé et Services sociaux	57 487	59 085	61 936
% change	−0.7(2)	2.8	4.8	2.3
Éducation	19 106	19 963	20 715
% change	7.7	4.5	3.8	5.3
Enseignement supérieur	10 160	10 692	11 165
% change	13.5	5.2	4.4	7.6
Other portfolios(3)	48 529	45 446	46 237
% change	13.5	−6.4	1.7	2.6
Program review	-	−538	−830
TOTAL	135 282	134 648	139 223
% change	6.2	−0.5	3.4	3.0

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) The decrease is due to expenditures for managing the COVID-19 public health crisis, which dropped from $8.3 billion in 2021-2022 to $1.6 billion in 2022-2023.

(3) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

D.40	Update on Québec’s Economic and Financial Situation

❏ Santé et Services sociaux

Expenditures of the Santé et Services sociaux portfolio consist primarily of the activities of bodies in the health and social services network and programs administered by the Régie de l'assurance maladie du Québec. This portfolio also includes the expenditures of other health-related government bodies, such as Héma-Québec. These expenditures are influenced by the growth and aging of the population, the remuneration of health care facility staff, as well as, the introduction of new technologies and new medications.

Before taking into account expenditures associated with COVID-19 support and recovery measures, Santé et Services sociaux portfolio expenditures will amount to $55.9 billion in 2022-2023, $58.7 billion in 2023-2024 and $61.9 billion in 2024-2025. This spending represents roughly 42% of total portfolio expenditures.

- The 12.7% growth in expenditures in 2022-2023 is primarily due to the enhancement of the senior assistance amount to $2 000, the initiatives announced in Budget 2022-2023 to restore the health care system and a lower expenditure level recorded for 2021-2022.

- Excluding these factors, growth would be 4.7%.

- Expenditure will increase by 5.1% in 2023-2024 and by 5.5% in 2024-2025.

From 2022-2023 to 2024-2025, the Santé et Services sociaux portfolio will grow by an average of 7.7% per year.

Expenditures associated with COVID-19 support and recovery measures for the Santé et Services sociaux portfolio will amount to $1.6 billion in 2022-2023 and $368 million in 2023-2024. They consist mainly of measures to overcome the public health crisis and improve health care in a sustainable way.

TABLE D.21

Santé et Services sociaux portfolio expenditures
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)

Regular expenditures in health and social services	55 892	58 717	61 936

% change	12.7	5.1	5.5	7.7

Expenditures associated with COVID-19 support and recovery measures	1 595	368	-

TOTAL EXPENDITURES IN SANTÉ ET SERVICES SOCIAUX	57 487	59 085	61 936

% change	−0.7(2)	2.8	4.8	2.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) The decrease is due to expenditures for managing the COVID-19 public health crisis, amounting to $8.3 billion in 2021-2022.

Québec's Financial Situation	D.41

❏ Éducation

The expenditures of the Éducation portfolio are primarily devoted to the activities of preschool, primary and secondary education institutions. This portfolio also includes programs to promote recreation and sports, and programs associated with the status of women. In general, expenditures vary according to the evolution of the clienteles and the remuneration of the personnel of the school service centres and school boards.

Before taking into account expenditures associated with COVID-19 support and recovery measures, Éducation portfolio expenditures will amount to $19.0 billion in 2022-2023, $20.0 billion in 2023-2024 and $20.7 billion in 2024-2025. This spending represents roughly 14% of total portfolio expenditures.

- The 8.1% growth in expenditures in 2022-2023 is primarily due to initiatives announced in Budget 2022-2023 to support student success and retention, including enhanced tutoring for students, and a lower expenditure level recorded for 2021-2022.

- Excluding these factors, growth would be 3.6%.

- Expenditure will increase by 4.8% in 2023-2024 and 3.8% in 2024-2025.

From 2022-2023 to 2024-2025, the Éducation portfolio will grow by an average of 5.6% per year.

Expenditures associated with COVID-19 support and recovery measures for the Éducation portfolio will amount to $60 million in 2022-2023. They include measures to support consolidated learning in the context of a public health crisis.

TABLE D.22

Éducation portfolio expenditures
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)

Regular expenditures in education	19 046	19 963	20 715

% change	8.1	4.8	3.8	5.6

Expenditures associated with COVID-19 support and recovery measures	60	-	-

TOTAL EXPENDITURES IN ÉDUCATION	19 106	19 963	20 715

% change	7.7	4.5	3.8	5.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

D.42	Update on Québec’s Economic and Financial Situation

❏ Enseignement supérieur

Expenditures of the Enseignement supérieur portfolio are mainly devoted to the activities of educational institutions at the college or university level. This portfolio also includes student financial assistance. In general, expenditures vary according to changes in the clientele and in the remuneration of college and university network personnel.

Before taking into account expenditures associated with COVID-19 support and recovery measures, Enseignement supérieur portfolio expenditures will amount to $10.1 billion in 2022-2023, $10.7 billion in 2023-2024 and $11.2 billion in 2024-2025. This spending represents roughly 8% of total portfolio expenditures.

- The 16.1% growth in expenditures in 2022-2023 is mainly due to the introduction of Québec Perspective scholarships last September, the initiatives announced in Budget 2022-2023 to improve access to and graduation from higher education, the enhancement of the student financial assistance program and a lower expenditure level recorded for 2021-2022.

- Excluding these factors, growth would be 8.5%.

- Expenditure will grow by 6.0% in 2023-2024 and 4.4% in 2024-2025.

From 2022-2023 to 2024-2025, the Enseignement supérieur portfolio will grow by an average of 8.7% per year.

Expenditures associated with COVID-19 support and recovery measures for the Enseignement supérieur portfolio will amount to $72 million in 2022-2023. These expenditures correspond to the elimination of interest on student loans.

TABLE D.23

Enseignement supérieur portfolio expenditures
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)

Regular expenditures in higher education	10 088	10 692	11 165

% change	16.1	6.0	4.4	8.7

Expenditures associated with COVID-19 support and recovery measures	72	-	-

TOTAL EXPENDITURES IN ENSEIGNEMENT SUPÉRIEUR	10 160	10 692	11 165

% change	13.5	5.2	4.4	7.6

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

Québec's Financial Situation	D.43

❏ Other portfolios

The expenditures of other portfolios include the expenditures of all the portfolios other than the Santé et Services sociaux, Éducation and Enseignement supérieur portfolios. They provide government funding for, in particular, the cultural sector, the transportation and childcare services sectors, as well as support for individuals, municipalities and businesses.

Before taking into account expenditures associated with COVID-19 support and recovery measures, other portfolio expenditures will amount to $48.3 billion in 2022-2023, $45.4 billion in 2023-2024 and $46.2 billion in 2024-2025. These expenditures represent roughly 36% of total portfolio expenditures, including more than 1% for the Culture et Communications portfolio.

- The 14.7% growth in expenditures in 2022-2023 is primarily due to the effect of the lower expenditure level recorded for 2021-2022, support for local road and transit improvements, investments in housing and municipal infrastructures funded by the federal government and investments to roll out high-speed Internet in all regions as well as the initiatives announced in Budget 2022-2023 for economic development and the community.

- Excluding these one-time factors, growth would be 3.8%.

- The 5.8% decrease in 2023-2024 is mainly due to the non-recurrence of the new one-time cost of living support payment as well as a return to normal investment levels for municipal infrastructure funded in partnership with the federal government under the Gas Tax and Québec Contribution Program, which were exceptionally high in 2022-2023.

- Excluding these one-time factors, the growth would be 3.9% in 2023-2024.

- In 2024-2025, other portfolio spending will grow by 1.7%.

From 2022-2023 to 2024-2025, other portfolios will grow by an average of 3.2% per year.

Expenditures associated with COVID-19 support and recovery measures for other portfolios will total $271 million in 2022-2023. These mainly include support for public transit services and the tourism sector.

TABLE D.24

Expenditures of other portfolios
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)

Regular expenditures of other portfolios	48 258	45 446	46 237

% change	14.7	−5.8	1.7	3.2

Expenditures associated with COVID-19 support and recovery measures	271	-	-

EXPENDITURES OF OTHER PORTFOLIOS	48 528	45 446	46 237

% change	13.5	−6.4	1.7	2.6

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

D.44	Update on Québec’s Economic and Financial Situation

Effect of one-time factors on growth in the expenditures of other portfolios

The change in expenditures of other portfolios amounts to 14.7% in 2022-2023, −5.8% in 2023-2024 and 1.7% in 2024-2025. The significant change in 2022-2023 and small changes in 2023-2024 and 2024-2025 are due to a variety of one-time and atypical changes, including the one-time cost of living payments and the municipal infrastructure funded by the federal government.

Without the one-time factors affecting other portfolios, growth amounts to 3.8% in 2022-2023, 3.9% in 2023-2024 and 2.7% in 2024-2025.

One-time factors affecting other portfolios (millions of dollars)
	2022-2023	2023-2024	2024-2025

Other portfolios	48 258	45 446	46 237

% change	14.7	−5.8	1.7

LESS:

Planned expenditures not incurred(1)	-	-	-

One-time cost of living support payments	3 600	-	-

Support for local road and public transit improvements - November 2021	220	-	-

Housing infrastructure funded by the federal government	673	533	418

Municipal infrastructure funded by the federal government	955	566	474

Budget 2022-2023 measures	1 403	1 528	1 380

Investments to roll out high-speed Internet in all regions	228	25	25

Subtotal - Main one-time factors	7 079	2 652	2 297

OTHER PORTFOLIOS AFTER ELIMINATING THE MAIN ONE-TIME FACTORS	41 179	42 794	43 940

% change	3.8	3.9	2.7

(1) Planned expenditures not incurred in 2021-2022 amount to $1.8 billion.

Québec's Financial Situation	D.45

2.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF). It will stand at $10.5 billion in 2022-2023, $9.4 billion in 2023-2024, and $10.1 billion in 2024-2025, representing changes of 21.8%, −10.8%, and 7.4%, respectively.

In 2022-2023, 2023-2024 and 2024-2025, interest on the direct debt will change by 25.6%, −9.4% and 8.9%, respectively, owing in particular to the anticipated change in interest rates. The rapid increase in interest rates in 2022-2023 results, mostly, in losses on the disposal of assets in the management of the investment activities of the Sinking Fund for Government Borrowing. The non-recurrence of these losses explains the decrease in debt service in 2023-2024.

Net interest on the liability for the retirement plans and other employee future benefits is decreasing due to the increase in the investment income of the RPSF. The income of the RPSF is deducted from debt service. In 2021-2022, the RPSF yielded a return of 9.14%, while a return of −3.00% is forecast in 2022-2023 due to the decline in the stock and bond markets. For subsequent years, the expected long-term RPSF return of 6.35% is used to calculate this income. It should be noted that yield spreads are gradually incorporated into the financial framework in accordance with generally accepted accounting principles (GAAP). The RPSF return for 2022-2023 will be known next spring.

TABLE D.25

Change in debt service
(millions of dollars)

	2022-2023	2023-2024	2024-2025	AAGR(1)

Interest on direct debt(2)	10 133	9 180	9 997

% change	25.6	−9.4	8.9

Interest on the liability for retirement plans and other employee future benefits(3)	390	207	89

TOTAL	10 523	9 387	10 086

% change	21.8	−10.8	7.4	5.3

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2022-2023 to 2024-2025.

(2) Interest on direct debt includes the income of the Sinking Fund for Government Borrowing. This income, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates and market behaviour.

(3) This interest corresponds to the interest on obligations relating to the retirement plans and other future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

D.46	Update on Québec’s Economic and Financial Situation

Comparison of the debt service of governments in Canada

In 2021-2022, Québec's debt service represented 6.2% of its revenue.

- Debt service is the government's fourth-largest expenditure category after health, education and higher education.

- Québec's debt service as a proportion of revenue is higher than in many other provinces. This is due to Québec's relatively larger debt.

Debt service of governments in Canada in 2021-2022
(percentage of revenue)

Sources: Public accounts.

Québec's Financial Situation	D.47

3. PUBLIC INFRASTRUCTURE INVESTMENTS

Québec's public infrastructure needs are significant, particularly with respect to the renovation of schools. To meet these needs, the government announced, in Budget 2022-2023, an increase of $7.5 billion over 10 years under the 2022-2032 Québec Infrastructure Plan (QIP).

- The 2022-2032 QIP was therefore increased to $142.5 billion, or over $14 billion per year on average.

The level of the 2023-2033 QIP, that is, for the period from 2023-2024 to 2032-2033, will be determined in Budget 2023-2024.

CHART D.2 Change in the Québec Infrastructure Plan
(billions of dollars)

Source: Secrétariat du Conseil du trésor.

Federal investments must be complementary to Québec's investments

The development and sustainability of public infrastructure hinges on long-term planning. In this context, the government has a 10-year plan, the Québec Infrastructure Plan (QIP), to respond to the needs and specificities of its population. To be fully effective, federal funding must be aligned with this logic and must complement Québec's investments as provided for in the QIP.

In order to meet Québec's significant public infrastructure needs, it is important that the federal government show flexibility in its investments. It is essential that Québec retain full control over planning and prioritizing infrastructure projects in its territory.

Québec is requesting its fair share of federal funds and that they be transferred as a block to respect its autonomy and jurisdiction. Québec could then distribute these funds according to its priorities.

Québec's Financial Situation	D.49

APPENDIX 1: PORTFOLIO EXPENDITURE FORECASTS FOR 2022-2023

Starting in 2022-2023, accountability for expenditures will no longer be carried out by mission but by portfolio.

The forecasts by portfolio correspond to government investments in various activity sectors. The expenditure level presented also provides an additional budget management tool that helps hold public decision-makers accountable for their entire departmental portfolio.

However, in order to ensure that the presentation of budget forecasts is consistent with that of the Québec government's public accounts, the following table presents portfolio expenditures after inter-portfolio eliminations have been allocated.

- Inter-portfolio eliminations result from the elimination of reciprocal transactions between entities in different portfolios.

Québec's Financial Situation	D.51

TABLE D.26

2022-2023 expenditures by departmental portfolio
(millions of dollars)

	Expenditures before distribution of inter-portfolio eliminations	Inter-portfolio eliminations	Expenditures after distribution of inter-portfolio eliminations	Restated(1) Budget 2022-2023
National Assembly	169	−7	162	160
Persons appointed by the National Assembly	238	−6	232	232
Affaires municipales et Habitation	4 568	−26	4 542	3 856
Agriculture, Pêcheries et Alimentation	1 398	−22	1 376	1 334
Conseil du trésor et Administration gouvernementale	2 797	−986	1 811	3 675
Conseil exécutif	934	−11	923	941
Culture et Communications	1 816	−27	1 789	1 744
Cybersécurité et Numérique	636	−423	213	202
Économie et Innovation	3 760	−212	3 548	3 385
Éducation	19 106	−644	18 462	18 417
Énergie et Ressources naturelles	897	−54	843	771
Enseignement supérieur	10 160	−161	9 999	9 965
Environnement et Lutte contre les changements climatiques	2 244	−295	1 949	1 613
Famille	7 989	−21	7 968	7 886
Finances	3 970	−290	3 680	4 099
Forêts, Faune et Parcs	1 174	−43	1 131	1 068
Immigration, Francisation et Intégration	662	−33	629	630
Justice	1 500	−55	1 445	1 441
Relations internationales et Francophonie	141	−10	131	127
Santé et Services sociaux	57 487	−1 400	56 087	54 314
Sécurité publique	2 388	−158	2 230	2 132
Tourisme	497	−8	489	478
Transports	6 926	−84	6 842	6 389
Travail, Emploi et Solidarité sociale	9 029	−229	8 800	5 285
Inter-portfolio eliminations	−5 204	5 204	-	-
TOTAL	135 282	-	135 282	130 144

Note: Totals may not add due to rounding.

(1) Expenditures after the distribution of inter-portfolio eliminations presented in the March 2022 budget were restated to reflect items that had not been considered, including the breakdown of expenditures incurred by bodies that support the mission of other portfolios.

D.52	Update on Québec’s Economic and Financial Situation

APPENDIX 2: SUPPLEMENTARY INFORMATION

The digital dissemination of content reflects the department's desire to improve messages addressed to the public by using electronic documents that can be viewed on a smartphone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Therefore, certain supplementary budgetary information is presented only on the department's website, including:

- Budget by the Numbers, which presents the main budgetary data in the form of tables and interactive charts;

- sensitivity analyses, the main risks to Québec's financial position and prudence factors;

- the government's net financial surpluses or requirements.

In addition, the document Processus et documentation budgétaires: une reddition de comptes sur les finances publiques de l'État (in French only) provides information on the budget planning process and financial framework development carried out by the Ministère des Finances and highlights budget documents in support of the government's budgetary cycle.13

This supplementary information is available on the Ministère des Finances website. To consult it, visit this page on the fall 2022 update documents:

www.finances.gouv.qc.ca/update

The document Processus et documentation budgétaires : une reddition de comptes sur les finances publiques de l'État can be found on the Budget 2022-2023 page:

www.finances.gouv.qc.ca/Budget_et_mise_a_jour/budget/2022-2023/

_____________________________

13 The data presented have not been updated to reflect the fall 2022 update.

Québec's Financial Situation	D.53

Section E

THE QUÉBEC GOVERNMENT'S DEBT

Summary	E.3

1. Québec's debt	E.5

1.1 Different concepts of debt	E.5

1.2 Gross debt	E.6

1.3 Net debt	E.13

1.4 Debt representing accumulated deficits	E.16

1.5 Generations Fund	E.18

1.6 Debt reduction targets	E.19

2. Financing	E.21

2.1 Financing program	E.21

2.2 Borrowings contracted in 2022-2023	E.23

2.3 Debt management strategy	E.26

2.4 Yield on Québec's debt securities	E.29

3. Credit ratings	E.31

3.1 Québec's credit ratings	E.31

3.2 Comparison of the credit ratings of Canadian provinces	E.32

E.1

SUMMARY

As at March 31, 2022, the gross debt stood at $211.0 billion, or 41.8% of GDP. This is lower than the pre-pandemic level of 43.5% of GDP as at March 31, 2020.

The Act to reduce the debt and establish the Generations Fund stipulates that for 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP.

- The gross debt burden is expected to decrease to 40.4% of GDP in 2022-2023 due to the growth of Québec's nominal GDP, below the 45% objective.

- As at March 31, 2023, the ratio of debt representing accumulated deficits to GDP will stand at 19.3%.

The government intends to propose changes to the Act to reduce the debt and establish the Generations Fund in the next budget in order to establish a new debt reduction target covering the next 10 or 15 years.

The government will set this target by taking into consideration the challenges facing Québec now and those it will face in the coming years. Examples include an aging population, GHG reduction and Québec's public infrastructure needs.

- Like Ontario and other provinces, Québec intends to focus its reporting on net debt, which is also a concept used by the OECD and IMF.

Reducing the debt burden remains a priority for the government. It promotes greater intergenerational fairness.

In addition, it contributes positively to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

To reduce the debt, the government will continue to deposit large amounts annually to the Generations Fund. Deposits in the Generations Fund help reduce the debt and, therefore, improve intergenerational fairness.

The government will decide in the next budget on the revenues it intends to dedicate annually to reducing the debt burden.1

_________________________________

1 The forecasts in this document that relate to the government's debt as well as to the revenues dedicated to the Generations Fund are based on the actual parameters of the Act to reduce the debt and establish the Generations Fund. For information purposes, deposits to the Generations Fund that would amount to $3 billion per year as of 2023-2024, instead of the deposits currently planned, would ultimately have an upward effect on the debt burden that is estimated at 1 percentage point of GDP as at March 31, 2027.

The Québec Government's Debt	E.3

1. QUÉBEC'S DEBT

1.1 Different concepts of debt

Several different concepts of debt are used to measure a government's indebtedness.

- Gross debt corresponds to the debt on financial markets, plus the commitments made with regard to the pension plans of government employees. The balance of the Generations Fund is subtracted from the gross debt.

- As at March 31, 2022, Québec's gross debt stood at $211.0 billion, or 41.8% of GDP.

- Net debt corresponds to the government's liabilities as a whole, minus its financial assets. Several other provinces use this concept to present the evolution of their debt.2

- As at March 31, 2022, Québec's net debt stood at $192.2 billion, or 38.1% of GDP.

- Debt representing accumulated deficits corresponds to the difference between the government's assets and liabilities. It is the debt that does not correspond to any assets. This is the concept that the federal government uses to present the evolution of its debt.

- As at March 31, 2022, the debt representing accumulated deficits in Québec stood at $105.2 billion, or 20.9% of GDP.

TABLE E.1

Québec government debt as at March 31 according to various concepts
(millions of dollars)

	2022	2023	2024

GROSS DEBT(1)	210 952	224 351	230 712

% of GDP	41.8	40.4	40.4

Less: Financial assets, net of other liabilities(2)	−18 744	−24 726	−26 968

NET DEBT	192 208	199 625	203 744

% of GDP	38.1	36.0	35.7

Less: Non-financial assets	−87 016	−92 461	−98 260

DEBT REPRESENTING ACCUMULATED DEFICITS	105 192	107 164	105 484

% of GDP	20.9	19.3	18.5

(1) The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

(2) Financial assets include, in particular, investments in government enterprises (e.g., Hydro-Québec) and accounts receivable, minus other liabilities (e.g., accounts payable).

_________________________________

2 The OECD and the IMF compare countries' debt using, in particular, their net debt.

The Québec Government's Debt	E.5

1.2 Gross debt

Gross debt corresponds to the amount of debt contracted on financial markets (consolidated direct debt) plus the net liability for the pension plans and other future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

The gross debt burden stood at 41.8% of GDP as at March 31, 2022, which is below the 45% objective set out in the Act to reduce the debt and establish the Generations Fund. The gross debt-to-GDP ratio is expected to decrease to 40.4% as at March 31, 2023.

Furthermore, as of 2025-2026, sums accumulated in the Retirement Plans Sinking Fund (RPSF) to cover the retirement benefits of government employees are projected to exceed the government's liability in that regard.

- Therefore, the government will be in a net asset position with regard to retirement plans and other employee future benefits.

- In the coming years, the government will be able to use the assets of the RPSF to pay the retirement benefits of its employees, which will reduce Québec's borrowing needs and its debt on financial markets.

TABLE E.2

Gross debt as at March 31
(millions of dollars)

	2022	2023	2024	2025	2026	2027

Consolidated direct debt	217 324	236 711	250 067	262 146	275 198	287 495

Plus: Retirement plans and other employee future benefits(1)	9 457	6 722	3 674	333	−1 965	−3 428

Less: Generations Fund	−15 829	−19 082	−23 029	−27 593	−32 436	−37 653

GROSS DEBT	210 952	224 351	230 712	234 886	240 797	246 414

% of GDP	41.8	40.4	40.4	39.6	39.2	38.8

(1) A positive entry represents a net liability while a negative entry represents a net asset.

E.6	Update on Québec’s Economic and Financial Situation

The Retirement Plans Sinking Fund

The government contributes to its employees' pension plans, which are mainly cost-shared plans (50-50). Each year, for active employees, the government charges itself an expense (included in the budgetary balance) and a liability (included in the gross debt). For these employees, no money is disbursed, as disbursements are not made until after the employee retires.

These disbursements, which are for retired employees, currently result in a funding requirement, which is reflected in an increase in the financial markets debt, and an equivalent decrease in the liability for retirement plans (no impact on the gross debt). The government is in effect paying an account payable to its retired employees.

In 1993, the government established the Retirement Plans Sinking Fund (RPSF) and has been accumulating sums in this fund since then to provide for retirement benefits. As at March 31, 2022, the RPSF was equal to 87% of the actuarial obligations of the retirement plans.

The eventual use of the RPSF to pay retirement benefits will reduce the government's borrowing needs and Québec's debt on financial markets. However, it will have no effect on the gross debt.

Illustration of the impact on the government's gross debt of a $1-billion withdrawal from the RPSF to pay for retirement benefits (millions of dollars)
	Gross debt as at March 31, 2022	Gross debt as at March 31, 2022, if a $1-billion withdrawal from the RPSF had been made	Difference
(A) Consolidated direct debt	217 324	216 324	−1 000
Liability for retirement plans	116 569	116 569	-
Less: RPSF and other funds	−106 963	−105 963	1 000
(B) Net liability for retirement plans	9 606	10 606	1 000
(C) Net asset for other employee future benefits	−149	−149	-
(D) Generations Fund	−15 829	−15 829	-
(E) Gross debt (E = A + B + C + D)	210 952	210 952	-

The Québec Government's Debt	E.7

❏ A reduction in the debt burden in 2021-2022 and 2022-2023

During the five years leading up to the pandemic, strong economic performance, fiscal consolidation and deposits in the Generations Fund contributed to a gradual reduction of the debt as a proportion of GDP.

Despite the substantial increase in debt in 2020-2021 due to the pandemic, the gross debt-to-GDP ratio is again decreasing and has been decreasing since 2021-2022.

- As at March 31, 2022, the gross debt burden stood at 41.8% of GDP, which is below the pre-pandemic level of 43.5% of GDP as at March 31, 2020.

- The gross debt burden will decrease to 40.4% of GDP as at March 31, 2023.

CHART E.1 Change in gross debt as at March 31
(percentage of GDP)

E.8	Update on Québec’s Economic and Financial Situation

The proportion of revenue dedicated to debt service is increasing, but remains at historically low levels

Debt service as a proportion of revenue is expected to rise in future years as interest rates increase. It is projected to be 6.9% in 2026-2027, compared to 6.2% in 2021-2022 and over 10% during the early 2010s.

Debt service
(percentage of revenue)

Sensitivity of debt service to a rise in interest rates

The high level of debt requires prudence and sound management of public finances, because a greater-than-anticipated rise in long-term interest rates would have a substantial impact on the financial framework.

A greater-than-anticipated rise in interest rates of 1 percentage point over a full year would increase interest expenditure by $597 million in the first year and nearly $2.1 billion in the fifth year.

The impact is increasing, as only a portion of the debt is refinanced each year. The average maturity of the debt is 11 years.

Such a rise in interest rates starting in 2023-2024 would put the proportion of revenue dedicated to debt service at 8.0% in 2026-2027, as against the currently anticipated ratio of 6.9%.

Impact on interest expenditure of a 100-basis-point rise in interest rates (millions of dollars)
	1st year	2nd year	3rd year	4th year	5th year
Impact	597	1 032	1 417	1 735	2 050

The Québec Government's Debt	E.9

TABLE E.3

Factors responsible for the change in the Québec government's gross debt
(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Investment, loans and advances	Net capital investments(1)	Other factors(2)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2017-2018	203 490	−721	431	2 173	−2 009	−2 293	−2 419	201 071	48.0
2018-2019	201 071	−4 413	−250	3 002	3 165	−3 477	−1 973	199 098	45.3
2019-2020	199 098	523	402	3 737	−1 224	−2 606	832	199 930	43.5
2020-2021	199 930	7 539	6 352	4 351	−3 631	−3 313	11 298	211 228	46.8
2021-2022	211 228	772	4 135	5 080	−6 646	−3 617	−276	210 952	41.8
2022-2023	210 952	5 225	495	5 445	5 487	−3 253	13 399	224 351	40.4
2023-2024	224 351	2 267	1 261	5 799	981	−3 947	6 361	230 712	40.4
2024-2025	230 712	2 665	2 367	5 914	−2 208	−4 564	4 174	234 886	39.6
2025-2026	234 886	3 088	1 622	5 835	209	−4 843	5 911	240 797	39.2
2026-2027	240 797	2 921	1 134	5 490	1 289	−5 217	5 617	246 414	38.8

(1) Investments made under public-private partnership agreements are included in net capital investments.

(2) Other factors include, in particular, the change in other accounts, such as accounts receivable and accounts payable. The decrease in debt for other factors in 2021-2022 and an increase in 2022-2023 are due in part to the one-time cost of living amount of $500 per adult announced in the March 2022 budget. This resulted in an expenditure in 2021-2022, but an outflow in early 2022-2023.

E.10	Update on Québec’s Economic and Financial Situation

Net capital investments

Net capital investments consist of the government's gross investments minus depreciation expenses.

Even though gross investments have an impact on the gross debt, net capital investments are presented in the factors responsible for the change in the gross debt due to the fact that depreciation expenses are included in the budgetary balance.

From 2022-2023 to 2026-2027, net capital investments will increase the gross debt by $5.7 billion per year on average.

Net capital investments (millions of dollars)
	2022-2023	2023-2024	2024-2025	2025-2026	2026-2027
Gross investments(1)	10 491	10 753	11 087	11 210	11 118
Less: Depreciation	−5 046	−4 954	−5 173	−5 375	−5 628
Net capital investments	5 445	5 799	5 914	5 835	5 490

(1) These investments exclude the Québec government's contribution to the projects of partners (e.g., municipalities), whereas this contribution is included in the annual investments of the Québec Infrastructure Plan and portfolio expenditures.

Investments, loans and advances

Investments, loans and advances refer to investments made by the government in enterprises, mainly government enterprises.

A government enterprise may also be allowed to keep part of its net earnings.

- For example, every year, Hydro-Québec pays the government a dividend corresponding to 75% of its net earnings. It uses the portion of net earnings not paid to the government, that is, 25%, to finance its investments, in hydroelectric dams among other things.

- For the government, this constitutes an investment that creates a financial requirement and thus an increase in the gross debt.

Note that investments, loans and advances may vary from one year to another, particularly because of temporary investments made and redeemed.

The Québec Government's Debt	E.11

Net liability for retirement plans

The net liability for retirement plans and other employee future benefits corresponds to the government's net commitments toward its public and parapublic sector employees.

The net liability for retirement plans and other employee future benefits, which is included in the gross debt, is calculated by subtracting from the liability the balance of the sums accumulated to pay for these benefits. The sums in question are the balances of the Retirement Plans Sinking Fund (RPSF) and other funds.

As at March 31, 2022, the net liability for retirement plans and other employee future benefits stood at $9.5 billion.

Net liability for retirement plans and other employee future benefits as at March 31, 2022 (millions of dollars)
Retirement plans
Retirement plans liability(1)	116 569
Less: Retirement Plans Sinking Fund (RPSF) and other funds(2)	−106 963
Net liability for retirement plans	9 606
Other employee future benefits
Other employee future benefits liability	1 416
Less: Funds dedicated to other employee future benefits	−1 565
Net asset for other employee future benefits	−149
NET LIABILITY FOR RETIREMENT PLANS AND OTHER EMPLOYEE FUTURE BENEFITS	9 457

(1) Mainly the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

(2) The value of the RPSF stands at $100.4 billion. The other funds mainly include the Pension Plan of the Université du Québec. For the RPSF, this is the book value. For information purposes, as at June 30 of this year, the market value of the RPSF was $104.9 billion.

E.12	Update on Québec’s Economic and Financial Situation

1.3 Net debt

The net debt corresponds to the government's liabilities less its financial assets. Several other provinces use this concept to present the change in their debt. As at March 31, 2022, Québec's net debt stood at $192.2 billion, or 38.1% of GDP. A decrease to 36.0% is expected in 2022-2023.

TABLE E.4

Factors responsible for the change in the net debt
(millions of dollars)

	Debt, beginning of year	Budgetary deficit (surplus)	Net capital investments	Other(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2021-2022	190 245	772	5 080	−272	−3 617	1 963	192 208	38.1
2022-2023	192 208	5 225	5 445		−3 253	7 417	199 625	36.0
2023-2024	199 625	2 267	5 799		−3 947	4 119	203 744	35.7
2024-2025	203 744	2 665	5 914		−4 564	4 015	207 759	35.0
2025-2026	207 759	3 088	5 835		−4 843	4 080	211 839	34.4
2026-2027	211 839	2 921	5 490		−5 217	3 194	215 033	33.9

(1) The change in the net debt is mainly due to the other comprehensive income of government enterprises, particularly unrealized gains and losses on future benefits of Hydro-Québec employees. These elements are excluded from the government's annual results and are recorded directly in the accumulated deficit. In 2021-2022, the variation in interest rates led to actuarial gains on employee future benefits and consequently to a reduction in the net debt. This factor also includes the change in inventory.

The Québec Government's Debt	E.13

The potential impact on net debt of a more pronounced economic slowdown than expected

While a significant moderation in economic activity is expected, there is considerable uncertainty in the forecast. In this context, an alternative scenario involving a recession in 2023 has been developed to assess the potential impact of a larger-than-expected moderation in real GDP on the government's financial framework and debt.

Under this alternative scenario, economic activity in Québec would decline by 1.0% in 2023 before increasing by 1.2% in 2024. This is a difference of 1.7 percentage points in 2023 and 0.4 percentage points in 2024 compared to the baseline scenario.

This negative shock would be followed by a rebound in 2025 and 2026 such that economic activity would return to a level equivalent to the baseline scenario by the end of 2026.

The lower level of output in 2023 and higher budgetary deficits would have an upward effect on the net debt-to-GDP ratio starting in 2023-2024.

- In 2024-2025, this ratio would be 1.4 percentage points higher, bringing it to 36.4%.

- The ratio would gradually decline to 34.8% in 2026-2027, 0.9 percentage points higher than in the baseline scenario.

Net debt as at March 31 - Baseline and alternative recession scenarios - December 2022
(percentage of GDP)

E.14	Update on Québec’s Economic and Financial Situation

❏ Comparison of the net debt of governments in Canada

As at March 31, 2022, Québec's net debt burden stood at 38.1% of GDP, compared with the provincial average of 31.3%.

CHART E.2 Net debt of governments in Canada as at March 31, 2022
(percentage of GDP)

(1) Average obtained by dividing the sum of provincial debts by the sum of provincial GDPs. Sources: Public accounts and Statistics Canada.

The Québec Government's Debt	E.15

1.4 Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits figuring in the government's financial statements. It is the debt that does not correspond to any assets. The federal government uses this concept to present the change in its debt.

As at March 31, 2022, the debt representing Québec's accumulated deficits stood at $105.2 billion, or 20.9% of GDP.

The burden of the debt representing accumulated deficits is expected to decrease to 19.3% of GDP as at March 31, 2023.

TABLE E.5

Factors responsible for the change in the debt representing

accumulated deficits

(millions of dollars)
	Debt, beginning of year	Budgetary deficit (surplus)	Accounting adjustments(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2021-2022	108 728	772	−691	−3 617	−3 536	105 192	20.9
2022-2023	105 192	5 225		−3 253	1 972	107 164	19.3
2023-2024	107 164	2 267		−3 947	−1 680	105 484	18.5
2024-2025	105 484	2 665		−4 564	−1 899	103 585	17.5
2025-2026	103 585	3 088		−4 843	−1 755	101 830	16.6
2026-2027	101 830	2 921		−5 217	−2 296	99 534	15.7

(1) The change in the debt representing accumulated deficits is due to the other comprehensive income of government enterprises, particularly unrealized gains and losses on future benefits of Hydro-Québec employees. These elements are excluded from the government's annual results and are recorded directly in the accumulated deficit. In 2021-2022, the variation in interest rates led to actuarial gains on employee future benefits and consequently to a reduction in the debt representing accumulated deficits.

E.16	Update on Québec’s Economic and Financial Situation

Québec's public sector debt

The public sector debt includes the government's gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents, and other government enterprises. This debt has served, in particular, to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2022, Québec's public sector debt stood at $289.8 billion, or 57.5% of GDP. These figures must, however, be seen in perspective, for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

Public sector debt as at March 31 (millions of dollars)
	2018	2019	2020	2021	2022
Government's gross debt	201 071	199 098	199 930	211 228	210 952
Hydro-Québec	43 160	43 054	43 839	44 955	46 225
Municipalities	27 490	28 103	29 424	30 020	31 263
Universities other than the Université du Québec and its constituents	1 321	1 458	1 639	1 452	1 379
Other government enterprises(1)	218	210	-	-	-
PUBLIC SECTOR DEBT	273 260	271 923	274 832	287 655	289 819
% of GDP	65.3	61.8	59.8	63.8	57.5
(1) The amounts correspond to the debt of the Financing Fund to finance government enterprises and entities not included in the reporting entity. As of 2020, this debt is included in the gross debt.

The Québec Government's Debt	E.17

1.5 Generations Fund

❏ Deposits in the Generations Fund

Deposits in the Generations Fund help reduce the debt3  and, therefore, improve intergenerational fairness.

- In 2022-2023, revenue totalling $3.3 billion will be dedicated to the Generations Fund.

- As at March 31, 2023, the balance of the Generations Fund will stand at $19.1 billion. Pursuant to the Act to reduce the debt and establish the Generations Fund, this amount can only be used to repay debt on the financial markets.

From 2012-2013 to 2021-2022, the revenues dedicated to the Generations Fund averaged $2.2 billion per year. They are established under the Act to reduce the debt and establish the Generations Fund. In fact, the Act provides for the sources of revenue that are dedicated to the reduction of the debt.

TABLE E.6

Generations Fund
(millions of dollars)

	2021-2022	2022-2023	2023-2024	2024-2025	2025-2026	2026-2027
Book value, beginning of year(1)	12 212	15 829	19 082	23 029	27 593	32 436
Dedicated revenues
Water-power royalties
Hydro-Québec	765	777	811	843	877	927
Private producers	102	110	109	111	113	116
Subtotal	867	887	920	954	990	1 043
Indexation of the price of heritage electricity	488	550	780	1 150	1 310	1 440
Additional contribution from Hydro-Québec	215	215	215	215	215	215
Mining revenues	1 032	545	447	397	411	380
Specific tax on alcoholic beverages	500	500	500	500	500	500
Unclaimed property	31	55	171	249	111	109
Investment income(2)	484	501	914	1 099	1 306	1 530
Total dedicated revenues	3 617	3 253	3 947	4 564	4 843	5 217
BOOK VALUE, END OF YEAR	15 829	19 082	23 029	27 593	32 436	37 653

(1) For information purposes, as at June 30, 2022, the fair value of the Generations Fund was $16.8 billion, $0.1 billion more than its book value.

(2) The investment income of the Generations Fund corresponds to realized investment income (interest income, dividends, gains on the disposal of assets, etc.). Therefore, the forecast may be adjusted upward or downward according to when the gains or losses are actually realized. An annual return of 4.6% is expected, a rate based on six historic years.

_________________________________

3 For example, the book value of the Generations Fund is applied to reduce the debt on financial markets.

E.18	Update on Québec’s Economic and Financial Situation

1.6 Debt reduction targets

The Act to reduce the debt and establish the Generations Fund was adopted in 2006. By reducing the debt burden, it aims to ensure a prosperous tomorrow for future generations.

Since 2010, the Act stipulates that for fiscal 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP. These new targets were set following the 2008 financial crisis and changes to government accounting, which made it impossible to reach the targets established in 2006.

As at March 31, 2023, the gross debt-to-GDP ratio will stand at 40.4%, which is below the 45% target. The accumulated deficit debt-to-GDP ratio will stand at 19.3%.

❏ Setting a new objective

The government intends to propose changes to the Act to reduce the debt and establish the Generations Fund in Budget 2023-2024. A new debt reduction objective covering the next 10 or 15 years will then be set.

The target will need to consider the challenges facing Québec now and those it will face in the coming years. Among these are an aging population, GHG reduction and Québec's public infrastructure needs.

When the Generations Fund was created in 2006, the government set itself the objective of catching up with the Canadian average. As at March 31, 2022, Québec's net debt burden stood at 38.1% of GDP, compared with the provincial average of 31.3%.

Like Ontario and other provinces, Québec intends to focus its reporting on net debt, which is also a concept used by the OECD and IMF. The net debt:

- takes into account the government borrowings arising from substantial capital investments;

- subtracts financial assets that will ultimately be used to reduce the debt on financial markets;

- is readily comparable from one province to another.

To reduce the debt, the government will continue to deposit significant amounts annually to the Generations Fund. Deposits to the Generations Fund help reduce the debt and, therefore, to improve intergenerational fairness.

The government will decide in the next budget on the revenues it intends to dedicate annually to reducing the debt burden.4

_________________________________

4 For information purposes, deposits to the Generations Fund that would amount to $3 billion per year as of 2023-2024, instead of the deposits currently planned, would ultimately have an upward effect on the debt burden estimated at 1 percentage point of GDP as at March 31, 2027.

The Québec Government's Debt	E.19

❏ The benefits of reducing the debt burden

Reducing the debt burden contributes to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

In addition to supporting collective prosperity, reducing the debt burden will allow Québec to:

- contribute to intergenerational fairness;

- ensure stable funding for the government's main missions, including health and education;

- cope with the costs associated with an aging population;

- implement measures to fight climate change;

- fund substantial investments in public infrastructure;

- ease the tax burden on Quebecers;

- counter a new recession;

- increase its financial autonomy within the federation.

The importance of setting a long-term objective

Setting a long-term debt reduction objective is an excellent way to ensure sound management of public finances. Year after year, it makes the government accountable for reaching its objectives toward parliamentarians and citizens and results in more transparent, efficient government action.

This long-term orientation reduces uncertainty and contributes to economic growth. Citizens and businesses can better anticipate the government's budgetary and fiscal policies, allowing them to make better decisions.

- For example, thanks to debt reduction objectives, the government can plan its annual public infrastructure investments over a long period, that is, 10 years.

It also makes it possible to work toward achieving a common objective, which, in this case, is to not leave future generations with the heavy burden of repaying the debt, which promotes greater intergenerational fairness, among other things.

Lastly, this orientation sends a positive signal to investors and credit rating agencies.

E.20	Update on Québec’s Economic and Financial Situation

2. FINANCING

2.1 Financing program

The financing program corresponds to long-term borrowings contracted, in particular, to repay maturing borrowings and to fund the government's capital investments and the budgetary deficit.

For 2022-2023, the program stands at $25.9 billion, which is $1.7 billion less than projected in the March 2022 budget.

The decrease is mainly due to a reduction in net financial requirements and higher-than-expected use of pre-financing. These items are partially offset by increases in the repayment of borrowings and the balance of transactions under the credit policy.

As at November 17, 2022, borrowings contracted in 2022-2023 amount to $14.8 billion, or 57% of the scheduled program.

TABLE E.7

Government's financing program in 2022-2023
(millions of dollars)

	March 2022	Adjustments	December 2022
Net financial requirements	19 096	−2 520	16 576
Repayments of borrowings	14 444	294	14 738
Use of the Generations Fund to repay borrowings	-	-	-
Withdrawal from the Accumulated Sick Leave Fund	-	-	-
Use of pre-financing	−5 925	−1 222	−7 147
Change in cash position	-	-	-
Transactions under the credit policy(1)	-	1 712	1 712
Pre-financing	-	-	-
TOTAL	27 615	−1 736	25 879

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1) Under the credit policy, which is designed to limit financial risk with respect to counterparties, the government disburses or receives sums following, in particular, movements in exchange rates. These sums have no effect on the debt.

The Québec Government's Debt	E.21

The financing program will amount to $27.6 billion in 2023-2024.

For the three subsequent years, from 2024-2025 to 2026-2027, it will average $30.6 billion per year.

TABLE E.8

Government's financing program from 2023-2024 to 2026-2027
(millions of dollars)

	2023-2024	2024-2025	2025-2026	2026-2027
Net financial requirements	11 538	12 617	15 021	15 237
Repayments of borrowings	16 084	19 391	17 456	12 066
Use of pre-financing	-	-	-	-
Use of the Generations Fund to repay borrowings	-	-	-	-
TOTAL	27 622	32 008	32 477	27 303

Note: A negative entry indicates a source of financing and a positive entry, a financing requirement.

E.22	Update on Québec’s Economic and Financial Situation

2.2 Borrowings contracted in 2022-2023

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

Thus far in 2022-2023, the government has contracted 8% of its borrowings on foreign markets, compared to an average of 27% over the last 10 years. Québec plans to continue to take advantage of opportunities to issue on foreign markets. However, the government keeps no exposure of its debt to foreign currencies in order to neutralize the impact of variations in exchange rates on debt service.

In 2022-2023, conventional bonds in Canadian dollars are the main debt instrument used.

To date, the average cost of transactions in 2022-2023 is 3.80% with an average maturity of borrowings of 18 years, while the cost of the entire debt was 3.06% with an average remaining maturity of 11 years as at March 31, 2022.

TABLE E.9

Summary of long-term borrowings contracted in 2022-2023
Currencies	$million	%
CANADIAN DOLLAR
Conventional bonds	10 894	73.7
Green bonds	1 799	12.2
Savings products issued by Épargne Placements Québec	645	4.4
Immigrant investors(1)	185	1.3
Subtotal	13 523	91.6
OTHER CURRENCIES
Pound sterling	1 189	8.0
Australian dollar	56	0.4
Subtotal	1 245	8.4
TOTAL	14 768	100.0

Note: Borrowings contracted as at November 17, 2022.

(1) These borrowings are from sums advanced by immigrant investors. These sums are lent to the government through Investissement Québec.

The Québec Government's Debt	E.23

Green Bond program

In 2017, the government introduced a Green Bond program to fund projects providing tangible benefits with regard to protecting the environment, reducing greenhouse gas (GHG) emissions or adapting to climate change. Through this program, the government is contributing to, among other things, the development of a socially responsible investment market.

The program draws on the Green Bond Principles, a set of guidelines created to bring more transparency to the issuance, disclosure and reporting process.

The Québec Green Bond program's framework, which was updated in July 2022, received the highest rating possible from CICERO (Center for International Climate Research).

Eight issues totalling $5.1 billion have been made since the program was launched, including two issues totalling $1.8 billion in May and November 2022. Given the demand for Québec's Green Bonds and the government's commitment to the environment, Québec has pledged to be a regular issuer of Green Bonds.

For more information, visit http://www.finances.gouv.qc.ca/department/environment_green_economy/green_bonds/index.asp.

E.24	Update on Québec’s Economic and Financial Situation

Funding of public bodies

The main mission of the Financing Fund and Financement-Québec is to offer Québec's public sector bodies financing at the lowest possible cost.

The clientele of the Financing Fund consists of public bodies included in the government reporting entity, whereas the clientele of Financement-Québec consists of public bodies not included in the government reporting entity. In fiscal 2022-2023, the Financing Fund's long-term loan program amounts to $11.1 billion, and that of Financement-Québec, to nearly $1.7 billion.

Financing Fund's long-term loan program in 2022-2023	Financement-Québec's long-term loan program in 2022-2023

(1) Montreal Museum of Fine Arts. (2) Municipal transit authorities.

As a result of the change in the application of the accounting standard respecting transfer payments, the government has decided to modify the terms and conditions for the payment of grants related to infrastructure projects. Grants related to subsidized investments will now be paid in cash as repayment of temporary loans contracted with the Financing Fund or Financement-Québec rather than as repayment of debt service on long-term loans.

This change in payment terms will be implemented gradually. Starting in 2022-2023, the Ministère de la Santé et des Services sociaux and the Ministère du Tourisme will begin making cash payments. As such, no new long-term loans are planned in connection with these grants.

Long-term financing from the Financing Fund and Financement-Québec will remain for non-subsidized investments.

Essentially, the government continues to finance its infrastructure through long-term borrowing on the financial markets regardless of whether it chooses to finance the grant recipient entity on a long-term basis or to pay cash for its grant.

The Québec Government's Debt	E.25

2.3 Debt management strategy

The government's debt management strategy is aimed at minimizing the cost of debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements (swaps), to achieve desired debt proportions by currency and interest rate.

❏ Structure of gross debt by currency

As at March 31, 2022, before taking swaps into account, 76% of the gross debt was in Canadian dollars, 11% in euros, 10% in U.S. dollars, 1% in pounds sterling, 1% in Australian dollars, 1% in Swiss francs and less than 1% in other foreign currencies (yen, New Zealand dollars and Swedish krona).

After taking swaps into account, the entire gross debt is denominated in Canadian dollars.

Since 2012-2013, the government has maintained no exposure of its debt to foreign currencies.

Swaps allow for neutralization of the impact of variations in exchange rates on debt service.

TABLE E.10

Structure of gross debt by currency as at March 31, 2022
(per cent)

	Before swaps	After swaps
Canadian dollar	76	100
Euro	11	0
U.S. dollar	10	0
Pound sterling	1	0
Australian dollar	1	0
Swiss franc	1	0
Other (yen, New Zealand dollar and Swedish krona)	0(1)	0
TOTAL	100	100

Note: Gross debt including pre-financing.

(1) The proportion of debt attributable to other currencies before swaps is less than 1%.

E.26	Update on Québec’s Economic and Financial Situation

❏ Structure of gross debt by interest rate

The government keeps part of its debt at fixed interest rates and part at floating interest rates.

As at March 31, 2022, after taking swaps into account, the proportion of gross debt at fixed interest rates5 was 88.0%, and the proportion at floating interest rates was 12.0%.

Moreover, as at March 31, 2022, the share of gross debt subject to an interest rate change in 2022-2023 stood at 17.9%. This share includes debt at floating interest rates (12.0%) as well as debt at fixed rates to be refinanced in 2022-2023 (5.9%).

CHART E.3 Structure of gross debt by interest rate as at March 31, 2022

Note: Gross debt including pre-financing.

_________________________________

5 This proportion includes debt at fixed interest rates maturing in more than one year (82.1%) as well as debt at fixed interest rates to be refinanced in 2022-2023 (5.9%).

The Québec Government's Debt	E.27

❏ Debt maturity

Maturities of new borrowings are distributed over time in order to obtain a stable refinancing profile and ensure the government's regular presence on capital markets. To date, approximately 86% of the borrowings contracted in 2022-2023 had a maturity of 10 years or more, which is 13 percentage points higher than the 10-year average of 73%. The average maturity of borrowings is 18 years in 2022-2023.

CHART E.4 Maturity of transactions carried out in 2022-2023

The diversification of borrowings by term is reflected on the maturity of the debt as shown in the following chart. As at March 31, 2022, the average maturity of the debt was 11 years.

CHART E.5 Maturity of long-term debt as at March 31, 2022
(millions of dollars)

Note: Long-term debt of the Québec government and Financement-Québec.

E.28	Update on Québec’s Economic and Financial Situation

2.4 Yield on Québec's debt securities

The recent interest rate hike brings the yield of Treasury bills to 4.1%. The yield on 10-year Québec government securities also stands at 4.1% after reaching a low of 1.2% in July 2020.

CHART E.6 Yield on the Québec government's securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

Since June 2017, a spread in favour of Québec has been observed between the yield on 10-year securities of Québec and those of Ontario. This spread now stands at about 2 basis points.

CHART E.7 Yield spread on long-term (10-year) securities
(percentage points)

Source: PC-Bond.

The Québec Government's Debt	E.29

3. CREDIT RATINGS

3.1 Québec's credit ratings

A credit rating measures the ability of a borrower, such as the Québec government, to pay interest on its debt and repay the principal at maturity.

A high credit rating means access to a broader pool of investors and advantageous borrowing costs.

Québec's credit rating is evaluated by six credit rating agencies.

On July 15, 2022, Japan Credit Rating Agency (JCR) raised Québec's credit rating from AA+ to AAA, the highest possible rating. This is the highest rating that the agency has ever given Québec. According to the Japanese agency, the strength of Québec's economy has allowed for a strong recovery and a lowering of the debt burden from the pre-pandemic level.

The five other agencies that rate Québec have confirmed its credit rating, with a stable outlook.

Overall, the credit rating agencies emphasized that Québec had a strong and diversified economy, and that the government's commitment to returning to a balanced budget demonstrated sound management of public finances. The agencies also noted that the government's commitment to reducing the debt burden was a positive element.

TABLE E.11

Québec's credit ratings

Credit rating agency	Credit rating	Outlook
Standard & Poor's (S&P)	AA−	Stable
Moody's	Aa2	Stable
Fitch Ratings	AA−	Stable
DBRS Morningstar	AA (low)	Stable
Japan Credit Rating Agency (JCR)(1)	AAA	Stable
China Chengxin International (CCXI)(2)	AAA	Stable

Note: Québec's credit ratings as at November 17, 2022.

(1) On July 15, 2022, JCR increased Québec's credit rating by one level, from AA+ to AAA.

(2) Credit rating for bond issues on the Chinese market.

The Québec Government's Debt	E.31

3.2 Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces by Standard & Poor's and Moody's.

CHART E.8 Credit ratings of Canadian provinces − Standard & Poor's

Note: Credit ratings as at November 17, 2022.

CHART E.9 Credit ratings of Canadian provinces - Moody's

Note: Credit ratings as at November 17, 2022. (1) These provinces have a positive outlook.

E.32	Update on Québec’s Economic and Financial Situation